                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549
                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     Information Required In Proxy Statement
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by Party other than the Registrant [ ]

Check the appropriate box:


[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                        CALIFORNIA CULINARY ACADEMY, INC.
                        -----------------------------------
                (Name of Registrant as Specified in its Charter)
            --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):



[ ]      No fee required.
[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]      $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


       1)     Title of each class of securities to which transaction applies:
              California Culinary Academy, Inc. Common Stock
       2)     Aggregate number of securities to which transaction applies:
              3,815,431
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              5.25
       4) Proposed maximum aggregate value of transaction: $20,031,013 5) Total fee paid: $4,006.20
[X]    Fee paid previously with preliminary materials.
[ ]    Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:_________________________________________
       2)     Form, Schedule or Registration Statement No.:___________________
       3)     Filing Party:___________________________________________________
       4)     Date Filed:_____________________________________________________

                        CALIFORNIA CULINARY ACADEMY, INC.
                                 625 Polk Street
                         San Francisco, California 94102

                                                               January 10, 2000

Dear Shareholder:

         On behalf of California Culinary Academy, Inc. (the "Academy"), I cordially invite you to attend the reconvened Annual Meeting of Shareholders, originally held on June 28, 1999, adjourned to August 11, 1999 and subsequently adjourned, which will begin at 3:00 p.m. local time, on February 21, 2000, at the offices of the Academy, 625 Polk Street, San Francisco, California. Shareholders will also be asked to consider and vote upon a proposal to approve the principal terms of a merger of the Academy with an indirect, wholly owned subsidiary of Career Education Corporation, pursuant to which, among other things, each outstanding share of the Academy's common stock will be converted into the right to receive $5.25 in cash, all pursuant to an Agreement and Plan of Merger among Career Education Corporation, CCA Acquisition, LLC, and the Academy, dated as of December 6, 1999. At the meeting, shareholders will also be asked to vote on the election of nine directors.

         These are very important matters that may have a significant impact on the future of the Academy. The accompanying Notice and Annual Report and Proxy Statement describe these proposals. We urge you to read this information carefully and vote your shares promptly. The directors and officers of the Academy hope that as many shareholders as possible will be present at the meeting. BECAUSE THE VOTE OF EACH SHAREHOLDER IS IMPORTANT, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU NOW PLAN TO ATTEND THIS MEETING. This will not limit your right to attend the meeting or to change your vote at the meeting.

         We appreciate your cooperation and interest in the Academy. To assist us in preparation for the meeting, please return your proxy card at your earliest convenience.

                               Sincerely yours,


                               /s/ Keith H. Keogh

                               Keith H. Keogh
                               President and Chief Executive Officer

                        CALIFORNIA CULINARY ACADEMY, INC.


                           -----------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 21, 2000

                          ------------------------------

                                                                January 10, 2000


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the reconvened Annual Meeting of Shareholders of California Culinary Academy, Inc. (the "Academy"), originally held on June 28, 1999, adjourned to August 11, 1999 and subsequently adjourned, will be held at the Academy's principal offices at 625 Polk Street, San Francisco, California, on February 21, 2000 at 3:00 P.M., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve the principal terms of a merger of the Academy with an indirect, wholly owned subsidiary of Career Education Corporation, pursuant to which, among other things, each outstanding share of the Academy's common stock will be converted into the right to receive $5.25 in cash, all pursuant to an Agreement and Plan of Merger among Career Education Corporation, CCA Acquisition, LLC, and the Academy, dated as of December 6, 1999.

         2. To elect nine directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The board of directors currently intends to nominate the following persons for election:
David J. Berger, Ralph Brennan, James D. Cockman, Bert P. Cutino, William DeMar, Keith H. Keogh, Paul H. Prudhomme, Leenie Rubin and David Warnock.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         THE ACADEMY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF THE ACADEMY AND RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE PRINCIPAL TERMS OF THE MERGER.

         All of the above matters are more fully described in the accompanying Annual Report and Proxy Statement, and we urge you to read it carefully. Only shareholders of record at the close of business on January 7, 2000, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Approval of the principal terms of the merger will require the affirmative vote of the holders of Academy stock representing a majority of the outstanding shares of Academy common stock entitled to vote. The holders of approximately 41% of the outstanding common stock have already agreed to vote in favor of the merger. A plurality of the votes cast is required for the election of the nine nominees for director.

         The Academy's shareholders may demand dissenters' rights in connection with the merger, but only if the Academy receives demands with respect to 5 percent or more of the shares of outstanding common stock. In that event, any shares of Academy common stock as to which dissenters' rights are properly exercised may be converted into the right to cause the Academy to purchase such shares in cash for their fair market value, as may be determined pursuant to the laws of the State of California. In order for such shares to have dissenters' rights, a shareholder must follow certain procedures, including, but not limited to, (i) making a written demand BEFORE THE ANNUAL MEETING that the Academy purchase his or her shares, (ii) voting his or her shares against the proposed merger, and (iii) submitting his or her shares for endorsement within thirty days of receiving notice of the approval of the principal terms of the merger. Failure to execute a proxy with respect to approval of the principal terms of the merger will not be sufficient to constitute the demand described above. Please see "Dissenters' Rights" in the enclosed Annual Report and Proxy Statement and Chapter 13 of the California General Corporation Law attached as Annex D thereto, the contents of which are incorporated herein by reference.

         All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

                                Sincerely yours,


                                /s/ Keith H. Keogh

                                Keith H. Keogh
                                President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                        ANNUAL REPORT AND PROXY STATEMENT


                             -----------------------

                  RECONVENED ANNUAL MEETING OF SHAREHOLDERS OF
                        CALIFORNIA CULINARY ACADEMY, INC.

                         TO BE HELD ON FEBRUARY 21, 2000

                             -----------------------

         This Annual Report and Proxy Statement is solicited by and on behalf of the Academy for use at the reconvened Annual Meeting of Shareholders (the "Annual Meeting") to be held on February 21, 2000 at 3:00 P.M., California time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Academy, located at 625 Polk Street, San Francisco, California. All expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Academy. Certain officers, directors and regular employees of the Academy, who will receive no additional compensation for their services, may solicit proxies by telephone, telegram or personal call, in addition to this solicitation by mail.

         This Annual Report and Proxy Statement relates to the proposed Agreement and Plan of Merger, dated as of December 6, 1999, among the Academy, Career Education Corporation, and CCA Acquisition, LLC, and the transactions contemplated thereby, and the election of nine directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

         Pursuant to the merger, each share of the Academy's common stock issued and outstanding immediately prior to the effective time of the merger would be converted into the right to receive $5.25 in cash without interest. Approval of the principal terms of the merger requires the affirmative vote of the majority of the outstanding shares of the Academy's common stock held by shareholders entitled to vote on January 7, 2000 (the "Record Date"). Pursuant to and subject to the terms of an option agreement, dated as of December 6, 1999 between Theodore G. Crocker, William DeMar, and Thomas Green, owners of approximately 41% of the outstanding shares of the Academy's common stock, the shareholders have agreed to vote all of their shares of the Academy's common stock in favor of the merger. A copy of the merger agreement is attached as Annex A to this Annual Report and Proxy Statement and a copy of the option agreement is attached as Annex B, and each is incorporated herein by reference. This Annual Report and Proxy Statement describes the material provisions of the merger agreement and the option agreement; however, the descriptions set forth herein are subject to, and are qualified in their entirety by reference to, the text of such agreements. The board of directors, after careful consideration, has determined that the merger is advisable, fair to and in the best interests of the Academy, has adopted and approved the merger agreement and recommends that you vote FOR approval of the principal terms of the merger. In reaching its determination, the board of directors considered, among other things, the opinion of Sutter Securities Incorporated ("Sutter") delivered on December 6, 1999, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of Academy common stock in the merger was fair from a financial point of view to such holders. Sutter has updated its opinion as of January 10, 2000. A copy of the updated Sutter opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of the review undertaken by Sutter, is attached as Annex C to this Annual Report and Proxy Statement. Shareholders are urged to read such opinion in its entirety. These proxy solicitation materials are being mailed on or about January 20, 2000, to all shareholders entitled to vote at the Annual Meeting. A copy of this Annual Report and Proxy Statement is being mailed to each of the Academy's shareholders of record at the close of business on January 7, 2000. This Annual Report and Proxy Statement includes financial statements examined and reported upon by Rooney Ida Nolt & Ahern, Certified Public Accountants, independent auditors for the Academy, for the fiscal year ended June 30, 1999, and Deloitte & Touche LLP, independent auditors for the Academy for the fiscal years ended June 30, 1997 and 1998.

         Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the Record Date, there were 3,815,431 shares of common stock, no par value, issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting.

         Each share of common stock is entitled to one vote on each matter that may come before the Annual Meeting, subject to the provision regarding cumulative voting in the election of directors as described below. The affirmative vote of a majority of the outstanding shares of Academy common stock entitled to vote is required for approval of the principal terms of the merger. A plurality of the votes cast is required for the election of the nine nominees for director. Abstentions and broker-non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Abstentions will be included in tabulations of the votes cast on proposals presented to the shareholders and therefore will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

         Under California law and the Academy's Articles of Incorporation and By-Laws, cumulative voting is permitted in the election of directors. Under cumulative voting rules, every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among the number of directors to be elected, or for any two or more of them, as the shareholder may see fit, provided, however, that no shareholder will be entitled so to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such shareholder's intention to cumulate his votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the board of directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

REVOCABILITY OF PROXIES

         At the Annual Meeting, valid proxies will be voted as specified by the shareholder. Any shareholder giving a proxy in the accompanying form retains the power to revoke the proxy at any time prior to the exercise of the powers conferred in the proxy and may do so by taking any of the following actions: (i) delivering written notice that the proxy is revoked to the Secretary of the Academy; (ii) delivering to the Secretary of the Academy a duly executed proxy bearing a later date; or (iii) voting in person at the Annual Meeting. A shareholder who attends the Annual Meeting but does not vote will not revoke the shareholder's proxy. Please note that if shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Annual Meeting, the shareholder must obtain from the record holder a proxy issued in the name of the shareholder.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1

AVAILABLE INFORMATION.............................................................................................3

FORWARD-LOOKING STATEMENTS........................................................................................3

SUMMARY...........................................................................................................4
      The Academy.................................................................................................4
      CECO and Merger Sub.........................................................................................4
      The Annual Meeting..........................................................................................5

PRICE OF ACADEMY COMMON STOCK....................................................................................11

THE ACADEMY......................................................................................................12
      Risk Factors...............................................................................................22
      Defaults on Obligations; Lack of Adequate Capital Resources................................................22
      Recent Operating Results...................................................................................22
      Regulations................................................................................................23
      Competition................................................................................................25
      Risks Associated with Expansion Plans......................................................................25
      Substantial Debt...........................................................................................26
      Possible Inability to Meet Obligations.....................................................................26
      Volatility of Common Stock.................................................................................27

THE ANNUAL MEETING...............................................................................................28
      Matters to be Considered...................................................................................28
      Required Vote..............................................................................................28
      Voting and Revocation of Proxies...........................................................................28
      Record Date; Stock Entitled to Vote; Quorum................................................................29
      Dissenters'Rights..........................................................................................29
      Solicitation of Proxies....................................................................................32

THE MERGER.......................................................................................................33
      Background of the Merger...................................................................................33
      Reasons for Merger; Recommendation of the Board of Directors...............................................37
      Reasons of Two Directors for Voting Against the Merger.....................................................39
      Opinion of the Academy's Financial Advisor.................................................................40

DESCRIPTION OF ACADEMY CAPITAL STOCK.............................................................................44
      Common Stock...............................................................................................44
      Cumulative Voting..........................................................................................45
      Dividend Policy............................................................................................45
      Preferred Stock............................................................................................45
      Charter Documents of Academy Following the Merger..........................................................46

THE MERGER AGREEMENT.............................................................................................47
      Exchange of Academy Stock Certificates.....................................................................47


                                       -i-


      Representations and Warranties.............................................................................48
      Conduct of Business of the Academy Prior to the Effective Time.............................................49
      No Solicitation of Transactions............................................................................51
      Indemnification and Insurance..............................................................................52
      Conditions of the Merger...................................................................................52
      Termination................................................................................................53
      Termination Fees and Expenses..............................................................................54

FEES AND EXPENSES................................................................................................55

REGULATORY APPROVALS.............................................................................................55

THE OPTION AGREEMENT.............................................................................................55

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS........................................................................56

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................58
      Overview...................................................................................................58
      RESULTS OF OPERATIONS......................................................................................59
      Comparison of the three months ended September 30, 1998 and 1999...........................................59
      Comparison of Fiscal Years Ended June 30, 1998 and 1999....................................................60

ELECTION OF DIRECTORS............................................................................................63
      Information With Respect To Nominees.......................................................................63
      Board of Directors Meetings and Committees.................................................................64
      Indemnification Of Directors And Officers..................................................................65
      Executive Officers.........................................................................................65

SECURITY OWNERSHIP OF CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT..................................................67
      Section 16(a) Beneficial Ownership Reporting Compliance....................................................68

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.................................................................68
      Compensation of Directors..................................................................................68
      Compensation of Executive Officers.........................................................................68
      Summary Compensation Table.................................................................................69
      Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values..........................69
      Certain Relationships and Related Transactions.............................................................69

INDEPENDENT AUDITORS.............................................................................................70

CHANGE IN ACCOUNTANTS............................................................................................70

SHAREHOLDER PROPOSALS............................................................................................71

OTHER MATTERS....................................................................................................72

CALIFORNIA CULINARY ACADEMY, INC. FINANCIAL STATEMENTS.........................................................F-1
ANNEX A - THE MERGER AGREEMENT.................................................................................A-1
ANNEX B - THE OPTION AGREEMENT.................................................................................B-1
ANNEX C - OPINION OF SUTTER SECURITIES INCORPORATED............................................................C-1
ANNEX D - CHAPTER 13 OF CALIFORNIA GENERAL CORPORATION LAW.....................................................D-1


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       PLEASE DESCRIBE THE MERGER TRANSACTION.

A. The Academy, Career Education Corporation and CCA Acquisition, LLC, an indirect, wholly owned subsidiary of Career Education Corporation, entered into the merger agreement on December 6, 1999. The merger agreement provides that once the shareholder approval process has been completed and the other conditions to the merger have been satisfied, CCA Acquisition, LLC will merge with and into the Academy, which will be the surviving corporation in the merger and become an indirect, wholly owned subsidiary of Career Education Corporation.

Q.       PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A. In the merger, each share of Academy common stock that you own will be cancelled and converted into the right to receive $5.25 in cash.

Q.       WHAT SHAREHOLDER APPROVAL IS REQUIRED?

A. Approval of the principal terms of the merger requires the affirmative vote of a majority of the outstanding shares of Academy common stock held by shareholders entitled to vote on January 7, 2000. Pursuant to and subject to the terms of an option agreement, dated as of December 6, 1999, between Career Education Corporation and Theodore G. Crocker, William DeMar and Thomas Green, the owners of approximately 41% of the outstanding shares of Academy common stock have agreed to vote all of their shares of common stock in favor of the principal terms of the merger.

Q.       WHAT REGULATORY APPROVALS ARE REQUIRED?

A. The merger requires that the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or shall have expired, and certain approvals from regulatory and accrediting bodies, including the Accrediting Commission of Career Schools and Colleges of Technology and the California Department of Consumer Affairs, shall have been obtained.

Q.       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working toward completing the merger as quickly as possible. Depending on certain regulatory approvals, we hope to complete the merger by the end of the second calendar quarter of 2000.

Q.       WHAT DO I NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, please indicate on your proxy how you want to vote and mail your signed and dated proxy in the enclosed return envelope as soon as possible.

Q.       WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed proxy or letter revoking your proxy to the applicable person listed below before the Annual Meeting or attend the Annual Meeting in person and vote.

Q.       SHOULD ACADEMY SHAREHOLDERS SEND IN THEIR SHARE CERTIFICATES NOW?

A. No. After the merger is completed, the payment agent will send Academy shareholders written instructions for exchanging their share certificates.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. No. You should instruct your broker to vote your shares, following the directions provided by your broker. The failure by the Academy's shareholders to instruct their brokers to vote their shares will be the equivalent of voting against the merger.

Q.       WHAT IF I PLAN TO ATTEND THE ANNUAL MEETING IN PERSON?

A.       We recommend that you send in your proxy in any event.

Q.       WHO CAN HELP ANSWER YOUR QUESTIONS?

A. Academy shareholders who have more questions about the merger should contact:

                            Secretary of the Academy
                        California Culinary Academy, Inc.
                                 625 Polk Street
                         San Francisco, California 94120
                                 (415) 292-8280

                              AVAILABLE INFORMATION

         The Academy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Academy with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Academy common stock is listed on the Nasdaq National Market. Reports and other information concerning the Academy can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                           FORWARD-LOOKING STATEMENTS


         This Annual Report and Proxy Statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933, as amended, and the Exchange Act, including, without limitation, statements under "THE ACADEMY" and "THE MERGER --Background of the Merger." All statements included in this Annual Report and Proxy Statement, other than statements of historical facts, that address activities, events or developments that the Academy expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Academy's business and operations, plans, references to future success and other such matters are forward-looking statements. Such statements represent the Academy's judgment with respect to the future and are subject to risks and uncertainties that could cause the Academy's actual results and financial position to differ materially. See "Risk Factors" beginning on page 22.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS ANNUAL REPORT AND PROXY STATEMENT, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE ACADEMY. THIS ANNUAL REPORT AND PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS ANNUAL REPORT AND PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE ACADEMY SINCE THE DATE HEREOF.

                                     SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS ANNUAL REPORT AND PROXY STATEMENT. REFERENCE IS MADE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS ANNUAL REPORT AND PROXY STATEMENT AND THE ANNEXES HERETO. SHAREHOLDERS OF THE ACADEMY ARE URGED TO READ THIS ANNUAL REPORT AND PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

                                   The Academy

         The Academy is one of the largest publicly held, for-profit professional culinary arts training schools in the United States (based on the number of students enrolled in its programs), offering a variety of programs to culinary arts professionals, serious amateurs and other members of the public who may be interested in specific culinary subjects. The Academy operates at three locations: the main campus located in San Francisco, California and at extension campuses in Salinas and San Diego, California. In conjunction with its education activities, the Academy operates two public restaurants and a small retail shop at its San Francisco campus, serving a clientele that consists of students, staff and the general public.

         The Academy has been in operation since 1977, offering its core programs, consisting of the Associate of Occupational Studies Culinary Arts Degree Program ("AOS Degree"), the Baking & Pastry Arts Certificate program ("B&P Certificate"), weekend continuing education programs for professionals, and other courses or workshops for interested non-professional students.

         The predecessor to the Academy was incorporated in June 1977, as a Pennsylvania corporation. In October 1986, the Academy was incorporated in the State of California under the name CCA Acquisition Corporation and was the surviving corporation in a merger with the Pennsylvania corporation. Upon completion of the merger, CCA Acquisition Corporation changed its name to California Culinary Academy, Inc. The principal executive offices of the Academy are located at 625 Polk Street, San Francisco, California 94102, telephone number: (415) 292-8280.
See "THE ACADEMY."

                               CECO and Merger Sub

         Career Education Corporation, or CECO, is a provider of private, for-profit postsecondary education in North America, with approximately 23,500 students enrolled as of October 31, 1999. CECO operates 26 campuses located in 16 states and two Canadian provinces. CECO's schools enjoy long operating histories and offer a variety of bachelor's degree, associate degree and non-degree programs in career-oriented disciplines. CECO has experienced significant growth both internally and through acquisitions with its net revenue increasing from $7.5 million in 1994 to $144.2 million in 1998. In addition, its net income increased to $4.3 million in 1998 from a net loss of $1.6 million in 1994.

         CECO was founded in January 1994 by John M. Larson, its President and Chief Executive Officer, who has over 25 years of experience in the career-oriented education industry. CECO was formed to capitalize on opportunities in the large and highly fragmented postsecondary school industry. Since its inception, CECO has completed numerous acquisitions. CECO has acquired schools that it believes possess strong curricula, leading reputations and broad marketability but that have been undermanaged from a marketing and financial standpoint. CECO seeks to apply its expertise in operations, marketing and curricula development, as well its financial strength, to improve the performance of these schools.

         CCA Acquisition, LLC, a Delaware limited liability company ("Merger Sub"), is an indirect, wholly owned subsidiary of CECO. CECO's and Merger Sub's principal executive office is located at 2800 West Higgins Road, Suite 790, Hoffman Estates, Illinois 60195.

                               THE ANNUAL MEETING

TIME AND PLACE; RECORD DATE

         The Annual Meeting of Shareholders of the Academy will be held on February 21, 2000, at 3:00 p.m. local time, at 625 Polk Street, San Francisco, California 94102. Shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. The date of the mailing of this Annual Report and Proxy Statement to shareholders of the Academy will be on or about January 20, 2000. At the close of business on the Record Date, there were 3,815,431 shares of Academy common stock outstanding and entitled to vote.

MATTERS TO BE CONSIDERED

         At the Annual Meeting, the shareholders of the Academy will consider and vote upon the proposal to approve the principal terms of a merger, pursuant to which, among other things, Merger Sub will merge with and into the Academy. In addition, shareholders of the Academy will vote on the election of nine directors.

         The merger agreement provides that, following the approval of the principal terms of the merger by a vote of a majority of the outstanding shares of Academy common stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the merger, Merger Sub will be merged with and into the Academy, and the Academy will continue as the surviving corporation in the merger. Upon consummation of the merger, each issued and outstanding share of Academy common stock issued and outstanding immediately prior to the effective time (other than shares owned by CECO or any subsidiary of CECO including Merger Sub, or by the Academy, or dissenting shares, if applicable) shall be converted into the right to receive an amount equal to $5.25 per share in cash without interest. See "THE MERGER AGREEMENT--Terms of the Merger."

REQUIRED VOTE

         Approval of the principal terms of the merger will require the affirmative vote of a majority of the outstanding shares of Academy common stock held by shareholders entitled to vote on the Record Date. Pursuant to and subject to the terms of the option agreement, the owners of approximately 41% of the outstanding shares of Academy common stock have agreed to vote all of their shares of common stock in favor of the merger. A plurality of the votes cast is required for the election of the nine directors.

VOTING PROXIES

         All shares of Academy common stock represented by a properly executed proxy received in time for the Annual Meeting will be voted in the manner specified in the proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted FOR the approval of the principal terms of the merger and FOR the election of the nine nominees for director identified in the Annual Report and Proxy Statement. See "THE ANNUAL MEETING--Voting and Revocation of Proxies."

         It is not expected that any matter other than as referred to herein will be brought before the shareholders at the Academy Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the proxy.

ADJOURNMENT; REVOCABILITY OF PROXIES

         If the Annual Meeting is adjourned for any reason, approval of the principal terms of the merger and the election of directors shall be considered and voted upon by shareholders at the subsequent, reconvened meeting, if any.

         You may revoke your proxy at any time prior to its exercise (i) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy), (ii) by giving notice of revocation of your proxy at the Annual Meeting or (iii) by delivering (a) a written notice of revocation of your proxy or (b) a duly executed proxy relating to the matters to be considered at the Annual Meeting, bearing a date later than the proxy previously executed, to the Secretary of the Academy, 625 Polk Street, San Francisco, CA 94102. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Annual Meeting in accordance with your instructions or, if no instructions are given, FOR the approval of the principal terms of the merger and FOR the election of the nine nominees for director identified in the Annual Report and Proxy Statement.

SOLICITATION OF PROXIES

         The cost of soliciting proxies will be borne by the Academy. The Academy may solicit proxies and the Academy's directors, officers and employees may also solicit proxies by telephone, telecopier or personal interview. Such directors, officers and employees will not be compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Academy common stock. Such persons will be paid reasonable out-of-pocket expenses.

         SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. SEE "THE MERGER AGREEMENT--Exchange of Academy Stock Certificates."

RECOMMENDATION OF THE BOARD OF DIRECTORS

         A majority of the members of the board of directors, after careful consideration, has determined that the merger is advisable, fair to and in the best interests of the Academy, has adopted and approved the merger agreement and recommends that the Academy's shareholders approve the principal terms of the merger. The determination of a majority of the members of the board of directors with respect to the merger is based on a number of factors. Two directors voted against adoption and approval of the merger agreement. See "THE ANNUAL MEETING--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

OPINION OF SUTTER

         On December 6, 1999, Sutter delivered its written opinion to the board of directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the merger is fair, from a financial point of view, to the shareholders of the Academy. Sutter has updated its opinion as of the date of this Annual Report and Proxy Statement. A copy of the updated Sutter Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Sutter, is attached as Annex C to this Annual Report and Proxy Statement. Shareholders are urged to read such opinion in its entirety. See "THE ANNUAL MEETING--Opinion of Sutter."

SECURITY OWNERSHIP OF MANAGEMENT

         As of the Record Date, directors and executive officers of the Academy were beneficial owners of an aggregate of 1,741,573 shares (approximately 45.7% of the outstanding shares) of Academy common stock, 380,000 shares of which were represented by immediately exercisable options to acquire Academy common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain directors and executive officers of the Academy may have interests, described herein, that present them with potential conflicts of interest in connection with the merger. The board of directors was aware of the potential conflicts described below and considered them in its approval and adoption of the merger agreement, in addition to the other matters described under "THE ANNUAL MEETING-- Reasons for the Merger; Recommendation of the Board of Directors and "THE ANNUAL MEETING--Interests of Certain Persons in the Merger."

CONDITIONS OF THE MERGER

         Our obligations and the obligations of CECO to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

- The approval of the principal terms of the merger by the Academy's shareholders;

- No temporary restraining order, injunction, or court order preventing the consummation of the merger; and

- The expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and obtaining of all approvals and consents from governmental and regulatory authorities where necessary to complete the merger, except for Department of Education ("DOE") approval and approvals whose absence could not reasonably be expected to have a material adverse effect on the Academy or on the Academy's or CECO's ability to consummate the merger.

         The Academy's obligation to complete the merger also depends on the satisfaction or waiver of each of the following conditions:

- CECO's representations and warranties being true and correct in all material respects when made and as of the closing date;

- CECO having performed or complied in all material respects with all obligations to be performed by it under the merger agreement at or prior to the effective time; and there having been no material adverse effect on CECO between the date of the merger agreement and the closing of the merger.

         CECO's obligation to complete the merger also depends on the satisfaction or waiver of each of the following conditions:

- The Academy's representations and warranties being true and correct in all material respects when made and as of the effective time;

- The Academy having performed or complied in all material respects with all obligations to be performed by it under the merger agreement at or prior to the closing date;

- CECO having received all consents necessary to consummate the merger, except approval from the DOE and such other consents that would not reasonably be expected to have a material adverse effect on the Academy if not obtained;

- There having been no material adverse effect on the Academy between the date of the merger agreement and the closing of the merger; and

- The Academy having received the renewal of its accreditation approved by the Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT") and no "show cause" orders being outstanding.

         See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

REGULATORY APPROVALS

         Completion of the merger is subject to certain approvals or notice requirements imposed by certain regulatory and accrediting agencies, including the Accrediting Commission of Career Schools and Colleges of Technology and the California Department of Consumer Affairs.

The Academy, with the assistance of CECO, is presently working toward obtaining these approvals and providing these notices. See "REGULATORY APPROVALS."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the merger agreement, the Academy has agreed that prior to the effective time its business will be conducted in the usual, regular and ordinary course of business in all material respects. See "THE MERGER AGREEMENT--Conduct of Business of the Academy Prior to the Effective Time."

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated and the merger may be abandoned, at any time before the merger is completed, in the following circumstances:

-    By the Academy's and CECO's mutual consent;

- By CECO if the Academy is in breach of any material representation, warranty or covenant that cannot be cured or that the Academy has not cured within twenty days after written notice by CECO, provided that CECO is not in material breach of the merger agreement;

- By CECO if (a) the Academy's board adversely amends, withholds or withdraws its recommendation of the merger, or (b) the Academy's board resolves or publicly announces its intention to recommend an alternative acquisition proposal, or (c) a tender offer or exchange for 20% or more of the Academy's outstanding shares of common stock is commenced and the Academy's board fails to recommend against or takes no position with respect to acceptance of that tender offer, or (d) the Academy is in breach of the no solicitation provisions of the merger agreement;

- By the Academy if CECO is in breach of any material representation, warranty or covenant that cannot be cured or that CECO has not cured within twenty days after written notice by the Academy, provided that the Academy is not in material breach of the merger agreement;

- By the Academy in certain circumstances relating to an unsolicited, bona fide, written acquisition proposal (see "THE MERGER AGREEMENT--No Solicitation of Transactions"); or

- By the Academy or CECO if (a) a final, non-appealable court order prevents consummation of the merger; (b) an action by a governmental or regulatory entity or accrediting body would make consummation of the merger illegal or prohibit CECO's ownership or operation of all or a material portion of the Academy's business or require CECO to dispose of or hold separately all or a material portion of its or the Academy's business or assets, (c) the Academy's shareholders do not approve the merger, or (d) the merger is not consummated by April 26, 2000, except that either party may extend this date until June 30, 2000 if the only unfulfilled condition as of April 26, 2000 is the approval of the merger by the State of California or the ACCSCT.

         If the merger agreement is terminated under certain circumstances, the Academy will be obligated to pay CECO up to $1.25 million plus up to $250,000 of expenses. See "THE MERGER AGREEMENT--Termination Fees and Expenses."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is generally anticipated that each shareholder will recognize capital gain or loss equal, in each case, to the difference between the cash proceeds received pursuant to the merger and the shareholder's adjusted tax basis in the Academy common stock surrendered in exchange therefor. For a more detailed summary of the material U.S. federal income tax consequences of the merger, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT HOLDERS OF ACADEMY COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

DISSENTING SHAREHOLDERS' RIGHTS

         The Academy's shareholders may exercise dissenters' rights in connection with the merger, but only if the Academy receives demands for dissenters' rights with respect to 5 percent or more of the shares of outstanding common stock. In that event, any shares of Academy common stock as to which dissenters' rights are properly exercised may be converted into the right to cause the Academy to purchase such shares in cash for their fair market value, as may be determined pursuant to law. In order for such shares to have dissenters' rights, a shareholder must follow certain procedures, including, but not limited to, (i) making a written demand BEFORE THE ANNUAL MEETING that the Academy purchase his or her shares, (ii) voting his or her shares against approval of the principal terms of the merger, and (iii) submitting his or her shares for endorsement within thirty days of receiving notice of the approval of the principal terms of the merger. Failure to execute a proxy with respect to approval of the principal terms of the merger will not be sufficient to constitute the demand described above. See "THE ANNUAL MEETING--Dissenters' Rights" and Annex D.

                          PRICE OF ACADEMY COMMON STOCK

         Academy common stock is traded on the Nasdaq National Market under the symbol "COOK." The following table sets forth the range of high and low sale prices of Academy common stock for each fiscal quarter since October 1, 1997. The Academy's first fiscal quarter ends September 30, the second fiscal quarter ends December 31, the third fiscal quarter ends June 30.



                                                                                         High               Low
                                                                                       ---------         ---------

FISCAL YEAR 1998
     First Quarter .............................................................       $  8.125          $  7.750
     Second Quarter ............................................................          8.000             7.500
     Third Quarter .............................................................         10.000             7.750
     Fourth Quarter ............................................................          8.250             7.000

FISCAL YEAR 1999
     First Quarter .............................................................          8.000             6.750
     Second Quarter ............................................................          8.500             7.500
     Third Quarter .............................................................          8.500             6.875
     Fourth Quarter ............................................................          7.625             5.625
FISCAL YEAR 2000
     First Quarter .............................................................          7.250             4.438
     Second Quarter ............................................................          5.000             3.750


         On December 6, 1999, the last trading day before public announcement of the execution of the merger agreement, the last sale price of Academy common stock on Nasdaq was $3.8125 per share. On January 7, 2000, the most recent practicable date prior to the distribution of this Annual Report and Proxy Statement, the last sale price of Academy common stock on Nasdaq was $4.75 per share. Academy shareholders should obtain current market prices for Academy common stock. The Academy has not paid cash dividends on Academy common stock and does not anticipate that any cash dividends will be paid in the foreseeable future. Beginning September 30, 1996, the Academy was required to pay, and did pay, quarterly dividends on its outstanding Series A Preferred Stock at the annual rate of $.4125 per share. An aggregate of $21,688 in cash dividends was paid during the fiscal year ended June 30, 1998. Pursuant to the terms of the Series A Preferred Stock Agreement, the Academy converted the outstanding preferred stock to common stock in February 1998.

         During the past three years, the Academy has not sold any securities without registering such securities under the Securities Act.

                                   THE ACADEMY

         The California Culinary Academy, Inc. is one of the largest publicly held, for-profit professional culinary arts training schools in the United States (based on the number of students enrolled in its programs), offering a variety of programs to culinary arts professionals, serious amateurs and other members of the public who may be interested in specific culinary subjects. The Academy operates at three locations: the main campus located in San Francisco, California and at extension campuses in Salinas and San Diego, California. In conjunction with its education activities, the Academy operates two public restaurants and a small retail shop at its San Francisco campus, serving a clientele that consists of students, staff and the general public.

         The Academy has been in operation since 1977, offering its core programs, consisting of the Associate of Occupational Studies Culinary Arts Degree Program, the Baking & Pastry Arts Certificate Program, weekend continuing education programs for professionals, and other courses or workshops for interested non-professional students.

         In October 1996, the Academy introduced a new concept in culinary education when it opened its College of Food at its extension campus in Salinas. A second College of Food was opened in San Diego, California in February 1998. The strategy of the College of Food is to increase the students' basic knowledge of kitchen skills, sanitation and supervisory skills, as well as offering specialized courses in baking and pastry. The College of Food concept is designed to attract students who wish to enter the culinary field, food service workers who need specialized training or individuals who simply want to expand their culinary knowledge.

         As of December 1999, the Academy has graduated approximately 5,700 students from its professional programs. In addition, thousands of individuals have attended one or more of its continuing education classes. For the year ended June 30, 1999, the Academy averaged approximately 617 full-time students in its AOS Degree and B&P Certificate programs. These programs are designed to accommodate up to 25 students in each of approximately 25 enrollment periods per year for the AOS Degree program and 25 in each of the seven enrollment periods for the B&P Certificate program. The Colleges of Food, each of which can accommodate up to approximately 150 students with new enrollments occurring approximately every three to four weeks, averaged 174 students during the year ended June 30, 1999. Because the curriculum at the Academy focuses on practical skills and techniques that the Academy believes are critical to success in the food industry, the Academy has historically enjoyed a high job placement rate among its graduates.

         The predecessor to the Academy was incorporated in June 1977, as a Pennsylvania corporation. In October 1986, the Academy was incorporated in the State of California under the name CCA Acquisition Corporation and was the surviving corporation in a merger with the Pennsylvania corporation. Upon completion of the merger, CCA Acquisition Corporation changed its name to California Culinary Academy, Inc.

EDUCATION PROGRAMS

         The Academy's professional programs are designed to prepare students for entry-level professional positions or for individual advancement to supervisory positions in food service operation. The primary educational offerings of the Academy are the AOS Degree and B&P Certificate programs. The Academy has also applied for certification of its Basic Professional Culinary Skills Program at the College of Food. Completed coursework from the College of Food's Basic Professional Culinary Skills Program is transferable into the Academy's AOS Degree program. In addition to its degree and certificate programs, the Academy also offers a large variety of non-degree programs for professionals and other students. All professional programs emphasize "hands on" practical experience.

         Full-time classes at the main campus in San Francisco are offered in two seven-hour shifts, from 7 a.m. to 10 p.m., Monday through Friday. At the Colleges of Food, classes are offered in a choice of four hour shifts, from 9 a.m. to 1 p.m. or from 6 p.m. to 10 p.m. for part-time students. Part-time students typically have full or part-time jobs and the choice of classes accommodates their employment schedules. Continuing education courses are offered on weekends at the Academy's main campus.

AOS PROGRAM

         The Culinary Arts Program provides an intensive 16-month course of study leading to an AOS Degree in Culinary Arts. The program is divided into two academic terms. Enrollment periods begin every two weeks, providing students with flexible scheduling options and efficiently utilizing the services of the Academy's chef instructors and the Academy's facilities.

         The curriculum of the AOS Degree program, which integrates classical and modern culinary techniques with strong kitchen management skills, is designed to prepare students for professional entry into the food service industry. Courses include Food Science and Technology, Food History and Anthropology, Baking and Pastry, Skill Development, Garde Manger, Hospitality Management, Production Kitchens, Wine Appreciation and other related subjects. In these courses students learn how to prepare breads, pastries, desserts, appetizers, soups, sauces, vegetables, salads, sandwiches, hors d'oeuvres, cold buffets, and entrees. They also learn to identify, fabricate and portion meats, poultry and fish. The professional kitchen management courses include such topics as sanitation, hygiene, safety procedures, cost control, human resource management and styles of table service.

         Integral to the coursework is experience operating the Academy's two restaurants and participating in an externship (see "Restaurants, Retail and Media"). In connection with the Academy's restaurant operations, students rotate through kitchen stations in order to gain proficiency in various skills needed to perform at professional standards in a commercial kitchen, and serve the general public clientele in both sit-down and buffet-style settings. The AOS Degree program provides a sequential course of study culminating in a three-month off-site externship where students gain actual experience working under a highly qualified professional chef.

         As of December 31, 1999, tuition and fees for the AOS Degree program totaled approximately $31,755 for the full 16-month course of study. This fee includes textbooks, uniforms, knife kits, the cost of food used in the classrooms and one meal per day, in addition to the cost of course instruction. Tuition is payable in installments during the two academic terms. Financial assistance is available to eligible students (see "Government Financial Aid Programs and Regulation").

BAKING & PASTRY CERTIFICATE PROGRAM

         The B&P Certificate program is designed for those students interested in professional baking. The program provides 30 weeks of comprehensive study, with an emphasis on the hands-on application of fundamental techniques and ingredients. The program is divided into four modules: (i) breads and doughs;
(ii) cakes; (iii) service pastry and desserts; and (iv) chocolate, confectionery and showpieces. In addition, the curriculum includes professional development courses on safety and sanitation, nutrition and human resource management. Although not included as a required part of the curriculum, externships are available. Enrollment periods begin approximately every seven weeks and each session can accommodate up to 25 students.

         As of December 31, 1999, tuition and fees for the B&P Certificate program total approximately $14,228 for the full 30-week course of study. This fee includes textbooks, uniforms, knife kits, cost of food, one meal per day and supplies. Deferred payment plans and financial assistance are available to eligible students (see "Government Financial Aid Programs and Regulations").

 BASIC PROFESSIONAL CULINARY SKILLS PROGRAM

         The California Bureau for Private Postsecondary and Vocational Education ("BPPVE") has certified the Academy's 12-credit course of study offered at the College of Food.

         The College of Food Basic Skills Program requires completion of 352 hours of study for 12 credits as follows: 32 hours of Safety and Sanitation; 128 hours of Kitchen Skills; 64 hours of Basic Baking skills; 64 hours of Garde Manger; 32 hours in Breakfast Cookery; and 32 hours of Current topics in MidoScale Dining. Credits from the College of Food Basic Skills Program can be applied toward earning an AOS Degree or a B&P Certificate through the Academy's core programs at the main campus.

         As of December 31, 1999, tuition and fees for the Certificate of Basic Professional Culinary Skills Program totaled approximately $5,156.

NON-DEGREE OR CERTIFICATE PROGRAMS

         In addition to its educational programs leading to the AOS Degree in Culinary Arts, the B&P Certificate, and the College of Food Certificate of Basic Professional

Culinary Skills, the Academy offers non-degree continuing education courses for professionals and serious amateurs, as well as other courses of interest to anyone who likes to cook. The professional non-degree continuing education programs address traditional kitchen skills with emphasis on palate development, cooking techniques, and sauces.

         The courses generally are offered on consecutive weekends, and cover a variety of subjects. Currently the Academy offers a series of eight-week culinary courses and a fourteen-week baking and pastry series. Fees for the non-degree professional programs range from $500 to $1,900. Completed course work can be applied toward earning an AOS Degree or B&P Certificate.

EDUCATIONAL SERVICES

         JOB PLACEMENT FOR PROFESSIONAL PROGRAM STUDENTS AND GRADUATES. The Academy's Career Services staff assists currently enrolled students and graduates in obtaining positions in the food industry in a number of ways. The Career Services Office houses reference material containing current job openings that include entry level through advanced positions throughout the United States and foreign countries. For students and graduates who are unable to access the current job openings on campus, these job openings are also recorded on the Job Hotline, a telephone announcement that is updated weekly. Twice per year during the Academy's Spring and Fall Recruitment Weekend, the Career Services staff coordinates a Career Fair featuring representatives from all areas of the food industry seeking to hire students and graduates of the Academy. The Career Services staff also coordinates interview schedules for companies recruiting students and graduates directly from the Academy during the Recruitment Weekend. In addition, individual counseling sessions, resume assistance and other career development materials are available through the Career Services Office. While the Academy does not guarantee employment specific positions upon graduation, it believes its name, reputation, and high job placement rate are factors that attract students to its professional programs.

         Students interested in part-time or full-time jobs while they are enrolled at the Academy can contact the Career Services Office. The Academy provides students with names of prospective employers seeking catering staff or other part-time and full-time assistance. Additionally, the Academy itself offers part-time employment. For example, the Academy's Food and Beverage Department hires students to assist with special functions and events, such as private parties and corporate events held in the Academy's restaurants. The Academy also offers federal work-study opportunities.

         ALUMNI RELATIONS. California Culinary Academy alumni relations and career services personnel are available to refer graduates to other alumni, answer questions, and provide programs, activities and professional opportunities.

         RECRUITMENT AND ADMISSIONS. Students are recruited both domestically and internationally. Statistics compiled show that as of June 30, 1999, approximately 66% of the full-time students enrolled in the Academy's AOS Degree or B&P Certificate programs are from California. The Academy's admissions staff reviews applications for admission to the professional programs. In considering an applicant for admission to the AOS Degree or B&P Certificate programs, the admissions staff first determines whether an applicant meets certain minimum prerequisites, including: (i) demonstrated motivation towards a career in the culinary arts; (ii) graduation from high school with at least a 2.0 grade point average or passage of an approved high school equivalency examination;
(iii) a passing score on a general math admissions test; and (iv) for those whose native language is other than English, passage of the TOEFL test of English as a Foreign Language with a score of at least 550 out of a total of
665. Experience in the food industry is viewed favorably by the admissions staff but is not considered a prerequisite for admission to any of the Academy's programs. Applicants to the Academy's College of Food programs are not required either to have a high school diploma or to have passed an approved high school equivalency examination, or pass an entrance examination.

         The Academy has evaluation agreements with 18 regional junior colleges allowing certain courses to be transferred to the Academy for credit. The Academy believes this arrangement enables it to recruit more effectively from junior colleges. The Academy believes that an important recruiting tool is its media exposure. A 13-part series, COOKING AT THE ACADEMY, was developed and written by the Academy and produced by the San Francisco public television station KQED. This series has been shown in its entirety since 1991 through the Public Broadcasting System to over 250 major media markets in the United States. In the spring of 1995, a new 26-episode series of COOKING AT THE ACADEMY began airing on public television stations throughout the country. Additionally, the Academy has been featured in a syndicated radio talk show, FOOD FOR THOUGHT, airing in the Monterey Bay area on KCSO radio, as well as DINING AROUND WITH GENE BURNS on KGO radio in San Francisco. The Academy believes that such widespread exposure has enhanced the Academy's name recognition, reputation and new student recruitment efforts (see "Restaurants Retail and Media"). During the 1999 fiscal year, the Academy entered into an agreement with WYES TV in New Orleans, Louisiana for the production and distribution of a new 26 part series "The Academy's Global Cuisine" which WYES TV plans to distribute in early 2000. Under the Agreement with WYES TV, the Academy will publish a cookbook based on the series.

         On-site admissions representatives, who are full-time salaried employees, are responsible for recruiting students at the Academy. These admissions representatives consult with prospective students who are referred by alumni, respond to the Academy's advertising or are otherwise motivated to contact the school.

         EDUCATIONAL PROGRAM DEVELOPMENT. The Academy's ability to attract new students and place graduating students depends to a significant extent on its ability to offer educational and training programs that provide students with skills sought after in the food industry. Given the continual changes in professional cooking and professional baking, the Academy believes it is critical that the most current methods are taught. The Academy's Educational Program Committee (consisting of members of the Academy's faculty, administration, and focus groups from the food industry), attempts to respond quickly to both the culinary and business needs of the food industry. Recent enhancements to the AOS Degree curriculum address profiling the culinary arts program toward the global cuisine of today's industry. Course work in areas such as Foods of the Americas, Asian Cuisine and a computer software course in food industry applications respond directly to existing and current demands facing the Academy's students upon their graduation.

         EDUCATION-OPERATIONS DEPARTMENT. The Education-Operations Department is responsible for the quality and delivery of the educational process, including direct responsibility for curriculum content and sequencing, chef instructor training and development, and teaching and evaluation methods. The Vice President of Academic Affairs is assisted by chef managers who oversee each educational area, Basic Skills, Culinary Production, Baking and Pastry and Related Subjects in the AOS Degree or B&P Certificate programs and develop, monitor and update the educational programs offered at the Academy.

         STUDENT RETENTION. The Academy continually focuses significant efforts on maintaining high retention rates for its students. For the fiscal year ended June 30, 1999, approximately 80% of the students successfully completed the AOS Degree program on schedule. Based on past experience, it is estimated that an additional 5% will graduate at a later date. However, as is the case at most institutions of higher education, some of the Academy's students end their studies early for personal, financial or academic reasons. The Academy faculty maintains weekly office hours to provide academic assistance and to advise students. The Academy faculty and administration are also available to provide support and referrals to students experiencing personal difficulties.

RESTAURANTS, RETAIL AND MEDIA

         RESTAURANTS. The Academy operates two public restaurants at its San Francisco campus: the Careme Room, a fine dining restaurant with seating for approximately 325 diners, and the mid-scale Grill, with seating for approximately 125 diners. The restaurants are open to the public seven days per week for lunch and dinner, excluding school holidays. The restaurants are staffed by students under faculty supervision and serve as an important teaching environment since they provide "hands-on" experience in restaurant food preparation, service and management. In addition, the restaurants provide an additional source of revenue (see "Management's Discussion and Analysis of Financial Condition and Results of Operations"). As part of the AOS Degree program, the Academy's students are instructed in dining room service styles, as well as professional cooking and food and beverage management.

         RETAIL. The Academy operates a small retail shop at its San Francisco campus. The retail shop, which services students, staff and the public, is open five days per week, offering beverages, cookbooks, videotapes, kitchenware and selected clothing.

         MEDIA. The Academy developed and wrote the 13-part television series, COOKING AT THE ACADEMY, produced in 1991 by San Francisco public television station KQED, which features cooking instruction on specific topics by the Academy's chef instructors or former chef instructors. Over 135,000 copies of the accompanying cookbook, COOKING AT THE ACADEMY, have been distributed under various distribution agreements. In addition, a series entitled CALIFORNIA CULINARY ACADEMY COOKBOOKS, which includes 30 titles, has sold over two million copies since 1985.

         In 1995, 26 new episodes of COOKING AT THE ACADEMY began airing on public television stations throughout the country. Over 85,000 copies of the accompanying cookbook, FESTIVE FAVORITES, have been distributed under various distribution agreements.

         In 1997, the Academy hosted a radio talk show, FOOD FOR THOUGHT, airing in the Monterey Bay area on KSCO radio, as well as DINING AROUND WITH GENE BURNS on KGO radio in San Francisco.

         In 1998, the Academy entered into a contract with WYES TV in New Orleans, Louisiana for the production and distribution of a new 26-part series, "The Academy's Global Cuisine," which WYES TV plans to distribute in early 2000. As part of the agreement, the Academy will publish a cookbook based on the series.

         The Academy maintains a home page on the Internet at "www.baychef.com" as a promotion and marketing tool to attract new students. The Academy's website provides information on the Academy's educational programs and personnel, program costs and admissions procedures and forms, and allows interested parties to communicate with the Academy via e-mail and to order selected merchandise from the Academy's retail store. Information contained in the Academy's website is not a part of this Annual Report and Proxy Statement.

ACCREDITATION OF THE ACADEMY AND ITS PROFESSIONAL PROGRAMS

         Accreditation is a process for evaluating educational institutions and their professional programs. This evaluation process recognizes the quality of educational program offerings and entitles the schools to the confidence of the educational community, federal and state government agencies and the public at large. Accreditation by an accrediting body recognized by the U.S. Department of Education is required for the Academy to maintain its eligibility to participate in federal financial aid programs under Title IV of the Higher Education Act.

         In the United States, this accreditation is given primarily through non-government, voluntary, institutional or professional associations. Those groups establish criteria for accreditation, arrange site visits and evaluate institutions and professional programs that desire accredited status, publicly designating those that meet their criteria. Accredited schools are subject to periodic review by accrediting bodies to ensure that the schools maintain the level of program performance, content, teaching and administrative quality required by the accrediting body.

         The Academy's postsecondary educational programs are recognized by the U.S. Department of Education ("DOE") and by the California Bureau for Private, Post-Secondary and Vocational Education ("BPPVE"). The Academy is accredited by the American Culinary Federation Educational Institute Accrediting Commission ("ACFEI") and by the Accrediting Commission for Career Schools and Colleges of Technology ("ACCSCT"). The Colleges of Food are not accredited, nor are the programs offered by the Colleges of Food. Consequently, the Colleges of Food do not participate in Title IV programs.

         The Academy was last accredited by the ACCSCT in February, 1994. The Academy is currently in the process of obtaining a renewal of its accreditation from the ACCSCT.

         The Academy is approved by BPPVE to grant to students who successfully complete the full-time Culinary Arts Degree program, an AOS Degree in Culinary Arts, and a Certificate in Baking and Pastry Arts for those students completing the full-time B&P Certificate program. Approval from BPPVE is renewed periodically in accordance with the provisions of the California Education Code.

         The Academy has been granted certification for the Basic Professional Culinary Skills program in the Colleges of Food from BPPVE. The Academy's courses of instruction for the AOS Degree and B&P Certificate programs are approved for veterans training by the Federal Department of Veterans Affairs under the GI Bill of Rights and the Veterans Education Assistance Programs and for foreign students under the rules and regulations of the Immigration and Naturalization Service.

GOVERNMENT FINANCIAL AID PROGRAMS AND REGULATION

         The Academy's students finance their education, in whole or in part, through individual resources, with approximately 75% of students receiving some form of financial aid assistance. Approximately 42% of the Academy's fiscal 1999 educational program revenues were derived from federal and/or state government-sponsored financial aid. On the basis of financial information provided by the student and/or the student's family, the Academy develops an assistance package for students who are eligible for financial aid. To maintain financial assistance eligibility, students must demonstrate satisfactory academic progress.

         Extensive and complex regulations govern all of the government grant and loan programs in which the Academy and its students participate. These programs are required to be administered in accordance with the standard of care and diligence of a fiduciary and are subject to annual audits. The Academy's Director of Financial Aid and one Financial Aid Counselor are certified by the State of California. Two other Financial Aid Counselors are currently taking the necessary steps to become certified. Any regulatory violations could be the basis for suspension, limitation, or termination proceedings. No suspension, limitation, or termination proceedings have ever been instituted against the Academy.

         In July 1999, the Academy was re-certified by the DOE, and as such, is eligible to continue to participate in the federal financial aid programs under Title IV of the Higher Education Act ("HEA") through June 30, 2003. The Colleges of Food, however, are not certified to participate in Title IV Programs and students who attend the Colleges of Food do not receive federal financial aid funds.

         An institution is required to meet certain specified financial standards in order to participate in Title IV financial aid programs administered by the DOE. Failure of an institution to adhere to those standards may result in the DOE requiring that institution to post a letter or credit or other surety to ensure that the institution is able to fulfill its educational commitments to its students and pay required refunds upon withdrawal. The DOE could also place an institution on provisional certification and subject it to additional monitoring and reporting requirements.

         The Academy devotes significant time and effort in order to properly and satisfactorily administer the financial aid programs in accordance with applicable government regulations and responsibilities. The Academy has established an internal review committee charged with ongoing compliance reviews to identify problems, to take expeditious corrective action, and to implement any and all mandated changes in regulations affecting these programs on a timely basis. In addition, the Academy has developed job descriptions that the Academy believes comply with Federal Work Study employment at for-profit postsecondary institutions, has adopted internal written procedures to ensure compliance with the Title IV restrictions, and has established and maintained general ledger control accounts and related subsidiary accounts to assist in the accurate and timely reporting of information to the DOE and other interested parties.

         The following is a list of government financial aid programs in which the Academy's students participate:

                  Federal Pell Grant

                  Federal Supplemental Educational Opportunity Grant ("SEOG")

                  Federal Stafford Loan Program (subsidized)

                  Federal Stafford Loan Program (unsubsidized)

                  Federal Perkins Direct Student Loan Programs ("Perkins")

                  Federal Parent Loans for Undergraduate Students

                  Federal Work Study

                  California State Grants A, B, and C

         The Academy is also approved to train veterans and, therefore, students may be eligible to receive benefits from the Veterans Administration. The Academy's continued eligibility to participate in the Title IV student financial aid loan programs is dependent, in part, on maintaining an acceptable "cohort" default rate. The cohort default rate is defined as the default rate of all federal financial aid loan programs, other than the Perkins program.

         Any institution that has a cohort default rate of 25% or greater for three consecutive years will not be eligible to participate in certain Title IV student financial aid programs for approximately three years. The Academy's cohort default rates for the three most recent years for which such data is available are as follows:


FISCAL YEAR:                                COHORT DEFAULT RATE:

1995 ........................................     13.0%
1996 ........................................      9.3%
1997 ........................................      8.6%



         The Perkins program default rate is calculated separately and is the smallest of the Academy's federally funded financial aid loan programs. The Perkins program default rate for the most recent years for which such data is available are as follows:


FISCAL YEAR:                               PERKINS DEFAULT RATE:

1995 .......................................      25.0%
1996 .......................................      15.6%
1997 .......................................       2.8%
1998 .......................................      12.5%
1999 .......................................     28.57%


         Approximately 42% of educational program revenues during fiscal year 1999 were provided by federal and/or state government-sponsored financial aid programs, a substantial portion of which were derived from various student loan programs. Participating students make loan application to one of several federally-approved financial institutions. The ability of private financial institutions to originate loans to the Academy's students is critical to the Academy's business.

         Grants represent funds made available to eligible students by the government, which do not have to be repaid. The Academy is eligible to participate in federal Pell Grant and SEOG programs. Both are federal programs for undergraduates at post-secondary schools in the United States who have demonstrated sufficient financial need.

         All government-subsidized financial assistance programs for students are subject to political and budgetary considerations outside the control of the Academy. No assurance can be given that governmental programs currently providing financial assistance and subsidies to students attending the Academy's education programs will remain available at present levels. A reduction or curtailment of funding levels, or other unanticipated changes in federal assistance program participation requirements, would result in lower enrollments and adversely impact the Academy's business. (See "--Risk Factors").

         The Academy has spent no money in the last two fiscal years on research and development activities. Additionally, costs and effects of the Academy's compliance with federal, state and local environmental laws have been negligible.

RISK FACTORS

         The following are certain material risk factors related to the Academy's business. Such factors should be considered by shareholders in deciding whether or not to vote to approve the principal terms of the merger.

DEFAULTS ON OBLIGATIONS; LACK OF ADEQUATE CAPITAL RESOURCES

         The Academy is in default on its San Francisco City tax payments and on its obligations to various third parties, including those in connection with its planned development of a regional campus in New Orleans, Louisiana (the "New Orleans Project") (which plans have been suspended) and certain other business development initiatives. The amount necessary to cure the defaults is approximately $650,000 as of December 31, 1999. The Academy does not possess the funds necessary to cover such defaults. To raise funds, the Academy has entered into a contract to sell its New Orleans real estate for a purchase price of $3.3 million. The sale of the property is expected to result in net cash proceeds to the Academy of approximately $1.2 million, although there is no assurance that the property will be sold or what the proceeds will be. However, without the sale of the New Orleans property, the Academy does not possess the additional funds necessary to cure all of its defaults. In addition, the Academy does not believe that its cash shortfall will be solved in the short-term by cash flows from operations and it currently does not have access to sufficient credit or other financing. In the event that the proposed merger with CECO is not completed in the near term, the Academy may require sufficient debt or equity financing to meet its obligations. There can be no assurance that such financing will be available and, if available, that the terms thereof will not be highly disadvantageous to current shareholders. If sufficient financing is not available, it is possible that the Academy would be required to seek protection from creditors under bankruptcy laws. In the event of bankruptcy, the Academy's assets will first be available to pay its debts and other contractual obligations. Holders of common stock would only receive the assets remaining, if any, after payment of all such obligations.

RECENT OPERATING RESULTS

         The Academy has reported a net loss of ($771,000) and ($869,000) for the fiscal years ended June 30, 1998 and 1999, respectively, and a net loss of ($237,000) for the quarter ended September 30, 1999. There can be no assurance that the Academy will operate profitably in future periods. Future operating results will depend on numerous factors, including, among others, the Academy's ability to continue to meet the requirements for participation in government student loan programs (see "Regulations" below) and, if applicable, its ability to successfully develop and operate any new schools or programs.

         Based on the financial condition of the Academy as of June 30, 1999, the Academy may not meet the financial responsibility requirements of the DOE. The DOE regulations require an institution such as the Academy to achieve a minimum score based on ratios measuring its primary reserves, equity and net income. These regulations also require institutions to have sufficient cash reserves to make required refunds, meet repayment obligations to the DOE, and not be in violation of any loan agreement at the end of its fiscal year. Failure to meet these requirements may subject the Academy to additional monitoring by and reporting to the DOE, procedures affecting the disbursement of federal student financial assistance to its students, and possibly the posting of a letter of credit in favor of the DOE. If the Academy's financial condition were to fail to improve sufficiently in subsequent fiscal years, the Academy's participation in the Title IV student financial assistance programs could be jeopardized, which would have a material adverse effect on the Academy.

REGULATIONS

         The Academy is subject to extensive regulation by state and federal governmental agencies and accrediting agencies. At the federal level, the Higher Education Act ("HEA") and the regulations promulgated thereunder by the DOE set forth numerous standards that schools must satisfy in order to participate in the federal student financial aid programs under Title IV of the HEA ("Title IV Programs"). For the year ended June 30, 1999, the Academy derived approximately 42% of its revenue from Title IV Programs.

         Significant factors relating to Title IV Programs that could adversely affect the Academy include the following:

          - THE 90/10 RULE OF THE HEA: this rule states that any institution that derives more than 90% of its revenue from Title IV Programs in one year will be ineligible to participate in Title IV the following year. In fiscal year 1999, 42% of Academy revenues were derived from Title IV Programs. Prior to October 1998, the provisions of the HEA prohibited an institution from deriving more than 85% of its revenues from Title IV Programs.

          - DEFAULT RATES: in order to remain eligible for Title IV participation, an institution must not exceed a set limit on student loan default rates. If an institution exceeds a default rate of 25% for three consecutive years or 40% in one year, it will lose its eligibility to participate the following year. The Academy's student loan default rate is for the three most recent years for which such data are available are as follows:


              FISCAL YEAR:                      COHORT DEFAULT

                                                      RATE:

              1995 ..............................    13.0%
              1996 ..............................     9.3%
              1997 ..............................     8.6%


          - FINANCIAL STANDARD: The HEA prescribes specific standards of financial responsibility that a proprietary institution must satisfy in order to participate in Title IV Programs. The standards apply three different ratios: an equity ratio, a primary reserve ratio and a new income ratio, which are weighted and added together to produce a composite score. The ratio methodology of these standards takes into account an institution's total financial resources and determines a combined score of the measures of those resources along a common scale (from negative 1.0 to positive 3.0). It allows a relative strength in one measure to mitigate a relative weakness in another measure. If an institution achieves a composite score of at least 1.5, it is financially responsible without further oversight. If an institution achieves a composite score from 1.0 to 1.4 it is in the "zone" and is subject to additional monitoring, but may continue to participate as a financially responsible institution for up to three years. These regulations also require institutions to have sufficient cash reserves to make required refunds, to meet repayment obligations to the Department and not to be in violation of any loan agreement at the end of its fiscal year. The Academy may currently be out of compliance with these financial standards. The Academy may be (i) required to post a letter or credit with the DOE, (ii) subjected to additional monitoring and reporting, (iii) subjected to procedures affecting the disbursement of federal financial assistance to its students, and (iv) placed on provisional certification. Failure to improve its fiscal position in subsequent fiscal years could jeopardize the Academy's continued participation in the Title IV student financial assistance programs.

          - CHANGE IN CONTROL: The DOE, most accrediting commissions and most state education authorities that regulate the Academy have laws, regulations, and/or standards pertaining to a change in ownership/change in control of educational institutions, but these regulations do not uniformly define what constitutes a change in control. The DOE regulations do describe certain transactions that constitute a change in control, including the transfer of a controlling interest in voting stock or the filing of an 8-K reporting a change in control. Once an institution is deemed to have experienced a change in control, it immediately becomes ineligible to participate in Title IV Programs and must apply for readmission into the Title IV Programs; however, if an institution timely files a materially complete application, it may avoid a cut-off in the funds it derives from the Title IV Programs.

          - RENEWAL OF ACCREDITATION: The Academy is currently seeking renewal of accreditation from ACCSCT. Failure to obtain renewal of accreditation would result in the Academy losing its eligibility to participate in the Title IV Programs.

COMPETITION

         The Academy is one of the largest professional chef training schools in the United States, based on enrollment statistics in the 1999 SHAW GUIDE. However, the market for professional training of chefs is fragmented and regionally oriented. According to the American Culinary Federation Educational Institute, there are approximately 500 postsecondary culinary programs offered worldwide. These programs range from simple food programs offered by vocational training schools to fully accredited four-year programs.

         As of June 30, 1999, admissions statistics show that approximately 66% of the Academy's students reside in California. However, the Academy believes that it competes in the professional chef training market with, among others, two not-for-profit institutions: the Culinary Institute of America, whose main campus is in Hyde Park, New York, and Johnson & Wales University in Providence, Rhode Island, which has campuses in Maryland, Colorado and Florida. The Academy believes that both of these institutions have secured significant financial and equipment contributions to build new facilities and expand their classrooms. The Academy's business will be affected by its ability to compete effectively with the Culinary Institute of America and Johnson & Wales, as well as other competitors currently operating in, or which may subsequently enter, the professional chef training market.

         The Academy believes that competition in the professional chef training market is based primarily on the quality of an educational institution's faculty and educational services, the job placement of graduates and the quality of the academic facilities. The Academy believes that there is no assurance that the Academy will be able to continue to compete favorably on these criteria.

RISKS ASSOCIATED WITH EXPANSION PLANS

         The Academy planned to develop a core campus, similar in scope to its San Francisco facility, in an approximately 153,000 square foot building complex in New Orleans, Louisiana, which was acquired in December 1998. Through September 30, 1999, the Academy spent approximately $1,250,000 for architectural and engineering services, permits, and construction and other costs associated with the development of the campus. In June 1999, the project was postponed pending the outcome of merger discussions. If the merger does not takes place, the Academy intends, subject to the availability of sufficient financing, to proceed with the development of the New Orleans Project and several other College of Food facilities in other major cities in the United States. The successful development of the planned facilities would require careful management of various risks associated with such projects, including construction delays, cost estimation errors or overruns, equipment or materials delays or shortages and other factors, many of which are beyond the Academy's control. There can be no assurance that the Academy would not encounter unforeseen difficulties if it attempts to establish these new facilities.

         The Academy would need to accomplish a number of objectives in order successfully to complete the development of these new facilities, including raising capital to cover the costs of architects, engineers, contractors and equipment, hiring competent staff and recruiting students.

         In addition, the establishment of these new facilities would result in substantial new fixed and operating expenses, including expenses associated with additional real estate, additional personnel, and depreciation. If the Academy were unable to attract a sufficient number of students to the facilities to offset these new expenses, operating results could be materially adversely affected in future periods.

         Furthermore, the development of these new facilities could place a significant strain on the Academy's management resources and could result in the diversion of management attention from the day-to-day operation of the Academy's business. If the Academy is successful in increasing its volume of business, it will need to continue to implement and improve its operational, financial and management information systems, procedures, and controls on a timely basis.

SUBSTANTIAL DEBT

         As of June 30, 1999, the Academy had short term indebtedness (i.e., accounts payable and bank loans) of approximately $3,506,000. The Academy's indebtedness could have important consequences to the Academy's shareholders. For example, it could (i) make it difficult for the Academy to satisfy its obligations, (ii) increase the Academy's vulnerability to general adverse economic and industry conditions, (iii) limit the Academy's ability to fund future working capital, capital expenditures and other general corporate requirements, (iv) require the Academy to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes, (v) limit its flexibility in planning for, or reacting to, changes in its business and the educational services industry, (vi) place the Academy at a competitive disadvantage compared to its competitors that have less debt, and (vii) limit, among other things, its ability to borrow additional funds.

POSSIBLE INABILITY TO MEET OBLIGATIONS

         The Academy's ability to meet its contractual obligations depends on its successful financial and operating performance. The Academy's financial and operating performance depends upon a number of factors, many of which are beyond its control. These factors include (i) the economic and competitive conditions in the educational services industry; (ii) any operating difficulties, increased operating costs or pricing pressures the Academy may experience; (iii) the passage of legislation or other regulatory developments that may adversely affect the Academy; and (iv) any delays in implementing any strategic projects. If the Academy cannot repay or refinance its debts, it may be forced to reduce or delay the expansion of its business, sell some of its assets, obtain additional equity capital or refinance or restructure its debt. If the Academy cannot meet its debt service obligations or comply with its covenants, a default under its obligations would result.

VOLATILITY OF COMMON STOCK

         The Academy is a small public company with limited trading in its shares. The sale of a large number of shares of the Academy's common stock in the public market could have an adverse effect on the market price of the Academy's common stock.

                               THE ANNUAL MEETING

MATTERS TO BE CONSIDERED

         At the Annual Meeting, the shareholders of the Academy will consider and vote upon the proposal to approve the principal terms of a merger of the Academy with an indirect, wholly owned subsidiary of Career Education Corporation, pursuant to which, among other things, each outstanding share of the Academy's common stock will be converted into the right to receive $5.25 in cash, all pursuant to an Agreement and Plan of Merger among Career Education Corporation, CCA Acquisition, LLC, and the Academy, dated as of December 6, 1999. See "THE MERGER AGREEMENT--Terms of the Merger." In addition, shareholders will vote on the election of nine directors. See "Election of Directors."

REQUIRED VOTE

         Approval of the principal terms of the merger will require the affirmative vote of a majority of the outstanding shares of Academy common stock held by shareholders entitled to vote on the Record Date. Pursuant to and subject to the terms of the option agreement, the owners of approximately 41% of the outstanding shares of Academy common stock have agreed to vote all of their shares of common stock in favor of the merger. See "THE OPTION AGREEMENT." A plurality of the votes cast is required for the election of the nine directors.

         As of the Record Date, directors and executive officers of the Academy were beneficial owners of an aggregate of 1,741,573 shares (approximately 45.7% of the outstanding shares) of Academy common stock, 380,000 shares of which were represented by immediately exercisable options to acquire Academy common stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

VOTING AND REVOCATION OF PROXIES

         Shares of Academy common stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Annual Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares represented by such proxy will be voted FOR approval of the principal terms of the merger and FOR the election of the nine nominees for director identified in this Annual Report and Proxy Statement. The board of directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Annual Meeting by (i) attending and voting in person at the Annual Meeting, (ii) giving notice of revocation of the proxy at the Annual Meeting, or
(iii) delivering to the Secretary of the Academy (a) a written notice of revocation or (b) a duly executed proxy relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows:

                            Secretary of the Academy
                        California Culinary Academy, Inc.
                                 625 Polk Street
                         San Francisco, California 94120

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

         Only holders of the Academy common stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Academy had outstanding and entitled to vote 3,815,431 shares of Academy common stock. Shares of Academy common stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all maters. Proxies relating to street name shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Annual Meeting as to any proposal as to which authority to vote is withheld by the broker.

         The presence, in person or by proxy, at the Annual Meeting of the holders of at least a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Pursuant to the terms of the option agreement, the owners of approximately 41% of the outstanding shares of Academy common stock have granted CECO a proxy to vote all of their shares of common stock in favor of the principal terms of the merger. Abstentions and broker-non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Abstentions will be included in tabulations of the votes cast on proposals presented to the shareholders and therefore will have the effect of a negative vote. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal.

DISSENTERS' RIGHTS

         The Academy's shareholders may exercise dissenters' rights under Chapter 13 of the California General Corporate Law ("CGCL") in connection with the merger. Any shares of Academy common stock as to which dissenters' rights are properly exercised may, in certain circumstances, be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the laws of the State of California. The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached hereto as Annex D.

         The CGCL states that, generally, there are no dissenters' rights in connection with securities that are listed on a national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 of the CGCL. The Academy's shares of common stock are listed on the Nasdaq National Market System, which has been so certified by the Commissioner of Corporations. Therefore, the Academy's common stock is not, generally, subject to dissenters' rights. However, the CGCL provides that dissenters' rights will exist even for securities so certified in the event that demands for payment, as described below, are filed with respect to 5 percent or more of the outstanding shares of that class.

         If the merger is approved by the required vote of the shareholders and is not abandoned or terminated, any holder of Academy common stock outstanding as of the Record Date may, by complying with the provisions of Chapter 13 of the CGCL, demand that the Academy purchase for cash at fair market value the shares owned by such holder which were voted against the merger. The fair market value shall be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger. HOWEVER, THE ACADEMY WILL BE UNDER NO OBLIGATION TO PURCHASE SUCH SHARES UNLESS IT RECEIVES SIMILAR DEMANDS FOR DISSENTERS' RIGHTS WITH RESPECT TO 5 PERCENT OR MORE OF THE SHARES OF OUTSTANDING COMMON STOCK.

         The dissenting shareholder wishing to be eligible to have the Academy to purchase his or her shares of Academy common stock must:

         (a) make written demand upon the Academy or its transfer agent to require the Academy to purchase such dissenting shareholders' shares prior to the date of this Annual Meeting, setting forth in his or her demand, his or her name and address, and the number and class of shares which he or she demands that the Academy purchase and a statement as to what he or she believes the fair market value of such shares to have been, based upon the standard set forth above;

         (b) vote against approval of the principal terms of the merger with respect to any of the shares he or she wishes to be dissenting shares; and

         (c) submit for endorsement, within 30 days after the date on which notice of the approval of merger was mailed to the shareholder, at the principal office of the Academy or at the office of the transfer agent for the Academy common stock, the certificates representing any shares in regard to which demand for purchase is being made, with a statement regarding which of the shares are dissenting shares.

         Failure to execute a proxy with respect to approval of the principal terms of the merger will not be sufficient to constitute the demand described above. In addition, the dissenting shareholder may not withdraw his or her demand for purchase of dissenting shares without the Academy's consent.

         If the Academy has received demands with respect to 5 percent or more of the shares of outstanding common stock, then within 10 days after the date of the approval of the principal terms of the merger, the Academy will mail to each shareholder who has made such a demand and voted against approval of the principal terms of the merger a notice of approval of the principal terms of the merger together with a statement of the price determined by the Academy to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights under the CGCL. The statement of the price of the shares will constitute an offer by the Academy to purchase at the price stated therein any dissenting shares.

         If the Academy and the dissenting shareholder agree that the shares are "dissenting shares" and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the CGCL, payment of the fair market value of the dissenting shares will be made within 30 days after such agreement or after satisfaction of any statutory or contractual conditions to the merger, whichever is later, and upon surrender of the certificates therefor.

         If the Academy denies that the shares are dissenting shares or if the Academy and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which notice of approval of the principal terms of the merger is mailed to such shareholder, and not thereafter, may file a complaint in superior court, requesting the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any shares of Academy common stock. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or shall appoint one or more impartial appraisers to assist in the determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered to the shareholder, the Academy will be required to pay such costs, including, in the discretion of the court, attorneys' fees, expert witnesses' fees and interest if the value awarded by the court for the shares is more than 125% of the price offered by the Academy to the shareholder.

         Any demands, notices, certificates or other documents required to be delivered to the Academy described herein may be sent by mail to Chuck White, Secretary of the Academy, 625 Polk Street, San Francisco, California 94102. Failure to comply fully with these procedures will cause the shareholder to lose his or her dissenters' rights.

         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF CALIFORNIA LAW, SHAREHOLDERS WHO ARE CONSIDERING ASSERTING DISSENTERS' RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS. THIS DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY CHAPTER 13 WHICH IS ATTACHED AS ANNEX D HERETO.

SOLICITATION OF PROXIES

         The Academy will bear the cost of the solicitation of proxies and the cost of printing and mailing this Annual Report and Proxy Statement. In addition to solicitation by mail, directors, officers and employees of the Academy may solicit proxies from shareholders of the Academy by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Academy will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

         If you have any questions or require additional material, please contact Chuck White, Secretary of the Academy, 625 Polk Street, San Francisco, CA 94102, (415) 292-8280.

         SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. See "THE MERGER AGREEMENT--Exchange of Academy Stock Certificates."

                                   THE MERGER

BACKGROUND OF THE MERGER

         In April 1999, the Academy executed an agreement to sell convertible notes and warrants to purchase common stock to an investor group that included Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (collectively, "Cahill Warnock"). The principal purpose of the proposed financing was to fund the construction and development of a second regional campus in New Orleans, Louisiana. The completion of the financing was subject to the approval by the shareholders of the Academy of the issuance of shares of common stock of the Academy issuable upon conversion of the convertible notes and exercise of the warrants. Shareholder approval was necessary under the rules for maintaining the Academy's listing in the Nasdaq Stock Market because the financing involved the potential issuance of more than 20% of the Academy's outstanding common stock. Following the execution of the agreement, David Warnock, a general partner of the general partner of Cahill Warnock Strategic Partners Fund, L.P., was appointed to the Academy's board.

         At a meeting on May 14, 1999, Keith Keogh, Chief Executive Officer of the Academy, received a letter signed by Theodore G. Crocker, William G. DeMar and Thomas Green which stated that the group owned a majority of the Academy's shares and that it was the group's intention to vote against the financing and to vote against the current board of directors and in favor of a new board of directors. The letter also called for a special meeting of shareholders to elect directors. Mr. DeMar and Mr. Green, who attended the meeting with Mr. Keogh, further indicated the shareholder group's desire that the Academy be sold.

         Mr. Crocker was the Chief Executive Officer of the Academy until May 1998 and was a member of the board of directors of the Academy until his resignation in February 1999. According to Mr. Crocker's filing with the SEC on December 6, 1999, he is the beneficial owner of 1,199,348 shares of the Academy's common stock, representing approximately 31.4% of the total number of outstanding shares. Mr. DeMar was the Chief Operating Officer of the Academy from April 1992 to May 1994 and was a director from October 1986 to March 1997, December 1997 to July 1998 and from July 1999 to the present. Mr. DeMar's December 7, 1999 filing with the SEC indicates that he is the beneficial owner of 150,935 shares of common stock, or approximately 4.0% of the total shares outstanding.

         The Academy understands that Thomas Green is a principal of Thomas Green Securities, which makes a market in the Academy's common stock. Mr. Green has never held a position as an employee, officer or director of the Academy. Mr. Green has represented in connection with the option agreement that he owns at least 177,000 shares of common stock.

         On May 17, 1999, Mr. Keogh, other members of senior management of the Academy and a representative of Pillsbury Madison & Sutro LLP, outside counsel to the Academy, met with Mr. DeMar and William Waterman of W.E.W. & Co., an investment advisor to the shareholder group. At the meeting, Mr. DeMar and Mr. Waterman advised that during the prior approximately ten day period they had initiated merger discussions with CECO and a second company with substantial operations in the post-secondary education business ("Second Company"). Both CECO and the Second Company were familiar to the Academy. The Academy, principally through Mr. Crocker (then in his capacity as Chief Executive Officer), had held preliminary merger discussions with each of these companies at various times during 1997 and 1998.

         Also on May 17, the Academy's board met and management advised the board concerning the May 14 letter and the meeting with representatives of the shareholder group earlier that day. At that meeting, the Academy's board authorized management to explore and report to the board with respect to the Academy's opportunities for a business combination transaction, including with CECO and the Second Company. The board also voted to engage Legg Mason Wood Walker, Incorporated (the placement agent for the proposed convertible debenture and warrant financing) as its financial advisor and voted to postpone the Academy's 1999 Annual Meeting from June 11 to June 28, 1999.

         Promptly following these meetings, Mr. Keogh was contacted by representatives of CECO and the Second Company, who each expressed interest in entering into negotiations with respect to a business combination transaction. On May 26, 1999, the Academy issued a press release describing the actions taken by the shareholder group and stating that board "will give appropriate consideration to any business combination proposal that the Academy may receive" and that it intended to "meet with any potential acquirers who express appropriate interest."

         During the period between May 17 and June 28, 1999, the Academy met with representatives of CECO and the Second Company and provided information to each of them concerning its business. Throughout this period, representatives of the shareholder group participated in discussions between the Academy and each of CECO and the Second Company. The shareholder group also continued to hold separate discussions with each potential acquirer concerning the purchase price and other issues. The Second Company initially proposed a stock-for-stock merger in which Academy shareholders would receive publicly traded shares of the Second Company with a value of approximately $7.00 per share. In late June, after further review of the Academy's business, the Second Company indicated that it was prepared to discuss a transaction at $6.50 per share, subject to further due diligence and negotiation of definitive agreements. CECO initially proposed a stock-for-stock merger at $5 per share. During this period, management of the Academy also contacted several groups that had expressed interest in participating in the Academy's proposed financing, as well as certain others, to determine their interest in a business combination or other buy-out transaction involving the Academy. None of the parties contacted expressed an interest in pursuing such a transaction with the Academy within the range of value under discussion with CECO and the Second Company.

         Prior to the Academy's Annual Meeting of Shareholders on June 28, 1999, Mr. DeMar, on behalf of the shareholder group, and members of the Academy's board determined to vote to adjourn the Annual Meeting for 45 days, expand the size of the Academy's board by two, appoint Mr. DeMar and David Berger, counsel for Mr. Crocker, to the Academy's board of directors and form a special committee of the board consisting of Mr. DeMar, Mr. Berger and Mr. Keogh to explore opportunities for a business combination transaction. It was also determined that a vote on the proposed financing should be postponed until the Annual Meeting was recommenced. These actions were taken and the Annual Meeting was adjourned until August 11, 1999.

         Because the financing was not approved at the Annual Meeting, the Academy had to postpone implementation of its strategic plan, which involved, in addition to the new regional campus in New Orleans, Louisiana, the opening of additional College of Food locations and the production of a new television series. Furthermore, the announced intention of the shareholder group adversely impacted the Academy's other financing plans, negatively affecting the Academy's short term liquidity. Prior to the receipt of the May 14, 1999 letter from the shareholder group, the Academy had planned to effect a $10 million sale and leaseback of the property it acquired in New Orleans, which was expected to result in the immediate return of the Academy's investment in the property of approximately $1.2 million. The prospective sale and leaseback investors indicated their unwillingness to proceed without assurances as to the outcome of the matters to be voted upon at the Annual Meeting. The Academy also had contractual obligations primarily related to the development of the new campus and the television series which called for the Academy to make payments of more than $700,000. The Academy's cash on hand and available credit under existing facilities were not sufficient to meet those payment obligations. Without alternative financing, the Academy defaulted on certain of these obligations and had to suspend its other strategic plans. In addition, without the proceeds of the proposed financing or a sufficient alternative financing, the Academy may have been, and may continue to be, in violation of the financial responsibility requirements of the U.S. Department of Education. If the Academy does not meet these financial responsibility requirements, its participation in the Title IV student financial assistance programs is jeopardized.

         In July 1999, CECO and the Second Company continued their due diligence investigation of the Academy's business and the Academy began substantive discussions with the Second Company concerning a merger agreement. On July 15, 1999, the Academy's board met with representatives of Legg Mason to review financial due diligence information concerning CECO and the Second Company. The board also discussed the status of discussions with the Second Company. The board was advised by management that the Second Company and the Academy had reached an impasse over several issues, including, principally, the Second Company's requirement that the Academy agree to reimburse the Second Company for all of the Second Company's expenses if, for any reason, the parties were unable to enter into a merger agreement. The Second Company terminated discussions with the Academy on July 21, 1999 after the Academy's board indicated that it would not approve the expense reimbursement agreement. Promptly thereafter, the Second Company experienced a substantial decrease in its share price. There have been no further discussions between the Academy and the Second Company.

         On July 23, 1999, CECO sent a letter to the special committee indicating its interest in pursuing an acquisition of the Academy for $6.25 per share in cash, subject to completion of due diligence and execution of definitive agreements. On July 29, 1999, the Academy and CECO entered into a non-binding letter of intent to merge on those terms and containing a binding "no shop" agreement providing that the Academy would not solicit interest from, negotiate with or enter into an agreement with any third party with respect to a business combination transaction for a 45 day period (subsequently extended to 60 days). On August 2, 1999, the Academy and CECO issued a press release reporting that they had signed a letter of intent for a merger at $6.50 per share.

         On August 11, 1999, the Academy's Annual Meeting of Shareholders was reconvened and the proposed financing did not receive the requisite vote, resulting in the failure of a necessary condition and allowing the Academy to terminate its agreement with the Cahill Warnock investor group. The shareholders also voted to adjourn the Annual Meeting again before any vote was taken on the election of directors.

         CECO continued its extensive review of the Academy's business throughout the period beginning in August and continuing until the execution of a definitive merger agreement on December 6, 1999. Preliminary negotiation of a merger agreement commenced in early September and continued until shortly before the merger agreement was signed on December 6, 1999.

         Following the end of the "no shop" agreement with CECO on October 1, 1999, the Academy's management made inquiries of several potential investors and engaged the services of venture capitalists to explore potential alternatives to the merger. The Academy was advised that other companies either were not interested in pursuing a combination transaction with the Academy, or, given the extent of the due diligence investigation that would be required, were not prepared to do so in the same time frame as CECO.

         On October 7, 1999, the special committee was advised by Mr. DeMar that, based on CECO's review of the Academy's business, CECO had indicated to him that it would be willing to pay $5.25 per share in cash. Mr. DeMar indicated to the special committee that the shareholder group would support a transaction at the reduced price. On October 20, 1999, Legg Mason made a presentation to the Academy's board with respect to the financial terms of the proposed merger. Counsel reviewed with the board their fiduciary duties as directors in considering the proposed merger and described the status of merger agreement negotiations with CECO. The board also considered the other matters described below under "--Reasons for the Merger; Recommendation of the Board of Directors."

         On November 18 and 19, 1999, members of management of the Academy and CECO and their respective legal advisors met at the Academy's offices to discuss unresolved points in the merger agreement.

         On November 18, 1999, Mr. Keogh received a letter from Mr. Crocker and Mr. DeMar requesting a special meeting for the election of a new board of directors. The

Academy has been advised by counsel that the proper time under California law for the election of directors is at an annual meeting, rather than a special meeting, and accordingly has taken no action with respect to the request. The Academy intends to elect directors at the Annual Meeting, as described elsewhere in this Annual Report and Proxy Statement.

         On November 22, 1999, Legg Mason advised the Academy that it held a substantial number of Academy shares in margin accounts that were in default. Legg Mason indicated that this created a conflict of interest and accordingly that it would be unable to deliver a fairness opinion with respect to the proposed transaction. The board of the Academy promptly engaged Sutter to advise the board with respect to the financial aspects of the proposed merger.

         On December 3, 1999, a representative of Sutter presented to the board its views and analysis of the financial aspects of the proposed merger with CECO. Counsel to the Academy again reviewed the fiduciary duties of the directors under California law and the terms of the merger agreement.

         On December 6, 1999, the Academy's board convened again. Sutter delivered its opinion to the Academy's board to the effect that, as of December 6, 1999, the merger is fair, from a financial point of view, to the shareholders of the Academy. After further deliberation, the board of the Academy approved the merger agreement and authorized its execution on behalf of the Academy by a vote of seven votes in favor and two votes against. (Directors Ralph Brennan and David Warnock voted against approval of the merger agreement). Later that day, representatives of the Academy and CECO executed the merger agreement.

REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         A majority of the members of the Academy's board, after careful consideration, has determined that the merger is advisable, fair and in the best interests of the Academy. In reaching this conclusion, the board gave significant consideration to a variety of factors, including, without limitation, those described below. In view of the wide variety of factors bearing on its decision, the board did not consider it practical to, nor did it attempt to, quantify or assign relative or specific weight to the factors it considered in reaching it decision. In addition, individual directors may have given differing weights to different factors. The board received the advice of its senior management, financial advisors and independent counsel throughout its consideration of the merger agreement. The Academy's board does not intend the following discussion to be an exhaustive list of the factors considered, but believes the discussion includes the material factors it considered.

         In reaching the determination to approve the merger agreement, the board considered the following principal factors:

          - the Academy's very limited prospects for obtaining financing necessary to execute the Academy's strategic plan as a result of the opposition of shareholders to management's financing plans;

          - the disruption of the Academy's day-to-day operations caused by the shareholder group's persistent desire to sell the Academy;

          - the Academy's deteriorated financial condition, which has placed the Academy in violation of financial tests and requirements necessary to maintain its regulatory status and accreditation;

          - the analyses prepared by Sutter and presented to the board of directors and the opinion of Sutter, that, as of December 6, 1999, the merger is fair, from a financial point of view, to the shareholders of the Academy;

          - the lack of interest expressed by other potential purchasers despite the Academy's May 26, 1999 press release indicating that the board would "give appropriate consideration to any business combination proposal that the Academy may receive" and that it intended to "meet with any potential acquirers who express appropriate interest;"

          - historical information concerning the Academy's financial performance, results of operations, assets, liabilities, operations, management and competitive position;

          - current market conditions and historical trading information with respect to the Academy's common stock;

          - the premium represented by the $5.25 per share merger consideration over the closing market price of $3.8125 on the last trading day prior to the public announcement of the merger;

          - that the Academy's common stock had traded at above $5.25 per share during most of the preceding two and one-half years;

          - comparable merger transactions in the post-secondary educational services market;

          -    the terms and conditions of the merger agreement;

          - the actions that the Academy would be prohibited from taking pending closing of the merger, without CECO's consent;

          - the circumstances under which a termination fee and reimbursement of CECO's expenses would be paid and the amount of the fee and maximum amount of reimbursed expenses;

          - the restrictions in the merger agreement on the ability of the Academy to furnish information and enter into negotiations with another party concerning an Acquisition Proposal, and the Academy's right to:

               - provide information and enter into negotiations in response to an unsolicited Acquisition Proposal if the board determines in good faith, after receipt of written advice of counsel that the failure to engage in those discussions would cause the board to breach its fiduciary duties to shareholders; and

               - terminate the merger agreement if the board determines in good faith, based on the written advice of a nationally recognized financial advisor, that the unsolicited Acquisition Proposal, after considering any CECO counter-proposals, would be more favorable from a financial point of view to shareholders of the Academy than the merger;

          - the Academy's prospects if it continued as an independent company and the availability of other strategic alternatives through which similar or greater value could be achieved for Academy shareholders;

          - the option agreement entered into by CECO and holders of approximately 41% of the Academy's outstanding common stock;

          - the interests of the officers and directors of the Academy in the merger, including the matters described under "Interests of Certain Persons in the Merger;"

          - the possibility that the merger would not occur, including the condition to consummation of the merger requiring regulatory approvals and accreditation by the State of California or ACCSCT; and

          - the possibility that the Academy might be able to negotiate a combination with another company on terms superior to the proposed merger with CECO.

REASONS OF TWO DIRECTORS FOR VOTING AGAINST THE MERGER

         Two directors of the Academy, Ralph Brennan and David Warnock, voted against approval of the merger agreement. The dissenting directors were of the view that the Academy could obtain a higher price through additional, more concerted efforts to seek other buyers. Furthermore, because the share prices of many for-profit post-secondary education businesses had fallen substantially since the summer of 1999, they believed that this was not the appropriate time to sell the Academy.

OPINION OF THE ACADEMY'S FINANCIAL ADVISOR

         The Academy retained Sutter to render an opinion to the Academy's board as to the fairness, from a financial point of view, of the merger to the shareholders of the Academy. On December 6, 1999, Sutter rendered its written opinion to the board of directors of the Academy that the merger was fair, from a financial point of view, to the shareholders of the Academy. Sutter's written opinion to the board of directors of the Academy has been updated to the date of this Annual Report and Proxy Statement (the "Sutter Opinion").

THE FULL TEXT OF THE SUTTER OPINION IS ATTACHED AS ANNEX C TO THIS ANNUAL REPORT AND PROXY STATEMENT. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE SUTTER OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SUTTER.

         The Sutter Opinion addresses only the fairness of the merger, from a financial point of view, to the shareholders of the Academy and does not constitute a recommendation to any shareholder of the Academy as to how such shareholder should vote with respect to the approval of the principal terms of the merger. The summary of the Sutter Opinion set forth in this Annual Report and Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         The board of directors engaged Sutter as its financial advisor because of the record and the experience of Sutter and its principals in rendering fairness opinions. Sutter, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities. In requesting Sutter's fairness opinion, the board did not give any special instructions to Sutter or impose any limitations upon the scope of the investigations that Sutter deemed necessary to enable it to deliver its opinion. During the past five years, neither Sutter nor any affiliate of Sutter has performed any investment banking or other financial services for or had any other material relationship with the Academy except those described herein.

         In connection with rendering its written opinion, Sutter, among other things: (i) reviewed the merger agreement; (ii) reviewed the Academy's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, its Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 and 1998, and its Quarterly Report on Form 10-Q for the period ended September 30, 1999; (iii) met with certain members of the Academy's senior management to discuss its operations, historical financial statements and future prospects; (iv) visited the Academy's facilities in San Francisco, California;
(v) reviewed certain data with respect to the merger prepared by Legg Mason;
(vi) reviewed the historical market prices and trading volume of the common stock of the Academy; (vii) reviewed publicly available financial data and stock market performance data of companies which it deemed generally comparable to the Academy; (viii) reviewed data with respect to certain acquisitions of companies which it deemed generally comparable to the Academy; and (ix) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

         Sutter relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information provided to it by the Academy for purposes of its opinion. Sutter further relied upon the assurances of the management of the Academy that it is unaware of any facts that would make the information provided to Sutter incomplete or misleading. Sutter did not perform or obtain any independent appraisal of the Academy. The Sutter Opinion is also necessarily based upon the market, economic and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

         The following is a summary of the financial analyses used by Sutter in connection with providing its oral opinion to the Academy's Board.

         Sutter reviewed and compared the financial and market performance of the Academy to the financial and market performance of selected publicly traded companies which it deemed generally comparable to the Academy. Sutter determined that the best comparable companies for its analysis were those which operate for-profit educational facilities targeted to high school graduates. The comparable companies selected were Apollo Group, Inc. ("Apollo"), Argosy Education Group, Inc., CECO, Computer Learning Centers, Inc., Corinthian Colleges, Inc., DeVry Inc., Education Management Corporation, EduTrek International, Inc., ITT Educational Services, Inc., Quest Education Corporation ("Quest"), Strayer Education, Inc., and Whitman Education Group, Inc. Although the comparable companies were considered similar to the Academy in some respects, none of such companies possessed a business profile or other characteristics identical to those of the Academy. Most of the comparable companies are substantially larger and more profitable than the Academy.

         For each of the comparable companies, Sutter examined certain publicly available financial data, including revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), and current and projected earnings per share. Sutter calculated the ratio of the market price of each comparable company's stock in relation to each company's earnings per share and the ratio of the market capitalization (i.e., the total market value of the common stock outstanding plus the par value of total debt, less cash and cash equivalents) of each of the comparable companies in relation to each company's EBITDA and EBIT. The ratios of the stock prices of the comparable companies to latest twelve months ("LTM") earnings per share ranged from 5.7x to 36.3x and had a median of 18.0x and a harmonic mean(1) of 14.7x; the Academy had negative LTM earnings per share. The ratios of the stock prices of the comparable companies to estimated current year's earnings per share ranged from 6.3x to 29.6x and had a mean of 16.8x and a harmonic mean of 16.8x; the Academy had

----------------------------
(1) The harmonic mean is calculated by using the reciprocals of the multiples. The harmonic mean is used by Sutter because it gives equal weight to equal dollar investments in the securities whose ratios are being averaged. Sutter utilizes the harmonic mean in averaging ratios in which price is the numerator.

no estimate for 1999, but had negative earnings per share for the nine months ended September 30, 1999. The ratios of market capitalization to LTM revenues of the comparable companies ranged from 0.4x to 4.4x, and had a median of 1.2x and a harmonic mean of 0.8x, compared to 1.0x for the Academy at the $5.25 merger price. The ratios of market capitalization to LTM EBITDA of the comparable companies ranged from 2.9x to 18.0x, and had a median of 9.1x and a harmonic mean of 7.3x, compared to 65.8x for the Academy at the $5.25 merger price. The ratios of the enterprise value to LTM EBIT of the comparable companies ranged from 3.8x to 21.9x and had a median of 11.6x and a harmonic mean of 9.7x; the Academy had negative LTM EBIT. Sutter indicated that, although the comparable companies operate businesses somewhat similar to the Academy's business, the comparable companies were as a group superior to the Academy in many significant respects.

         Sutter also considered acquisitions of companies which it considered generally comparable to the Academy. All of such acquisitions in the study are by larger comparable companies included above. The acquisitions considered were Apollo's acquisitions of College for Financial Planning and Western International University; CECO's acquisitions of Scottsdale Culinary Institute, Inc., Intl. Academy of Merchandising & Design, International Academy of Design, The Katharine Gibbs Schools, Inc., School of Computer Technology, Inc., and Western Culinary Institute; and Quest's acquisitions of Hesser College and CHI Institute. The acquired companies are generally similar in size to, or smaller than, the Academy, but are generally more profitable.

         For each of the comparable acquired companies, Sutter examined certain publicly available financial data, including revenues, EBITDA and EBIT. Sutter calculated the ratio of the market capitalization (i.e., the total market value of the common stock outstanding plus the par value of total debt, less cash and cash equivalents) of each of the comparable acquired companies in relation to each company's revenues, EBITDA and EBIT. The ratios of market capitalization to LTM revenues of the comparable acquired companies ranged from 0.7x to 3.1x, and had a median of 1.0x and a harmonic mean of 1.0x, compared to 1.0x for the Academy at the $5.25 merger price. The ratios of market capitalization to LTM EBITDA of the comparable acquired companies ranged from 3.3x to 11.8x, and had a median of 6.3x and a harmonic mean of 5.9x, compared to 65.8x for the Academy at the $5.25 merger price.. The ratios of the enterprise value to LTM EBIT of the comparable acquired companies ranged from 6.5x to 35.3x and had a median of 12.2x and a harmonic mean of 11.6x; the Academy had negative LTM EBIT. Sutter indicated that, although the comparable acquired companies operate businesses somewhat similar to the Academy's business, the comparable acquired companies were as a group superior to the Academy in many significant respects.

         As management of the Academy had not prepared a projection for 1999 or for subsequent years, Sutter determined that it was not practical to value the Academy using a discounted cash flow methodology. Given the Academy's current financial condition, Sutter noted that a meaningful improvement in earnings could not be generated without substantial capital expenditures, which required an influx of capital.

         Sutter noted that the Academy's shares are thinly traded and that they had traded above the $5.25 level since 1996, except for the two months preceding its written opinion delivered on December 6, 1999. However, Sutter noted that the then-current approximately $4.00 price level apparently reflected the market's view of the Academy's prospects for profitability in the foreseeable future.

         Based upon the above, Sutter concluded that the merger was fair, from a financial point of view, to the shareholders of the Academy.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Sutter Opinion. In arriving at its opinion, Sutter considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion as to the fairness of the merger, from a financial point of view, to the shareholders of the Academy. As described above, the Sutter Opinion and presentation to the Academy's board was one of many factors taken into consideration by the Academy's board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Sutter.

         Pursuant to the engagement agreement, the Academy agreed to pay Sutter a fee of $80,000 for its fairness opinion. The fee was not dependent upon the conclusion reached by Sutter. The Academy also agreed to reimburse Sutter for its reasonable out-of-pocket expenses and to indemnify Sutter and certain related persons against certain liabilities in connection with the engagement of Sutter, including certain liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain directors and executive officers of the Academy may have interests, described herein, that present them with potential conflicts of interest in connection with the merger. The board of directors was aware of the potential conflicts described below and considered them in addition to the other matters described under "--Reasons for the Merger; Recommendation of the Board of Directors."

         In 1998, the board of directors approved employment agreements with change in control provisions with Thomas Spanier and Chuck White. In 1999, the board authorized comparable agreements with Keith Keogh (June 1, 1999), Jerald Chesser (July 1, 1999) and Laura Rivera (March 15, 1999). The purpose of these agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Academy. These agreements provide that in the event of a change in control of the Academy, as that term is defined in these agreements, each officer is entitled to receive certain severance benefits upon the subsequent termination.

         The severance benefits include the payment of the following sums:

-    Keith Keogh           $390,000
-    Chuck White           $150,000
-    Thomas Spanier        $150,000
-    Laura Rivera          $100,000  ($125,000 after March 15, 2000)
-    Jerald Chesser        $100,000  ($125,000 after July 1, 2000)

         The occurrence of the merger will constitute a change in control of the Academy under these agreements. CECO has agreed to the payment of the sums listed above upon the closing of the merger if due or payable.

         Shares of Academy common stock held by officers and directors of the Academy will be converted into the right to receive $5.25 in cash, the same consideration received for shares of Academy common stock held by other shareholders.

         After the merger is completed, CECO will preserve all rights to indemnification existing as of the date of the closing of the merger, in favor of any current or former officer, director, or employee of the Academy for a period of six years following the merger. CECO will also obtain, or continue the existing, director and officer insurance for a period of six years following the merger with substantially the same coverage as provided on the effective time of the merger; however, if the annual premiums for such insurance exceed 150% of the premiums paid in 1999, CECO will only obtain as much insurance as possible for such amount. In the event of a dispute regarding indemnification, questions will be conclusively determined by the opinion of disinterested legal counsel selected by the Academy.

         Pursuant to a letter agreement with CECO dated December 4, 1999, Theodore G. Crocker has agreed that as of the closing of the merger, he will pay the Academy a total of $465,000 plus accrued interest in full payment of a promissory note held by the Academy and will release the Academy from any claims he has against it, including those relating to the promissory note, and that he will bring any future actions relating to a certain worker's compensation claim only against the insurance carrier, and not against the Academy. CECO has agreed with Mr. Crocker that it will, at the closing, cause the Academy to release any and all claims it has against Mr. Crocker. See "CERTAIN PENDING LITIGATION."

                      DESCRIPTION OF ACADEMY CAPITAL STOCK

COMMON STOCK

         The Academy has 20,000,000 shares of common stock, no par value, authorized for issuance. Each share of Academy common stock is entitled to share pro rata in dividends and distributions with respect to the Academy common stock when, as and if declared by the board from funds legally available therefor. No holder of Academy common stock has any preemptive right to subscribe for any of the Academy's securities. Subject to the rights of creditors and holders of any Preferred Stock (as defined below) which may be issued in the future, upon dissolution, liquidation or winding up of the Academy, the assets will be divided on a share-for-share basis among holders of the shares of Academy common stock. All shares of common stock outstanding are fully paid and nonassessable.

CUMULATIVE VOTING

         Each holder of the Academy common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are also entitled to cumulative voting in the election of directors as provided under California law. Under cumulative voting rules, every shareholder voting in the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes among the number of directors to be elected, or for any two or more of them, as the shareholder may see fit, provided, however, that no shareholder will be entitled so to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting and any shareholder has given notice, at the Annual Meeting and prior to the commencement of voting, of such shareholder's intention to cumulate his votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

DIVIDEND POLICY

         The Academy has not paid dividends on the Academy common stock, and under the terms of the merger agreement, is prohibited from paying dividends in the future.

PREFERRED STOCK

         The Academy has 5,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), authorized for issuance. There is no Preferred Stock outstanding. The board may provide for the issuance from time to time of authorized and unissued shares of Preferred Stock in series and will establish as to each series the designation and number of shares to be issued and the relative rights and preferences of each series, including provisions regarding voting powers, redemption, dividend rights, rights upon liquidation and conversion rights. Pursuant to the Academy's Amended and Restated Articles of Incorporation and a Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock of California Culinary Academy, Inc. filed August 23, 1996, the Academy has designated shares of Preferred Stock as Series A Preferred Stock, none of which is currently outstanding. The merger agreement prohibits the Academy from issuing shares of Preferred Stock in the future.

CHARTER DOCUMENTS OF ACADEMY FOLLOWING THE MERGER

         The By-Laws and Articles of Incorporation of the Academy in effect at the effective time will be the By-Laws and Articles of Incorporation of the Academy following the merger until thereafter changed or amended as provided therein or by applicable law.

                              THE MERGER AGREEMENT

         The following is a summary of the material provisions of the merger agreement. It is not intended to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated in this document by reference. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGER

         GENERAL

         The merger agreement contemplates the merger of an indirect, wholly owned subsidiary of CECO, CCC Acquisition, LLC, into the Academy. After the merger, the Academy will be an indirect, wholly owned subsidiary of CECO. The merger will be completed once the parties file a certificate of merger with the Delaware Secretary of State and an agreement of merger with the California Secretary of State. These filings will occur as soon as is practicable after the closing under the merger agreement. Unless the parties agree otherwise, the closing will occur no later than the 5th business day after the satisfaction or waiver of the conditions set forth in the merger agreement.

         CONSIDERATION

         At the effective time of the merger, each of the outstanding shares of Academy common stock will be converted into the right to receive $5.25 in cash, without interest, upon surrender of the certificate or certificates which immediately prior to the merger represented Academy common stock. Each share of the Academy's common stock owned by the Academy, Merger Sub or CECO, including shares held as treasury stock, will be cancelled.

         STOCK OPTIONS AND OTHER STOCK RIGHTS

         Immediately prior to the closing, each existing option to purchase the Academy's common stock that has not then vested and exercisable shall become vested and exercisable, and the Academy shall exchange each existing option for cash equal to the difference, if any, between $5.25 and the exercise price for such option.

EXCHANGE OF ACADEMY STOCK CERTIFICATES

         PAYING AGENT

         Once the parties complete the merger, the Harris Trust & Savings Bank, or another institution selected by CECO, will mail to each Academy shareholder a letter of transmittal and instructions for use in surrendering its Academy shares in exchange for the merger consideration. Academy common stock share certificates will then be cancelled.

         TRANSFERS

         As soon as the parties complete the merger, the stock transfer books of the Academy will be closed, and there will be no further registrations of transfers of the Academy common stock. The merger consideration paid upon the surrender of shares of Academy common stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares.

         TERMINATION OF PAYMENT FUND

         CECO will receive any portion of the merger fund which remains undistributed to the Academy shareholders twelve (12) months after the date the parties complete the merger. Any Academy shareholder who has not previously complied with the payment procedures may then look only to CECO for payment, subject to applicable abandoned property, escheat or similar laws.

         NO INTEREST

         No interest will be paid or accrued on merger consideration due to Academy shareholders.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains various representations and warranties of the Academy relating to, among other things:


-    organization and qualification;                        -    the  completeness  and  correctness  of the Academy's
                                                                 Articles of Incorporation and By-Laws;
-    capitalization;
                                                            -    regulatory matters;
-    its lack of voting debt;
                                                            -    the accuracy of  information  supplied by the Academy
-    its listing on the Nasdaq National Market;                  in connection with the merger;

-    its authority relative to the merger agreement;        -    absence of litigation;

-    no violation of laws, accrediting standards or other   -    employee benefit plan;
     agreements in connection with the merger;
                                                            -    labor matters;
-    receipt of consents  and  approvals  required for the
     merger;                                                -    accreditation by accrediting bodies;

-    filings with the Securities and Exchange Commission    -    lack of action with respect to a planned
     and its financial statements;                               computer rollout;

-    the accuracy of accounting books and records;          -    no impact of anti-takeover statutes;

-    absence of certain changes or events;                  -    no undisclosed change of control payments;

-    absence of undisclosed liabilities;                    -    environmental matters;

                                                            -    votes necessary to approve the merger;

                                       -48-


-    tax matters;

-    no restrictions on its business activities;            -    absence of pending change of control transaction;

-    absence of undisclosed liens and encumbrances;         -    year 2000 preparedness;

-    owned and leased real property;                        -    the accuracy of  information  supplied in  connection
                                                                 with this document;
-    intellectual property;
                                                            -    receiving a fairness  opinion from Sutter  Securities
-    absence of undisclosed material contracts;                  Incorporated;

-    possession of licenses, permits and other approvals    -    absence of undisclosed brokerage fees; and
     required for the operation of business and
     compliance with laws;                                  -    accuracy of financial ratios.



         The merger agreement also contains customary representations and warranties made by CECO and its merger subsidiary as to, among other things:


-    their organization and qualification;                  -    possession of sufficient  funds for payment of the
                                                                 merger consideration;
-    the completeness and correctness of their
     Certificates of Incorporation and By-Laws;             -    approval of the principal terms of the merger;

-    their authority relative to the merger agreement;      -    absence of brokers fees;

-    no violation of laws or other agreements in            -    interim operations of the merger subsidiary;
     connection with the merger;
                                                            -    the accuracy of information supplied in
-    consents and approvals required for the merger;             connection with this document; and

-    absence of litigation;                                 -    disclosure of agreements with the Academy's
                                                                 shareholders.



CONDUCT OF BUSINESS OF THE ACADEMY PRIOR TO THE EFFECTIVE TIME

         The Academy has agreed between the date of the merger agreement and the closing of the merger, except for scheduled exceptions or with the consent of CECO, it will generally:

- conduct its business in an ordinary course in the same manner as previously conducted;

-    pay its debts and taxes consistent with past practice;

-    collect its receivables consistently with past practice;

- preserve its present business organizations, keep available the services of its officers and employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others, all consistent with past practice;

-    not amend its employee benefit plans;

-    not enter into partnership agreements or joint ventures;

- not increase the pay or severance benefits of its executive officers or directors;

-    not transfer its rights to its intellectual property or curricula;

- not commence non-routine litigation, other than where failure to so commence would impair the Academy's business;

- not declare or pay dividends, split or reclassify its capital stock, or redeem or repurchase its capital stock;

- not issue any shares of its capital stock or any securities convertible into or any rights to acquire shares of its capital stock;

-    not amend its organizational documents or material contracts;

- other than in the ordinary course of business, not sell, lease, license, encumber or otherwise dispose off material properties or assets, or liquidate;

- not incur any indebtedness for borrowed money in excess of $250,000 or guarantee any such indebtedness, all other than in the ordinary course of business;

- not change the terms of its existing pay or benefits arrangements with its employees except ordinary course wage increases consistent with past practices, or enter into any employment contract not in the ordinary course, or pay any special bonus to any director or employee;

-    not revalue its assets;

- not commence any operations in connection with its properties in New Orleans, Louisiana;

- not pay any claim for liability in excess of $50,000 in any one case or $150,000 in the aggregate;

- not make or change any material tax election, change in any material respect any accounting method in respect of taxes, amend any material tax return, enter into any closing agreement or settle any claim in respect of taxes;

- not enter into a material contract other than in the ordinary course of business consistent with past practices;

-    not amend or terminate its insurance policies;

-    not change its tuition, fees, program duration or curricula;

- not establish or develop additional colleges of food, other than the Garden Grove campus;

- not hire, fire (other than for cause), or change work responsibilities of employees earning over $75,000 annually and whose employment cannot be terminated on 30 days' notice without liability;

- not pay fees or expenses incurred by the shareholder group or their agents in connection with the merger;

- not take any action reasonably likely to cause any of the conditions to closing not to be satisfied; and

- grant CECO and its representatives reasonable access to information concerning the Academy.

NO SOLICITATION OF TRANSACTIONS

         The Academy has generally agreed that it will not:

- solicit, initiate or encourage any inquiries regarding any acquisition proposal;

- engage in negotiations or discussions concerning, or provide information in connection with, any acquisition proposal; or

- agree to, approve, recommend or otherwise endorse or support any acquisition proposal.

         However, these restrictions do not prohibit the Academy from:

- furnishing information under an appropriate confidentiality agreement to any person that makes an unsolicited bona fide written acquisition proposal; or

- engaging in discussions or negotiations with a third party which has made such an unsolicited proposal.

         However, in each case referred to above, the Academy's board must reasonably determine in good faith, after receipt of written advice from outside legal counsel, that the failure to engage in discussions with the third party would cause the Academy's board to breach its fiduciary obligations to its shareholders, and must first consult with Sutter Securities Incorporated, or another nationally recognized investment bank. If the Academy's board determines that an unsolicited acquisition proposal is a "Superior Proposal," then the Academy's board may (a) withdraw or modify its approval or recommendation of the merger and recommend the Superior Proposal or (b) terminate the merger agreement. A "Superior Proposal" is defined as any unsolicited, bona fide, written acquisition proposal for consideration consisting of cash and/or securities, and otherwise on terms which the Academy's Board of Directors determines (based on the written advice of a financial advisor of nationally recognized reputation, including, without limitation, Sutter Securities Incorporated) are more favorable to the Academy's shareholders from a financial point of view than the merger (or other counter proposal submitted by CECO), after consultation with its outside legal counsel.

         If the board receives a Superior Proposal, the Academy must notify CECO of the material terms and conditions of the proposal and consider in good faith any improved proposal submitted by CECO, and only take any of the actions outlined above after the fifth day following delivery of the notice to CECO. The Academy must also provide CECO with a final written notice at least 24 hours before accepting any Superior Proposal.

INDEMNIFICATION AND INSURANCE

         After the merger is completed, CECO will preserve all rights to indemnification existing as of the date of the closing of the merger, in favor of any current or former officer, director, or employee of the Academy for a period of six years following the merger. CECO will also obtain, or continue the existing, director and officer insurance for a period of six years following the merger with substantially the same coverage as provided on the effective time of the merger; however, if the annual premiums for such insurance exceed 150% of the premiums paid in 1999, CECO will only obtain as much insurance as possible for such amount. In the event of a dispute regarding indemnification, questions will be conclusively determined by the opinion of disinterested legal counsel selected by the Academy.

CONDITIONS OF THE MERGER

         The respective obligations of the Academy and CECO to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

- the approval of the principal terms of the merger by the Academy's shareholders;

- no temporary restraining order, injunction, or court order preventing the consummation of the merger; and

- the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and obtaining of all approvals and consents from governmental and regulatory authorities where necessary to complete the merger, except for DOE approval and approvals whose absence could not reasonably be expected to have a material adverse effect on the Academy or on the Academy's or CECO's ability to consummate the merger.

         The Academy's obligation to complete the merger also depends on the satisfaction or waiver of each of the following conditions:

- CECO's representations and warranties being true and correct in all material respects when made and as of the closing date; and

- CECO having performed or complied in all material respects with all obligations to be performed by it under the merger agreement at or prior to the effective time; and there having been no material adverse effect on CECO between the date of the merger agreement and the closing of the merger.

         CECO's obligation to complete the merger also depends on the satisfaction or waiver of each of the following conditions:

- the Academy's representations and warranties being true and correct in all material respects when made and as of the closing date;

- the Academy having performed or complied in all material respects with all obligations to be performed by it under the merger agreement at or prior to the effective time;

- CECO having received all consents necessary to consummate the merger, except approval from the DOE and such other consents that would not reasonably be expected to have a material adverse effect on the Academy if not obtained;

- there having been no material adverse effect on the Academy between the date of the merger agreement and the closing of the merger; and

- the Academy having received the renewal of its accreditation approved by ACCSCT and no "show cause" orders being outstanding.

         There can be no assurance that the conditions to the merger will be satisfied. If the merger is not completed, the Academy's current financial condition presents significant risks for investors in the Academy's common stock.

TERMINATION

         The merger agreement may be terminated and the merger may be abandoned, at any time before completion of the merger, in the following circumstances:

-    by the parties' mutual consent;

- by CECO if the Academy is in breach of any material representation, warranty or covenant that cannot be cured or that the Academy has not cured the breach within twenty days after written notice by CECO, provided that CECO is not in material breach of the merger agreement;

- by CECO if (a) the Academy's board adversely amends, withholds or withdraws its recommendation of the merger, (b) the Academy's board resolves or publicly announces its intention to recommend an alternative acquisition proposal, (c) a tender offer or exchange for 20% or more of the Academy's outstanding shares of common stock is commenced and the Academy's board fails to recommend against or takes no position with respect to acceptance of that tender offer, or (d) the Academy is in breach of the no solicitation provisions of the merger agreement;

- by the Academy if CECO is in breach of any material representation, warranty or covenant that cannot be cured or that CECO has not cured the breach within twenty days after written notice by the Academy, provided that the Academy is not in material breach of the merger agreement;

- by the Academy in certain circumstances relating to an unsolicited, bona fide, written acquisition proposal (see "--No Solicitation of Transactions"); or

- by the Academy or CECO if (a) a final, non-appealable court order prevents consummation of the merger; (b) an action by a governmental or regulatory entity or accrediting body would make consummation of the merger illegal or prohibit CECO's ownership or operation of all or a material portion of the Academy's business or require CECO to dispose of or hold separately all or a material portion of its or the Academy's business or assets, (c) the Academy's shareholders do not approve the merger at the shareholders' meeting, or (d) the merger is not consummated by April 26, 2000, except that either party may extend this date until June 30, 2000 if the only unfulfilled condition as of April 26, 2000 is the approval of the merger by the State of California or the ACCSCT.

TERMINATION FEES AND EXPENSES

         Except as otherwise stated in the merger agreement, all expenses incurred in connection with the merger will be paid by the party incurring such expenses.

         The Academy has agreed to pay CECO all of its out-of-pocket expenses, not to exceed $250,000, plus the following termination fees if the merger agreement is terminated by CECO:

- $500,000 if CECO terminates as a result of the Academy's willful breach of any representation, warranty, covenant or agreement set forth in the merger agreement; or

-    $1,250,000 if CECO terminates because:

     - the Academy's board adversely amends, withholds or withdraws its recommendation of the merger or resolves or publicly announces its intention to recommend an alternative acquisition proposal;

     - acceptance of a tender offer for 20% or more of the Academy's outstanding shares or publicly announces its intention to take no position with respect to such offer;

     - the Academy materially breaches its agreement not to solicit offers contained in the merger agreement; or

     - at the time of the shareholders' meeting the Academy has received a bona fide acquisition proposal or a third party has publicly announced its intention to make a bona fide acquisition proposal, the Academy's shareholders do not approve the merger, and within twelve months after termination of the merger agreement the Academy consummates an acquisition proposal with a third party.

                                FEES AND EXPENSES

         Under an agreement dated July 8, 1998, the Academy agreed to pay Legg Mason a fee of $50,000 and, upon the closing of a private placement transaction, issue to Legg Mason warrants to purchase 150,000 shares of common stock and pay Legg Mason five percent of the amount of any such financing. On May 19, 1999, the Academy and Legg Mason amended the agreement to include financial advisory services relating to a potential business combination transaction. On December 3, 1999, at CECO's request, the Academy further amended the agreement to provide that any fees paid by the Academy to Sutter, up to $75,000, will be subtracted from any fees owed to Legg Mason, and to fix Legg Mason's fees at $300,000 upon the successful consummation of the merger.

                              REGULATORY APPROVALS

         Completion of the merger is subject to certain approvals or notice requirements imposed by certain regulatory and accrediting agencies. The Academy is currently in the process of obtaining approval of the merger from the Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT"), as well as obtaining the five-year renewal of its accreditation with the ACCSCT. The ACCSCT is scheduled to review the Academy's accreditation application during its February 2000 meeting. The Academy is also in the process of providing notice to, or obtaining approval of the merger from, the California Bureau for Private Postsecondary and Vocational Education, a division of the California Department of Consumer Affairs, the American Culinary Federation Educational Institute, and the United States Department of Education ("DOE"). Under the merger agreement, the Academy must obtain all approvals and consents from governmental and regulatory authorities where necessary to complete the merger, except for DOE approval and other approvals whose absence could not reasonably be expected to have a material adverse effect on the Academy or on the Academy's or CECO's ability to consummate the merger. Under DOE regulations, DOE approval, which effectively permits the Academy to continue to access federal student financial aid funding, can only be obtained after the merger has been consummated. The Academy, with the assistance of CECO, is presently working toward obtaining all of these approvals and providing these notices. However, there can be no assurance that these approvals will be obtained.

         Federal antitrust laws prevent the Academy from completing the merger until a required notification and report form is filed and a required waiting period has expired or been terminated. In December 1999 the Academy filed the required notification and report form. Even if the waiting period is successfully terminated, the Antitrust Division of the Department of Justice or the Federal Trade Commission could still take action under the antitrust laws that could adversely affect the merger. However, CECO and the Academy do not believe that the completion of the merger will result in the violation of any applicable antitrust laws.

                              THE OPTION AGREEMENT

         The following summarizes the material terms of the option agreement, which appears as Annex B to this Annual Report and Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the option agreement.

         In connection with the execution of the merger agreement on December 6, 1999, Theodore Crocker, William DeMar, and Thomas Green, the owners of an aggregate of approximately 41% of the Academy's common stock, and CECO entered into the option agreement. Pursuant to and subject to the terms of the option agreement, the shareholders have agreed to appear at any shareholders' meeting and vote in favor of any business combination between the Academy and CECO and against any "Acquisition Proposal" (as defined in the merger agreement) and have granted to CECO the shareholders' irrevocable proxy for such actions, revoked any and all previous proxies, and agreed not to take any other action which could adversely affect the option agreement or the merger agreement. Additionally, the shareholders granted CECO an option to purchase, at any time prior to the termination of the merger agreement, all, but not less than all, of the shareholders' common stock of the Academy at a purchase price per share equal to the price set forth in the merger agreement. The shareholders further agreed not to solicit or respond to any inquiries constituting or reasonably expected to lead to an Acquisition Proposal and not to assign the shareholders' shares other than to certain permitted transferees, grant any proxies or enter into any voting trusts in respect to their shares, or take any action which would be a breach of any representation or warranty in the option agreement.

         The option agreement terminates upon the termination of the merger agreement in accordance with its terms. CECO may exercise the purchase option at any time prior to the closing of the merger, subject to fulfillment of certain conditions, including all of the conditions set forth in Article 6 of the merger agreement.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of the material federal income tax consequences of the merger to the Academy's shareholders. No foreign, state or local tax considerations are addressed, nor are federal tax considerations other than income tax considerations. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to the Academy's shareholders. This summary applies only to the Academy's shareholders who hold their shares as capital assets and does not discuss all of the U.S. federal income tax consequences that may be relevant to particular Academy shareholders subject to special treatment, such as security dealers, insurance companies, banks and tax-exempt entities.

         ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM WITH SPECIFIC REFERENCE TO THEIR PARTICULAR TAX SITUATIONS, INCLUDING TAX CONSEQUENCES UNDER FOREIGN, STATE AND LOCAL TAX LAWS.

         The exchange of the shares of Academy common stock for cash will be a taxable transaction to the holders of such shares for federal income tax purposes. In general, each shareholder will recognize gain or loss in an amount equal to the difference between the cash received and such shareholder's adjusted tax basis in the shareholder's shares. Such gain or loss will be a capital gain or loss if a shareholder has held his shares as a capital asset within the meaning of Section 1221 of the Code. Capital gain or loss will be a long-term capital gain or loss if a shareholder has held his shares for more than a year as of the date of completion of the merger. There are certain limitations on the deductibility of capital losses. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. It is the responsibility of each shareholder to determine the adjusted tax basis of his shares. The Academy is unable to provide this information to its shareholders.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         YOU SHOULD READ THIS DISCUSSION TOGETHER WITH THE ACADEMY'S FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED IN THIS DOCUMENT. THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACADEMY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. PLEASE SEE THE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ELSEWHERE IN THESE DOCUMENTS.
THE ACADEMY'S FISCAL YEAR ENDS ON JUNE 30.

OVERVIEW

         The Academy's revenues are derived primarily from culinary arts education as well as restaurant, retail and media operations. Culinary arts education primarily consists of the AOS Degree and B&P Certificate programs, the College of Food Basic Professional Culinary Skills Program, and weekend professional skills program offerings. The AOS Degree program enrolls students on a two-week cycle. The program can accommodate up to 25 students per class. The 30-week B&P Certificate program enrolls classes on a four week cycle, typically ranging in size from 15 to 25 students, with four classes enrolled as of December 31, 1999. The College of Food programs commenced October 14, 1996 at the Academy's prototype facility in Salinas, California. A second College of Food campus was opened on the campus of San Diego State University in San Diego, California in February 1998. The San Diego State University facility was closed and a new larger campus was opened in La Mesa in San Diego County in December 1998. In July 1999 a College of Food facility was opened in San Francisco within a block of the core campus. As of December 31, 1999, approximately 248 students were enrolled in the Basic Professional Culinary Skills program at the College of Food's three locations. The Colleges of Food enroll students every three to four weeks. As of December 31, 1999, the Academy has 21 students enrolled in various weekend professional programs.

         Consumer education consists of programs oriented to a part-time audience. The course length and content address the interests of food industry professionals, home cooks and individuals who are contemplating a change in their professional careers. These courses include single topic classes and various three or four class series covering current topics and basic skills.

         Restaurant and retail operations include two restaurants and a private dining room, banquet services and a small on-site retail shop offering beverages, cookbooks, video tapes, kitchen wares and selected clothing. Media operations primarily consist of the marketing of the COOKING AT THE ACADEMY television series and cookbook royalties. Certain expenses such as food costs and costs of goods sold are related to both educational services and retail restaurant operations.

         Revenues from the Academy's AOS Degree and B&P Certificate programs rely exclusively on enrollments in those programs. Tuition is initially recorded as deferred revenue at the commencement of each enrollment period and recognized as revenue over the length of program as students complete course work required for graduation.

         The Academy believes that manageable growth is achievable through the addition of strategically located core campuses, such as its main campus in San Francisco, as well as extension campuses, such as the College of Food locations in Salinas and San Diego, California. While management believes that this strategy will enable it to significantly increase revenues by providing additional educational and training resources for the food industry, there can be no assurance that management will be able to successfully implement such a strategy.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

REVENUES

         Culinary arts education revenue decreased 4.6%, to $3,791,000, for the three months ended September 30, 1999, from $3,974,000 in the same period in the prior fiscal year. The decrease in culinary arts education revenue is due primarily to the temporary decrease in AOS Degree student census, due to a decrease in length of the program from 18 to 16 months. The Academy thus had more students matriculating and entering its externship program in the second and third fiscal quarters of the fiscal year ended June 30, 1999 than in previous fiscal quarters, resulting in a reduction in both the number of revenue-producing students and total enrollment. This decrease was partially offset by tuition increases and increased attendance at the Academy's College of Food locations.

         Restaurants, catering and other revenue increased 23.1%, to $836,000, for the three months ended September 30, 1999, from $679,000 in the same period in the prior fiscal year. The increase in restaurants, catering and other revenue is primarily due to revenues generated by the Academy's student housing and increased restaurant and catering sales.

COST OF SALES

         Food and beverage costs increased 16.6%, to 450,000, for the three months ended September 30, 1999, from $386,000 in the same period in the prior fiscal year. The increase in food and beverage cost resulted from higher food costs and increased College of Food enrollment during the quarter.

         Other costs of sales increased 8.8%, to $434,000, for the three months ended September 30, 1999, from $399,000 in the same period in the prior fiscal year. The increase in other costs of sales is primarily attributable to costs associated with student supply packages due to increased enrollment at the College of Food campuses and improved retail sales at the San Francisco campus.

OPERATING EXPENSES

         Operating expenses increased approximately $530,000, or 15.4% ,to $3,971,000 for the three months ended September 30, 1999, from $3,441,000 in the same period in the prior fiscal year. The increase in operating costs was due primarily to the following factors: (i) increase in occupancy costs of $138,000, or 25.0%, due to lease of the second residential hotel in San Francisco and the leasing of the College of Food campuses in La Mesa and Garden Grove, California;
(ii) increase in depreciation expense of $57,000, or 21.2%, which was primarily due to the opening of the La Mesa College of Food; (iii) increase in compensation and outside service expenses of $166,000, or 8.6%, due to a reorganization of the sales and marketing functions in the fourth quarter of fiscal year 1999; and (iv) costs associated with the New Orleans Project.

INTEREST EXPENSE, NET

         Interest expense, net consists primarily of interest payments related to short-term loans which were partially offset by interest on cash equivalents and short-term investments. The decrease of $51,000 from net interest income during the same period a year ago to net interest expense in the current fiscal quarter resulted from a decrease in cash equivalents and short-term investments due to development activities and an increase in short-term borrowings.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1998 AND 1999

         The Academy incurred a net loss of $869,000, or ($0.23) per share for the fiscal year ended June 30, 1999 ("Fiscal 1999"), compared to a loss of $771,000, or $0.22 per share, for the fiscal year ended June 30, 1998 ("Fiscal 1998").

         Total revenues increased $931,000, or 5.6%, from $16,732,000 in Fiscal 1998 to $17,974,000 in Fiscal 1999. Total revenues increased $1,393,000, or 9.1%, from $15,339,000 for the fiscal year ended June 30, 1997 ("Fiscal 1997") to $16,732,000 in 1998. Revenues from culinary arts education increased $1,041,000, or 7.8%, from $13,449,000 in 1998 to $14,490,000 in 1999. Revenues from culinary arts education increased $767,000, or 6.1%, from $12,682,000 in 1997 to $13,449,000 in 1998.

         Total student count in the AOS Degree, B&P Certificate and College of Food programs increased by 31 students, or 4.0%, to 807 students as of June 30, 1999 from 776 students as of June 30, 1998. The increase is primarily attributable to the introduction of the College of Food programs.

         Student Housing revenue increased by $227,000 or 72.8% from $312,000 in the fiscal year ended June 30, 1998 to $539,000 in the fiscal year ended June 30, 1999. The increase was due to increased occupancy. Fiscal 1998 was the first year that the Academy provided housing services.

         Restaurant, retail, media and other sales decreased to $2,945,000, or 16.4% of total revenues, in Fiscal 1999, compared to $2,971,000, or 17.8% of total revenues, in

                                       -60-
df


Fiscal 1998. Restaurant, retail, media and other sales increased by $314,000 or by 11.8% from 1997 to $2,971,000 or 17.8% of total revenues in Fiscal 1998.

         Operating expenses were $15,539,000, or 86.5% of total revenues in Fiscal 1999 compared to $14,063,000 or 84.0% of total revenues in Fiscal 1998. The increase was primarily attributable to the write off of the expenses of the private placement that was voted down by the shareholders, pre-opening costs related to the New Orleans Project, opening of the College of Food campus in La Mesa, California, the opening of a second student housing building in San Francisco, year end charges to the allowance for doubtful accounts due to the large increase in College of Food receivables and the increase in Sales and Marketing related expenses in the fourth quarter resulting from a reorganization of these two areas of the Academy. Operating expenses were $14,063,000 or 84.0% of revenues for the fiscal year ended June 30, 1998, compared to $11,875,000 or 77.4% of revenues in 1997.

         Food and beverage expenses were $1,989,000, or 11.1% of total revenues, in Fiscal 1999, compared to $1,810,000, or 10.8% of total revenues, in Fiscal 1998. The increase was primarily attributable to an increase in food and beverage costs. Food and beverage costs were $1,810,000 or 10.8% of revenues for the fiscal year ended June 30, 1998 compared to $1,744,000 or 11.4% of revenues in 1997.

         In Fiscal 1999, interest income, net of interest expense, was $134,000, or 0.8% of total revenues, compared to interest income, net of interest expense, of $13,000, or 0.1% of total revenues, in 1998. The increase in net interest income was primarily attributable to an increase in cash balances during the first half of the fiscal year. In Fiscal 1998, interest income, net of interest expense, was $13,000 or 0.1% of revenues, compared to interest income, net of expense, of $52,000 or 0.3% of revenues in Fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Academy has financed its long-term growth through the issuance of debt and equity securities in both private and public transactions, borrowings from related parties, lease and debt financing obligations and cash flow provided by operations.

         As of September 30, 1999, the Academy's principal source of liquidity included cash and cash equivalents of $690,000 and net accounts receivable of $4,668,000. As of September 30, 1999, the Academy had negative working capital of $3,427,000. Net cash provided by operating activities during the first fiscal quarter ended September 30 was $182,000 and ($770,000) in 1999 and 1998, respectively.

         The primary reasons for the decrease in cash balances was the acquisition of property and equipment and principal payments on short-term obligations.

         The Academy is in default on its San Francisco City tax payments and on its obligations to various third parties, including those in connection with the New Orleans Project (which plans have been suspended) and certain other business development initiatives. The amount necessary to cure the defaults is approximately $650,000 as of

December 31, 1999. The Academy does not possess the funds necessary to cover such defaults. To raise funds, the Academy has entered into a contract to sell its New Orleans real estate for a purchase price of $3.3 million. The sale of the property is expected to result in net cash proceeds to the Academy of approximately $1.2 million, although there is no assurance that the property will be sold or what the proceeds will be. However, without the sale of the New Orleans property, the Academy does not possess the additional funds necessary to cure all of its defaults. In addition, the Academy does not believe that its cash shortfall will be solved in the short-term by cash flows from operations and it currently does not have access to sufficient credit or other financing. In the event that the proposed merger with CECO is not completed in the near term, the Academy may require sufficient debt or equity financing to meet its obligations. There can be no assurance that such financing will be available and, if available, that the terms thereof will not be highly disadvantageous to current shareholders. If sufficient financing is not available, it is possible that the Academy would be required to seek protection from creditors under bankruptcy laws. In the event of bankruptcy, the Academy's assets will first be available to pay its debts and other contractual obligations. Holders of common stock would only receive the assets remaining, if any, after payment of all such obligations.

YEAR 2000 CONSIDERATIONS

         The Academy has a number of computer and software systems that are critical to the efficient and timely processing of information and business transactions. Most of the Academy's suppliers are also dependent on computerized systems to process information. The Academy has determined that most of its computerized systems are year 2000 compliant and that the few systems that are not compliant can be brought into compliance. The systems that are currently non-compliant would not pose a significant problem to the Academy in either cost or disruption of services if they cannot be made compatible. As of January 5, 2000, the Academy has not experienced any significant year 2000 related problems.

         With the exception of utility companies who supply electricity, gas, water and telephone service to the Academy's facilities, the Academy estimates that the year 2000 compliance issue will have minimal effect on its ability to obtain the products and services required by the Academy. The Academy is unable to assess the year 2000 issue as it relates to its suppliers of utility services. Disruption of utilities of any kind could have a major but undeterminable effect on the Academy's business and profits. Management believes that a disruption in utilities, and the impact such a disruption would have on its operations, would be similar in degree and magnitude for the Academy as it would be for its competitors. There is no assurance, however, that unforeseen year 2000 problems will not occur that will have a significant negative effect on the Academy's revenues and profits.

                              ELECTION OF DIRECTORS

         Nine directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected or appointed and qualified. All of the nominees are presently members of the board of directors of the Academy. Unless marked to the contrary, the proxies received will be voted FOR the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the balance of those named and for such other nominee as the board may select.

INFORMATION WITH RESPECT TO NOMINEES

         RALPH BRENNAN, DIRECTOR. Mr. Brennan is the co-owner of Mr. B's Bistro and owner of Bacco and Ralph Brennan's Red Fish Grill in New Orleans' French Quarter. Mr. Brennan was elected to the Academy's board of directors in 1998. He is 47 years old.

         JAMES D. COCKMAN, DIRECTOR. He formerly served as Chief Executive Officer of Sara Lee International and is a partner in Woof Gang Brand Development. Mr. Cockman serves on the boards of Ryans Family Steak House, Greenville, South Carolina, and Clayton Homes, Inc., Knoxville, Tennessee. Mr. Cockman was elected to the board of directors in 1997. Mr. Cockman is 64 years old.

         BERT P. CUTINO, DIRECTOR. Since October 1968, Mr. Cutino has been Executive Chef and Owner of the Sardine Factory Restaurant in Monterey, California. Mr. Cutino served as a member of the Board of Advisors to the California Culinary Academy from 1994 to 1998. Mr. Cutino was elected to the board of directors in July 1998. Mr. Cutino is 59 years old.

         KEITH H. KEOGH, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Keogh joined the Academy as Executive Vice President of Education in June 1995. In April 1996, he was appointed as President and Chief Operating Officer of the Academy, and in May 1998, he was appointed as Chief Executive Officer of the Academy and joined the board of directors. From 1971 until 1995, Mr. Keogh was employed at Walt Disney World, Orlando, Florida, and held various positions, most recently as Executive Chef, Research and Development--Theme Parks. Mr. Keogh was the Manager of the Culinary Team USA (the US Culinary Olympic Team) from 1988 to 1996 and past president of the World Association of Cooks Societies and the American Culinary Federation. Mr. Keogh is 47 years old.

         PAUL H. PRUDHOMME, DIRECTOR. For more than five years, Chef Paul Prudhomme has been the proprietor of K-Paul's Louisiana Kitchen, located in the French Quarter of New Orleans, Louisiana. Chef Prudhomme also has developed and, for more than five years, has been distributing a line of natural herbs and spices, "Chef Paul Prudhomme's Magic Seasoning Blends." Chef Prudhomme is also the author of several cookbooks. Chef Prudhomme was elected to the board of directors in 1997. Chef Prudhomme is 57 years old.

         LEENIE RUBIN, DIRECTOR. Ms. Rubin is the founder and since 1982 has been president of Marketing Spectrum, a marketing and research firm with major clients in the food service industry. Ms. Rubin was elected to the board of directors in 1998. Ms. Rubin is 56 years old.

         DAVID WARNOCK, DIRECTOR. Mr. Warnock is a founding partner of Cahill, Warnock & Company. Prior to founding Cahill, Warnock & Company, Mr. Warnock was employed from 1983 to 1995 at T. Rowe Price Associates, Inc. He was founder and President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships with committed capital of over $72 million. He also served as an Executive Vice President of the T. Rowe Price New Horizons Fund. He is on the board of directors of several portfolio companies and charitable organizations. David received a BA from the University of Delaware, an MS (in finance) from the University of Wisconsin and is a CFA. Mr. Warnock is 41 years old.

         WILLIAM DeMAR, DIRECTOR. Mr. DeMar was appointed to the board of directors in July 1999. Mr. DeMar is a former Chief Operating Officer, and Corporate Secretary, and was a member of the board of directors of the Academy from 1987 to 1997. Over the past five years, he has been involved with Antelope Development, LLC and Avis Car Rental. Mr. DeMar is 51 years old.

         DAVID J. BERGER, DIRECTOR. Mr. Berger was appointed to the board of directors in June 1999. Since 1995, he has been a member of the law firm of Wilson Sonsini Goodrich & Rosati, a Professional Corporation, where he specializes in mergers and acquisitions. He is 40 years old.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The board of directors has two standing committees: the Compensation Committee and the Audit Committee. The board does not have a nominating committee.

         The Audit Committee consists of Ralph Brennan, James D. Cockman and Keith H. Keogh. The Audit Committee recommends engagement of the Academy's independent accountants, approves services performed by such accountants and reviews, in consultation with the independent accountants, the Academy's accounting system and system of internal controls. The Audit Committee met one time during the fiscal year ended June 30, 1999.

         The Compensation Committee consists of James D. Cockman, Bert P. Cutino and Leenie Rubin. The Compensation Committee administers the Academy's stock option plans and employee benefit plans and approves salaries, bonuses and other compensation arrangements for the Academy's executive officers. The Compensation Committee met one time during the fiscal year ended June 30, 1999.

         During the fiscal year ended June 30, 1999, the board of directors held sixteen meetings. Each incumbent director attended more than 75% of the aggregate number of all board meetings and meetings of committees on which such director served during the fiscal year ended June 30, 1999.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the General Corporation Law of California (the "Corporations Code"), the Academy's Articles of Incorporation eliminate, to the fullest extent permitted under California law, the personal liability of a director to the Academy for monetary damages in an action brought by or in the right of the Academy for breach of a director's duties to the Academy and its shareholders. In addition, the Academy's Articles of Incorporation and By-Laws provide for indemnification, to the fullest extent permitted under the Corporations Code, of directors, officers and agents of the Academy and persons who serve at the request of the Academy as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         The Academy has also entered into indemnification agreements with its directors and executive officers, as permitted under the By-Laws. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of the Academy of any subsidiary of the Academy or of any other Academy or enterprise in which they are serving at the request of the Academy.

EXECUTIVE OFFICERS

         The following are executive officers but not directors of the Academy:

         Laura Rivera joined the Academy in March 1999 as Vice President of Marketing. From July 1994 to July 1998, Ms. Rivera was Director of Marketing and Publicity of the Feature Animation Division of The Disney Academy. Ms. Rivera holds a B.A. and a Masters degree from University of Wisconsin and an M.B.A. in Marketing from Harvard Graduate School. Ms. Rivera is 37 years old.

         Thomas A. Spanier joined the Academy in May 1998 as Vice President-Development and Chief Operating Officer. From February 1998 to May 1998, he consulted with the Academy as interim CFO. From August 1994 until May 1998, he was an independent business consultant, providing interim management services as well as consulting services to a range of high technology and marketing companies. From April 1993 to August 1994, Mr. Spanier was Executive Vice President and Chief Operations Officer of the Academy. Mr. Spanier holds a B.S. degree in Business (Managerial Economics) from the University of California, Berkeley and an M.B.A. from Harvard Business School. Mr. Spanier is 53 years old.

         Charles E. White joined the Academy in May 1998 as Vice President and Chief Financial Officer. Mr. White has provided consulting and turn-around management services to a range of companies in the restaurant, real estate development and hospitality industries. From 1996 until 1998, he was Chief Operating Officer of Stars Restaurants. From June 1993 to June 1995, he was General Manager and Chief Executive officer of Lummi Casino, and since 1986, he has been President and Chief Executive Officer of Pea Soup Andersen's. Mr. White is a C.P.A. and Certified Hotel Administrator. He holds a B.S. degree in Accounting from San Diego State University, an M.B.A. from Southland University and an L.L.B. degree from La Salle Extension University. Mr. White is 57 years old.

         Dr. Jerry Chesser joined the Academy in July, 1999, as Vice President of Academic Affairs. Prior to joining the Academy, Dr. Chesser was Dean/Professor at the Chef John Folse Culinary Institute at Nicholls State University in Louisiana. Dr. Chesser has a Bachelors and Masters in History from Oklahoma State University and his Ed.D. in Educational Leadership from the University of Central Florida and is a certified Executive Chef and Culinary Educator. He is 49 years old.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of December 31, 1999, with respect to the shares of common stock beneficially owned by (i) persons known by the Academy to own more than five percent of the outstanding shares of common stock; (ii) each director and nominee for director; (iii) the executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) all directors and executive officers of the Academy as a group. Ownership information is based upon information furnished by the respective individuals.



Directors, Nominees, Executive                                   Beneficial Ownership
Officers and 5%                                 -----------------------------------------------------
Shareholders(1)                                  Number of Shares                           Percent
-------------------------------                 -----------------                        ------------

James D. Cockman                                      40,500 (2)                              1.1%
Paul H. Prudhomme                                     40,000 (3)                              1.0%
Keith H. Keogh                                       187,590 (4)                              4.9%
Bert P. Cutino                                           500                                   *
William DeMar                                      1,390,000 (5) (6)                         36.5%
Charles E. White                                      21,500 (7)                               *
Thomas Spanier                                        20,200 (7)                               *
Ralph Brennan                                          1,000                                   *
Theodore Crocker                                   1,390,000 (8) (9)                         36.5%
David Warnock                                              0                                   *
Leenie Rubin                                               0                                   *
David Berger                                               0                                   *
All Directors and Executive Officers,              1,701,573                                 44.6%
and 5% shareholders as a group
(12 Persons)



---------------------------------------------
*    Less than 1%.
(1) Beneficial ownership of shares by directors, officers and 5% or more shareholders includes both outstanding common stock, shares issuable upon exercise of Warrants or options, or through conversion of a security that are currently exercisable or will become exercisable within 60 days after the date of this Annual Report and Proxy Statement. Shares which the person has the right to acquire within 60 days of the date of this Annual Report and Proxy Statement are deemed to be beneficially owned by such person and to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person.
(2) Includes 40,000 shares of common stock issuable upon exercise of current exercisable options.
(3) Includes 40,000 shares of common stock issuable upon exercise of current exercisable options.
(4) Includes 180,000 shares of common stock issuable upon exercise of current exercisable options.
(5) Includes 1,199,348 shares of common stock owned by Theodore Crocker, with whom Mr. DeMar has formed a group for the purpose of acquiring, holding, or disposing of securities of the Academy.
(6) Includes 40,000 shares of common stock issuable upon exercise of current exercisable options.
(7) Includes 20,000 shares of common stock issuable upon exercise of current exercisable options.
(8) Includes 1,199,348 shares of common stock owned by William DeMar, with whom Mr. Crocker has formed a group for the purpose of acquiring, holding, or disposing of securities of the Academy.
(9) Includes 40,000 shares of common stock issuable upon exercise of current exercisable options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Academy's executive officers and directors and persons who own more than ten percent of a registered class of the Academy's equity securities to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Academy. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Academy with copies of all Section 16(a) forms they file. Based on an examination of these reports and on written representations provided to the Academy, all such reports required to be filed for the fiscal year ended June 30, 1999, were timely filed.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

         Directors who are employees of the Academy are not separately compensated for their services as directors or as members of committees of the board of directors. During the period of July 1, 1998, to May 7, 1999, directors who were not employees of the Academy and who resided in Northern California received $9,000 per annum as an annual retainer for serving on the board. During fiscal 1998, directors who were not employees of the Academy and who resided outside Northern California received $12,000 per annum as an annual retainer for serving on the board. On May 7, 1999, the non-employee directors compensation was modified. Under the new compensation program each non-employee director receives a monthly retainer of $1,000, plus $500 for each board meeting attended in person, $250 for each attended telephone board or committee meeting, and the reimbursement of reasonable expenses associated with travel to board meetings.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation paid to Keith H. Keogh, the Academy's Chief Executive Officer, and Charles E. White, the Academy's Chief Financial Officer, and Tom Spanier, the Academy's Chief Operating Officer. No other executive officer received total annual salary and bonus exceeding $100,000 for the fiscal year ended June 30, 1999.

SUMMARY COMPENSATION TABLE


                                                                  Long Term Compensation
                                                                         AWARDS
                                              Annual              ---------------------           All other
                                           COMPENSATION           Securities Underlying         Compensation
Name and Principal Position     Year           ($)                   Options/SARs (#)                ($)
---------------------------     ----     -----------------         --------------------    --------------------

Keith H. Keogh                  1999     $    195,000                         0             $      6,585 (1)
   President and Chief          1998          195,000                         0                   10,522 (2)
   Executive Officer            1997          184,769                         0                   10,010 (3)

Thomas A. Spanier               1999     $    150,000                         0             $        865 (4)
   Vice President of            1998           17,308(5)                      0                      865 (4)
   Development & COO

Charles E. White                1999     $    150,000                         0             $              0
   Vice President & CFO         1998           17,885(5)                      0                            0




(1) Includes $772 in payments on life insurance policies and $5,813 in employer contributions to the 401(k) Plan
(2) Includes $772 in payments on life insurance policies and $9,750 in employer contributions to the 401(k) Plan
(3) Includes $772 in payments on life insurance policies and $9,238 in employer contributions to the 401(k) Plan.
(4)  Employer contributions to 401(k) Plan.
(5)  Employment commenced on June 1, 1998.

         The following table shows certain information regarding options held at June 30, 1999 by the Named Executives:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES




                                                     Number of Securities
                         Shares                       Underlying Options             Value of in-the-Money
                        Acquired       Value      at Fiscal Year-end Options          at Fiscal Year-End
        Name           on Exercise    Realized    Exercisable / Unexercisable       Exercisable/Unexercisable
-------------------    -----------    --------   ----------------------------    ------------------------------
   Keith H. Keogh           0            0       60,000             0                $0 (1)             $0
                            0            0       120,000            0                $6,000(2)          $0
  Thomas A. Spanier         0            0       20,000             30,000           $0(3)              $0(3)
  Charles E. White          0            0       20,000             30,000           $0(3)              $0(3)


-------------------------
(1) Calculated as the difference between the fair market value of the Common Stock at June 30, 1999, of $6.75 and the option exercise price of $8.00 per share.
(2) Calculated as the difference between the fair market value of the Common Stock at June 30, 1999, of $6.75 and the option exercise price of $6.70 per share.
(3) Calculated as the difference between the fair market value of the Common Stock at June 30, 1999, of $6.75 and the option exercise price of $7.25 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1997, certain Directors exercised options issued under the Academy's 1992 Stock Option Plan to purchase common stock in the aggregate amount of 122,840 shares. The payment for these exercises was in the form of unsecured promissory notes in the aggregate amount of $571,271, each due with interest at the rate of 9.5% per annum in a single payment on or before June 30, 1998.
A note from Theodore G. Crocker in connection with the purchase of such shares has not been paid and at November 30, 1999, the amount outstanding, including accrued but unpaid interest, was $551,649. The Academy filed a lawsuit in the Federal District Court in San Francisco against Mr. Crocker to rescind the sale of 112,000 shares of the Academy's common stock and to collect damages on an unpaid promissory note in the principal amount of $465,192.20 plus interest owed by Mr. Crocker to the Academy. On or about September 23, 1999, Mr. Crocker filed an answer to the Academy's complaint, in which he denied liability and asserted various defenses to payment of the promissory note. Pursuant to a letter agreement with CECO dated December 4, 1999, Theodore G. Crocker has agreed that as of the closing of the merger, he will pay the Academy a total of $465,000 plus accrued interest in full payment of a promissory note he owes to the Academy and release the Academy from any claims he has against it, including those relating to the promissory note, with the understanding that CECO will, at the closing, cause the Academy to release any and all claims it has against Mr. Crocker. Mr. Crocker has also agreed to pursue any sums relating to a certain worker's compensation claim only from the insurance carrier, and not from the Academy.

         Under a month-to-month consulting agreement with Mr. Crocker, fees were paid for investor relations and other services in the amount of $72,000 for the year ended June 30, 1998 and $54,000 during the year ended June 30, 1999. This agreement was terminated during fiscal 1999.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of the Academy for the fiscal year ended June 30, 1999 included in this document have been audited by Rooney Ida Nolt & Ahern, Certified Public Accountants, as stated in their report appearing herein. The consolidated financial statements of the Academy appearing in the Academy's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Representatives of Rooney Ida Nolt & Ahern, Certified Public Accountants, are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              CHANGE IN ACCOUNTANTS

         On August 18, 1999, the Academy informed Deloitte & Touche LLP, its thenocurrent independent accountants, that effective immediately they had been dismissed as the Academy's principal independent accountants.

         Neither Deloitte's Report dated September 24, 1998 on the Academy's financial statements for the year ended June 30, 1998 nor its Report dated September 15, 1997 (October 3, 1997 as to Note 12) on the Academy's financial statements for the year ended June 30, 1997 contained an adverse opinion or a disclaimer of opinion, and neither Report was qualified or modified as to uncertainty, audit scope or accounting principles.

         The decision to dismiss Deloitte and engage new auditors was recommended by Management, and approved by the Audit Committee of the Academy.

         During the Academy's fiscal years ended June 30, 1997 and 1998, and through August 18, 1999, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte's satisfaction, would have caused them to make reference to the subject matter of such disagreement in connection with their Report on the financial statements for such years.

         During the Academy's fiscal years ended June 30, 1997 and 1998, and through August 18, 1999 there were no reportable events.

         On August 18, 1999, the Academy engaged the firm of Rooney Ida Nolt & Ahern, Certified Public Accountants as accountants to audit the Academy's financial statements commencing with its 1999 fiscal year.

         The Academy did not, during its fiscal years ended June 30, 1997 and 1998 and through August 18, 1999, consult with, or receive any written or oral advice from, Rooney Ida Nolt & Ahern, Certified Public Accountants, regarding
(i) any matter, including the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Academy's financial statements, which advice was an important factor considered by the Academy in reaching a decision as to such accounting, auditing or financial reporting issue, or (ii) any disagreement with Deloitte & Touche LLP, its former accountants, or any reportable event.

                              SHAREHOLDER PROPOSALS

         Due to the contemplated completion of the merger, the Academy does not currently intend to hold a 1999 annual meeting of shareholders. Under the SEC's proxy rules, any shareholder proposal to be presented at the 1999 Annual Meeting of Shareholders must be received by the Academy's Secretary at the Academy's principal offices in San Francisco not later than January 16, 2000, if it is to be included in the board of directors' Proxy Statement and form of proxy related to that meeting. In addition, under the SEC's proxy rules, if a shareholder wishes to bring a matter before the annual meeting of shareholders but does not provide written notice of the proposal to the Academy at least 45 days before the anniversary date of the mailing of the proxy materials for the prior year's annual meeting of shareholders, any proxies received by the board of directors from shareholders in response to its solicitation will be voted by the board of directors' designated proxies in their discretion on such matter, regardless whether specific authority to vote on such matter has been received from the shareholders submitting such proxies. Accordingly, any shareholder who wishes to submit a proposal at the 1999 Annual Meeting of Shareholders and who also wishes to avoid the possibility of discretionary voting by the board of directors' proxies on such matter, must give written notice of the proposal to the Secretary of the Academy on or before March 31, 2000.

                                  OTHER MATTERS

         The board of directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                              By Order of the Board of Directors


                                              /s/ Chuck White

                                              Chuck White
                                              CORPORATE SECRETARY

January 10, 2000


                                 ---------------

A COPY OF THE ACADEMY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1999, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CALIFORNIA CULINARY ACADEMY, INC., 625 POLK STREET, SAN FRANCISCO, CALIFORNIA 94102.


                                       -72-
\

                        CALIFORNIA CULINARY ACADEMY, INC.
                          INDEX TO FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT OF ROONEY, IDA, NOLT AND AHERN...................F-2
INDEPENDENT AUDITORS' ROPORT OF DELOITTE & TOUCHE LLP ........................F-3
BALANCE SHEETS AS OF JUNE 30, 1998 AND 1999 AND SEPTEMBER 30, 1999............F-4
INCOME STATEMENTS FOR THE YEARS ENDED JUNE 30, 1998 AND 1999 AND
  THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999..........................F-5
STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED JUNE 30, 1998
  AND 1999 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1999......................F-6
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 1998 AND 1999
  AND THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999......................F-7
NOTES TO FINANCIAL STATEMENTS.................................................F-8


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
California Culinary Academy, Inc.

We have audited the accompanying balance sheet of California Culinary Academy, Inc. (a California corporation) as of June 30, 1999 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of California Culinary Academy, Inc. as of June 30, 1998, were audited by other auditors whose report dated September 24, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of California Culinary Academy, Inc. as of June 30, 1999, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

ROONEY, IDA, NOLT and AHERN
Certified Public Accountants

Walnut Creek, California
September 21, 1999

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
California Culinary Academy, Inc.
San Francisco, California

    We have audited the accompanying balance sheet of the California Culinary Academy, Inc. (the "Academy") as of June 30, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Academy's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Academy at June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Francisco, California
September 24, 1998

                        CALIFORNIA CULINARY ACADEMY, INC.

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)



                                                                        June 30
                                                                ---------------------         September 30
                                                                 1999            1998             1999
                                                                ------         ------         ------------
                                                                                               (Unaudited)

ASSETS
Current Assets
   Cash and cash equivalents ...........................              854         2,533               690
   Accounts receivable, net of allowance of $325 and $419           3,487         3,660             4,668
   Inventories .........................................              233           227               243
   Prepaid expense and other assets ....................              400           191               317
   Deferred tax asset ..................................                0           188                 0
                                                                    -----         -----             -----
   Total Current Assets ................................            4,974         6,799             5,918
                                                                    -----         -----             -----
Property and equipment, net ............................            9,186         4,830             9,136
Intangible assets, net .................................              165           290               132
Other Assets ...........................................              982           357             1,110
                                                                    -----         -----             -----
Total Assets ...........................................           15,307        12,276            16,296
                                                               ==========       =======          ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current portion of notes and lease contracts ........            1,000            75               924
   Accounts payable ....................................            1,822           593             1,995
   Accrued liabilities .................................              684           790               620
   Deferred revenue ....................................            4,017         4,260             5,221
   Student prepayments .................................              585           477               585
                                                                    -----         -----            ------
   Total Current Liabilities ...........................            8,108         6,195             9,345
                                                                    -----         -----            ------
Notes payable ..........................................            2,124             0             2,124
Capital lease obligations ..............................                0            97                 0
                                                                   ------         -----            ------
   Total Liabilities ...................................           10,232         6,292            11,469
                                                                   ------         -----            ------
Commitments and Contingencies
Stockholders' Equity:
Common stock, no par value 20,000,000 shares authorized;
   1999:  3,815,431 and 1998:  3,795,350 issued and
   outstanding .........................................           11,355        11,351            11,355
Note receivable from stockholder .......................             (533)         (489)             (544)
Deficit ................................................           (5,747)       (4,878)           (5,984)
                                                               ----------       -------          --------
   Total Stockholders' Equity ..........................            5,075         5,984             4,827
                                                               ----------       -------          --------
Total Liabilities and Stockholders' Equity .............           15,307        12,276            16,296
                                                               ==========       =======          ========

The accompanying notes are an integral part of these financial statements.

                        CALIFORNIA CULINARY ACADEMY, INC.

                                INCOME STATEMENTS

               (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                                                      Three Months Ended
                                                       Years Ended June 30,             September 30,
                                                    -------------------------      ---------------------------
                                                        1999            1998           1999          1998
                                                    ------------    ---------      -----------     -----------
                                                                                   (Unaudited)     (Unaudited)
Revenues
   Culinary arts education...................           14,490         13,449           3,791          3,974
   Restaurants and catering .................            2,671          2,726             572            502
   Student housing ..........................              539            312             181            153
   Retail, media and other ..................              274u           245              83             24
                                                        -------        ------           -----          -----

   Total Revenues ...........................           17,974         16,732           4,627          4,653

Cost of Sales
   Food and beverage ........................            1,989          1,810             436            386
   Program supplies .........................              997            926             258            238
   Scholarships and grants ..................              133            226              48             53
   Merchandise and other ....................              314            491             142            108
                                                        ------         ------           -----          -----
                                                         3,433          3,453             884            785
                                                        ------         ------           -----          -----
   Gross Margin .............................           14,541         13,279           3,743          3,868

Operating expenses
   Occupancy ................................            2,455          2,027             690            552
   Repairs and maintenance ..................              505            477              88            122
   Telephone, security and other ............              483            433              54             48
   Depreciation and amortization ............            1,216          1,130             326            269
   Compensation and benefits ................            7,277          6,742           1,906          1,818
   Outside services .........................              653            827             188            110
   Advertising and promotion ................              790            777             165            149
   Legal and other ..........................            1,375          1,519             524            333
   Provision for doubtful accounts ..........              319            131              30             40
                                                        ------         ------           -----          -----
                                                        15,073         14,063           3,971          3,441
Other income and (expenses)
   Preopening costs--New Orleans ............             (218)             0               0              0
   Abandoned costs of financing .............             (248)             0               0              0
   Interest income ..........................              134             13              (9)            42
                                                    ----------      ---------       ---------     -----------

Income (loss) before provision for income taxes           (864)          (771)            237            469
Income tax provision ........................                5              0               0             30
                                                    ----------      ---------       ---------     ----------

Net income (loss) ...........................             (869)          (771)           (237)           439
                                                    ==========      =========       =========     ==========

Net income (loss) per share: ................
   Basic ....................................           (0.23)         (0.22)          (0.06)           0.12
   Diluted ..................................           (0.23)         (0.22)          (0.06)           0.11


 The accompanying notes are an integral part of these financial statements.

                        CALIFORNIA CULINARY ACADEMY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       YEARS ENDED JUNE 30, 1999 AND 1998

                             (DOLLARS IN THOUSANDS)


                                                                                NOTE
                                  PREFERRED STOCK        COMMON STOCK        RECEIVABLE
                                ------------------     -----------------        FROM
                                SHARES     AMOUNTS     SHARES    AMOUNTS     STOCKHOLDER  DEFICIT   TOTAL
                                ------     -------     ------    -------     -----------  -------   -----


Balance of June 30, 1997...      254,500        953   3,393,900    6,649                  (4,085)    6,517
Exercise of stock options .                             140,650      749          (489)                260
Preferred stock dividend
 declared..................                                                                  (22)      (22)
Issuance of preferred stock,
  Series A ................        6,300
Conversion of preferred stock to
  Common stock ............     (260,000)      (953)     260,800      953
Net income (loss) .........                                                                 (771)     (771)
                               ----------  --------    ---------   ------        -----   -------    ------
  Balance as of June 30, 1998..                        3,795,350   11,351         (489)   (4,878)    5,984
Common stock issued to consummate
 conversion of preferred stock..                          19,081
Interest on note ..........                                                        (44)
Exercise of stock options..                                1,000        4                                4
Net income (loss)..........                                                                 (869)    (8691)
                               ----------  --------    ---------   ------        ------   ------     -----
   Balances as of June 30, 1999                        3,815,431   11,355         (533)   (5,747)    5,075

UNAUDITED
Interest on note...........                                                        (11)                (11)
Net income (loss)..........                                                                 (237)     (237)
                               ----------  --------    -------     ------       --------   ------
   Balances as of September 30, 1999                   3,815,431   11,351         (544)    5,984     4,827


The accompanying notes are an integral part of these financial statements.

                        CALIFORNIA CULINARY ACADEMY, INC.

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                           Three Months Ended
                                                        Years Ended June 30,                  September 30,
                                                    ----------------------------       -----------------------------
                                                       1999             1998             1999               1998
                                                    ---------         --------         -----------       -----------
                                                                                       (Unaudited)       (Unaudited)
Cash Flows From Operating Activities
   Net income (loss) ........................             (869)          (771)             (237)             439
   Adjustments to reconcile net income (loss)                                                                269
   to net cash provided by operating activities
      Depreciation and amortization .........            1,207          1,127               326
      Tax provision .........................                5              0                --               30
      (Gain) on disposal of property ........                0           (197)               --                0
      Deferred rent .........................             (135)           157               (36)              41
Changes in assets and liabilities:
   Accounts receivable ......................              173           (183)           (1,137)            (971)
   Prepaid expenses and other assets ........             (455)          (148)               83             (771)
   Inventories ..............................               (6)           114               (10)             (70)
   Accounts payable .........................            1,229            (87)              (95)            (645)
   Other Assets .............................                0              0                95                0
   Accrued and other liabilities ............             (106)           265               (11)             (11)
   Deferred revenues ........................             (243)         1,048             1,204              919
                                                      --------          -----             -----            -----

Net cash provided by operating activities ...              800            695               182             (770)

Cash Flows From Investing Activities ........
   Proceeds from sale of property and                                                                         -0-
      equipment .............................              336          2,148                -0-
   Additions to trademarks ..................              (12)             0                -0-              -0-
   Acquisition of property and equipment ....           (5,758)        (2,813)             (270)             135
                                                       -------         ------              ----            -----

Net cash used by investing activities .......           (5,434)          (665)             (270)             135

Cash Flows From Financing Activities
   Proceeds from exercise of stock options                                                                     0
     and warrant ............................                4              0                 0
   Proceeds from loan agreements ............            3,125              0                 0                0
   Principal payments on term loan agreements              (31)           (43)              (76)               0
   Principal payments on capital lease                                                                        (5)
      Obligations ...........................             (143)           260                -0-
   Payment of preferred stock dividends .....                0            (22)               -0-               0
                                                        ------          -----              ----             ----

   Net cash provided by financing activities             2,955            195               (76)              (5)
                                                        ------          -----              ----             ----

      Net increase (decrease in cash and                                                                    (640)
      cash equivalents ......................           (1,679)           225              (164)
      Cash and cash equivalents, beginning
      of period .............................            2,533          2,308               854            2,533
                                                        ------         ------            ------            -----
      Cash and cash equivalents, end of period             854          2,533               690            1,893
                                                        ======         ======            ======            =====


The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 1999 AND 1998

NOTE 1  THE COMPANY

         The California Culinary Academy, Inc. (The "Academy") was founded in 1977 to operate a professional school for chef training, emphasizing the fundamental techniques of modern classical cooking and baking. The operations of the Academy include an Associate of Occupational Studies ("AOS") Degree Program in Culinary Arts, a Certificate Program in Baking and Pastry Arts, weekend and short-course professional and vocational cooking classes, and two public restaurants and a retail shop located in San Francisco. The Academy is accredited by the Accrediting Commission of Career Schools and Colleges of Technology of the Career College Association and the American Culinary Federation Educational Institute's Accrediting Commission.

         The Academy conducts its major programs in San Francisco and offers certain of its subsidiary programs in schools located in Salinas and San Diego. During the year ended June 30, 1999, the Academy also acquired and improved a property in New Orleans with a view to presenting a full schedule of culinary programs and courses in that city.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

         The Academy considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

         Inventories are stated at the lower of cost or market and for the most part comprise food and beverages. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are depreciated using the straight-line method over the remaining term of the lease or the useful life of the improvements, whichever is shorter.

         Property and equipment comprise the following (dollars in thousands):


YEARS ENDED JUNE 30,                                                              1999             1998
Land ..................................................................        $   1,359        $      -0-
Kitchen equipment .....................................................            1,926            1,859
Furniture, fixtures and equipment .....................................            4,507            4,158


                                       F-8


Construction-in-progress ..............................................            3,057               17
Leasehold improvements ................................................            5,269            4,658
                                                                               ---------        ---------
                                                                               $  16,118        $  10,692
Less accumulated depreciation .........................................           (6,932)          (5,862)
                                                                               ---------        ---------
                                                                               $   9,186           $4,830
                                                                                ========        =========

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS

         Intangible assets are stated at cost and consist primarily of the excess of the purchase price over net tangible assets acquired in the original purchase of the Academy. Intangible assets comprise the following (dollars in thousands):


YEARS ENDED JUNE 30,                                                              1999             1998
                                                                               ---------        ---------

Favorable lease rights ................................................        $   1,476        $   1,476
Goodwill ..............................................................              249              249
Other .................................................................               17                5
                                                                               ---------        ---------
                                                                               $   1,742        $   1,730
Less accumulated amortization .........................................           (1,577)       $  (1,440)
                                                                               ---------        ---------
                                                                               $     165        $     290
                                                                                ========         ========

         Amortization is computed using the straightoline method over the estimated useful lives of the respective assets. The estimated useful lives used in computing amortization are: favorable lease rights--15 years, goodwill--20 years and other--one year.

REVENUE RECOGNITION

         Education revenues primarily comprise fees for the A.O.S. Degree Program in Culinary Arts, a 16-month program, and the 30-week Certificate Program in Baking and Pastry Arts. Tuition is initially recorded at the commencement of each semester or term as deferred revenue and is recognized as earned income over the course of the programs progressively as students complete the credit hours required for graduation. Revenue on restaurant, retail and media sales is recognized at the time services are performed or goods are sold.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NET INCOME (LOSS) PER SHARE

         In 1998, the Academy adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if common stock options were exercised. EPS for all periods presented have been stated to reflect the adoption of SFAS 128. For the years ended June 30, 1998 and 1999, stock options were not included in the diluted EPS share calculation because their effect would have been antidilutive.

         Set forth below are the losses, dividends and outstanding shares used in computing the basic and diluted EPS for the years ended June 30, 1999 and 1998. Since the conversion of all preferred stock to common was consummated by the beginning of the 1999 fiscal year, the convertible preferred stock no longer affects this computation.



1999 net income (loss) ....................................................              $       (869,000)
     Dividends on preferred stock .........................................                            -0-
                                                                                         ----------------
     Net income (loss) available to common stockholders ...................              $       (869,000)
                                                                                         ================
     Number of shares .....................................................                     3,815,431
                                                                                         ================
     Earnings (loss) per share, both basic and diluted ....................              $         (0.23)

1998 net income (loss) ....................................................              $       (771,000)
     Dividends on preferred stock .........................................                       (22,000)
                                                                                         ----------------
     Net income (loss) available to common stockholders ...................              $       (793,000)
                                                                                         ================
     Number of shares (weighted average) ..................................                     3,660,207
                                                                                         ================
     Earnings (loss) per share, both basic and diluted ....................              $         (0.22)


CONCENTRATIONS OF CREDIT RISK

         Financial instruments that potentially subject the Academy to concentrations of credit risk consist of cash, short-term cash investments such as money market investments, and accounts receivable. The Academy invests substantially all of its excess cash funds in money market accounts through high-quality financial institutions and grants credit to its students. The Academy believes that the credit risks associated with money market investments are minimal due to the high quality of the financial institutions through which investments are made. To reduce credit risk relating to student accounts receivable, the Academy performs regular evaluations of its students' financial condition and assists qualified students in obtaining student financial aid.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

         The Academy paid interest during the years ended June 30, 1999 and 1998 of $4 and $96 (dollars in thousands), respectively. Income taxes paid during these two years amounted to $32 in 1999 and $1 in 1998.

         Non-cash investing and financing activities included the following: The Academy received a promissory note of approximately $489,000 from one of its stockholders, in exchange for the exercise of stock options, for the year ended June 30, 1998. On February 4, 1998, the closing price of the common stock equaled or exceeded $8.00 for 20 consecutive trading days. Pursuant to the automatic conversion provisions of the Series A preferred stock, 23,580 shares of Series A preferred stock, representing all the remaining Series A preferred stock outstanding, were automatically converted to 23,580 shares of common stock.

IMPACT OF NEW ACCOUNTING STANDARDS

         In 1998, the Academy adopted Statement of Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. This Statement requires that all items recognized under the accounting standards as components of comprehensive income be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. Statement also requires that an entity classify items of other comprehensive income by their nature in an annual financial statement. For example, other comprehensive income may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available-for-sale. Comprehensive income has not differed from net income for the Academy for its fiscal years ended June 30, 1999 and 1998.

STOCK-BASED COMPENSATION

         The Academy accounted for stock-based awards to employees using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. During the year ended June 30, 1999, the practice of making stock-based awards was discontinued by the Academy.

NOTE 3  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts of cash and cash equivalents, accounts receivable and payable and loans are stated at reasonable estimates of their fair values.

         Rates currently available to the Academy for debt carrying similar terms are used to estimate the fair value of its debt.

NOTE 4  RELATED-PARTY TRANSACTIONS

         Under a month-to-month consulting agreement with a principal stockholder and chairman of the Board of Directors, fees were paid for investor relations and other services in the amount of $72,000 for the year ended
June 30, 1998 and $54,000 during the year ended June 30, 1999. This agreement was terminated during fiscal 1999.

         In December 1997, the Chairman of the Board of Directors exercised stock options under the Company's 1992 stock option plan. In exchange, he delivered a promissory note for the value of the stock options of $465,000 bearing an interest rate of 9.5% and a due date no later than December 31, 1998. Interest has been accrued on this note, which is now delinquent, in the amount of $68,000 through June 30, 1999.

NOTE 5  CAPITAL LEASE OBLIGATIONS

         The Academy leases computers, photocopiers and other equipment under various capital and operating lease agreements. Certain lease agreements include purchase options and renewal provisions exercisable at the discretion of the Academy.

         During the year ended June 30, 1999, capital lease obligations were substantially reduced leaving balances at the fiscal year end totaling $29,000, all of which were current.

NOTE 6  BANK AND OTHER CURRENT DEBT

         The Academy entered into a business loan agreement with a bank in May 1999, subsequently amended August 31, 1999, for a loan of $500,000 carrying interest at the Bank's reference rate plus 1%.

         This loan is secured by the Academy's accounts receivable, chattel paper, contract rights and general intangibles. The loan is repayable in installments beginning in September 1999, with the full principal balance due on January 1, 2000.

         The security agreement contains certain covenants with which the Academy must comply.

         In June, 1999 the Academy contracted with TFC Credit Corporation to obtain an advance of $250,000 against notes serviced by TFC covering tuition receivable from students attending the Salinas and San Diego culinary colleges. The Academy has agreed to repay this advance in full no later than January 31, 2000.

NOTE 7  LONG-TERM DEBT

         In conjunction with acquiring real property for a new culinary academy in New Orleans, the Academy entered into business loan agreements with a bank and executed promissory notes, secured by the New Orleans property and an assignment of leases and rents, due December 28, 1999 and December 30, 2003, as follows:


                                                                    MONTHLY PAYMENTS
                                                                OF PRINCIPAL AND INTEREST
                                                                --------------------------
                               PRINCIPAL        INITIAL                      COMMENCEMENT      DUE DATE OF
DATE OF NOTE                    AMOUNT       INTEREST RATE     AMOUNT            DATE            BALANCE
-------------------------     ----------     -------------   -----------     ------------     -----------
12/28/1998 ..............      $166,400            8.75%     (Interest only until due)        12/28/99
12/28/1998 ..............       943,100            8.75%         $ 9,496        1/30/2000     12/30/2003
12/28/1998 ..............     1,215,500            8.75%          12,238        1/30/2000     12/30/2003


         The balances outstanding on these loans at June 30, 1999 included the full principal amounts, aggregating $2,325,000.

         The five-year maturities of principal payable on the long-term notes after June 30, 1999 are as follows:

NOTE 8  STOCK OPTION PLANS

         Plans still in effect at June 30, 1999 include the 1992 Stock Option Plan, the 1997 Directors' Non-Qualified Stock Option Plan and the 1998 Stock Option Plan.

         The 1992 plan allocated approximately 384,000 shares for grants and the 1998 plan provides for a maximum of 300,000 shares which may be optioned and sold under this plan. The 1992 plan requires that the exercise price not be less than fair market value at the grant date in the case of incentive stock options and not less than 85% of fair market value for nonstatutory options.

         Under the 1998 plan, the option price may not be less than 100% of fair market value at the date of grant. These options generally expire within 10 years and will vest on a schedule determined by the Academy's Board of Directors.

         Under the 1997 Directors' plan, all options to a maximum of $240,000 had been granted as of September 1, 1998 at fair market value. These options vested immediately and expire after 10 years. Transactions affecting the continuity of the options outstanding under all these plans may be summarized as follows:




                                                                    OUTSTANDING                   PRICE
                                                                      OPTIONS                     RANGE
                                                                  ----------------           ---------------
                                                                   (IN THOUSANDS)
Balance, June 30, 1997 .....................................                 802              $4.18 to $8.00
Options granted                                                                5                       $7.50
Options exercised ..........................................                (141)             $4.18 to $7.75
Options canceled ...........................................                (120)             $4.18 to $7.75
                                                                       ---------

Balance, June 30, 1998 .....................................                 546              $4.18 to $8.00
Options granted ............................................                 141              $7.25 to $9.19
Options exercised ..........................................                 (1)                       $4.18
Options canceled ...........................................                (78)              $4.18 to $7.75
                                                                       ---------

Balance, June 30, 1999 .....................................                 608              $4.18 to $9.19
                                                                       =========

Exercisable options as of June 30, 1999 ....................                 510              $4.18 to $9.19
                                                                       =========

         Outstanding and exercisable options at June 30, 1999 included the following:


                                          AVERAGE                                                 AVERAGE
    EXERCISE            OUTSTANDING       REMAINING        AVERAGE          EXERCISABLE           EXERCISE
     PRICES               OPTIONS          LIFE          OPTION PRICE         OPTIONS              PRICE
----------------    ------------------   ---------       ------------       -----------        -------------


                                       F-13

   $4.18 and $5.56             49,630      3.76 years      $ 4.46             49,630            $ 4.46
    $6.25 to $6.70            289,700            8.13        6.51            289,700              6.51
    $7.00 to $7.75            207,250            5.32        7.29            109,582              7.32
    $8.00 to $9.19             61,500            1.05        8.02             61,500              8.02
                              -------                                       --------            -------
    $4.18 to $9.19            608,080                                        510,412
                              -------                                       --------


          As discussed in Note 2, the Academy accounted for its stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

NOTE 9  PREFERRED STOCK

         Convertible preferred stock issued by the Academy in August, 1996 was converted subsequently into common stock, with a final conversion taking place at the close of the 1998 fiscal year. 19,081 of the common shares issued as a result of this conversion were not booked by the Academy until July, 1998.

NOTE 10  INCOME TAXES:

         The Academy's provision for income taxes comprised the following amounts for the years ended June 30, 1999 and 1998:


                                                                                           JUNE 30,
                                                                                -----------------------------
                                                                                    1999              1998
                                                                                -----------       ------------
Current .............................................................             $    -0-         $     -0-
Deferred ............................................................                5,000               -0-
                                                                                -----------       ------------

Totals ..............................................................            $   5,000          $    -0-
                                                                                -----------       ------------

         Deferred tax assets and liabilities result from differences in the timing controlling recognition of certain income and expense items for income tax and financial accounting purposes. Components of the net deferred tax asset include the following deferred tax assets and liabilities:

                                                                                 (IN THOUSANDS OF
                                                                                     DOLLARS)
                                                                                      JUNE
                                                                        ----------------------------------
                                                                               1999               1998
                                                                        ----------------    --------------
Tax effect of deferred tax assets (liabilities):
     Accrued vacation ...............................................     $           88    $           54
     Allowance for doubtful accounts ................................                162               180
     Depreciation and amortization ..................................               (116)             (142)


                                       F-14


     Net operating loss carryforward ................................              1,331               940
     Other ..........................................................               (260)             (204)
     Valuation allowance ............................................               (887)             (505)
                                                                        ----------------    --------------
         Net deferred tax asset ....................................    $            318    $          323
                                                                        ----------------    --------------

         At June 30, 1999, the Academy had federal and California net operating loss carryforwards of approximately $3,564,000 and $1,227,000, respectively. The federal loss carryforwards will expire from years 2005 to 2018. California loss carryforwards will expire from 2001 to 2004.

         The valuation allowance reduces the tax benefit of net future deductions to an amount of income tax benefit estimated to be realizable within the foreseeable future.

NOTE 11  401(k) RETIREMENT PLAN

         Employees become eligible to participate in a defined 401(k) plan as soon as they are hired. The plan permits employee contributions and discretionary employer matching contributions. The plan was amended January 1, 1997 to allow the Academy to make matching contributions in the form of its common stock.

         The  Academy's contributions to this plan for the years ended
June 30, 1999 and 1998 were approximately $108,000 and $166,000, respectively.

NOTE 12  COMMITMENTS

         In September 1994, the Academy had agreed with a supplier of cutlery to purchase $1,650,000 in hardware including, knives, tools and other items, over an unlimited term. In return, the supplier underwrote a portion of the production costs of the television cooking presentations: "Cooking at the Academy."

         By June 30, 1999, this purchase commitment had been satisfied in an amount of approximately $820,000.

         The Academy has rental commitments under leases of real properties in San Francisco, Salinas, Garden Grove and San Diego. Future minimum payments under long-term operating leases were as follows for the five years ending after June 30, 1999:


YEAR ENDING JUNE 30,                                                              AMOUNT
------------------------------------------------------------                --------------
2000 .......................................................                $    2,223,876
2001 .......................................................                     1,850,736
2002 .......................................................                     1,846,866
2003 .......................................................                     1,804,296
2004 .......................................................                     1,747,296


         Rent expense for the years ended June 30, 1999 and 1998 was $1,993,000 and $1,590,000, respectively.

NOTE 13  CONTINGENCIES

STUDENT FINANCIAL ASSISTANCE

         The Academy derives approximately 42% of its education program revenues from students participating in students' financial assistance programs administered by the Department of Education (DOE) and the State of California.

         To continue taking part in Title IV funding administered by the DOE, The Academy is subject to periodic audit by the DOE to determine the Academy's compliance with funding requirements. While management believes the institution is in compliance, adverse findings by the DOE are possible. The financial consequences of such adverse findings cannot be determined at this time.

LITIGATION

         The Academy is involved in several matters which may require litigation or legal settlement. Its counsel's opinion is that open matters at June 30, 1999 are unlikely to result in any material loss to the Academy.

PROPOSED SALE OF REAL PROPERTY

         It is the intent of the Academy's management to sell its real property in New Orleans within the next fiscal period. It is possible, depending upon the real estate market in New Orleans at the time, that such a sale will result in substantial loss to the Academy.

POSSIBLE UNCERTAINTIES

         The year 2000 Computer Problem creates risk for the Academy from unforeseen problems in its own computer systems and from third parties with whom the Academy deals on financial transactions. Such failures of the Academy's or third parties' computer systems could have a material impact on the Academy's ability to conduct its business.

                                                        ANNEX A





                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                          CAREER EDUCATION CORPORATION,

                              CCA ACQUISITION, LLC



                                       AND



                        CALIFORNIA CULINARY ACADEMY, INC.



                          DATED AS OF DECEMBER 6, 1999

                                                                EXECUTION COPY


         AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of December 6, 1999 among Career Education Corporation, a Delaware corporation ( "PARENT"), CCA Acquisition, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent ( "MERGER SUB"), and California Culinary Academy, Inc., a California corporation (the "COMPANY").

                                    RECITALS

A. The Board of Directors of each of the Company and Parent and the Manager of Merger Sub each believes that it is in the best interests of each company and their respective stockholders or member, as the case may be, that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, has approved the Merger.

B. Pursuant to the Merger, among other things, each outstanding share of common stock, no par value, of the Company shall be converted into the right to receive cash, as set forth herein.

C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.             THE MERGER

1.1 THE MERGER . At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporations Code of the State of California ( "CALIFORNIA LAW") and the Delaware Limited Liability Company Act ( "DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

1.2 EFFECTIVE TIME . Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the agreement of merger of Merger Sub and the Company (the "AGREEMENT OF MERGER") with the Secretary of State of the State of California,

                                                                EXECUTION COPY

in accordance with the relevant provisions of California Law and a certificate of merger with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), (the time of such filings being the "EFFECTIVE TIME") and make all other recordings or filings required by law in connection with the Merger, including any filings with the California Franchise Tax Board, as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Parent at a time and date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver (if permissible) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree (the "CLOSING DATE").

1.3 EFFECT OF THE MERGER . At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without other transfer, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           NAME; CERTIFICATE OF INCORPORATION; BYLAWS.

      (a)   The name of the Surviving Corporation will be the Company's name.

      (b) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, (the "COMPANY ARTICLES") shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended.

      (c) The Bylaws of the Company, as in effect immediately prior to the Effective Time, (the "COMPANY BYLAWS") shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 DIRECTORS AND OFFICERS. The Manager of Merger Sub shall be the director of the Surviving Corporation, until its respective successor or successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.6 EFFECT ON CAPITAL STOCK . At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of Company Capital Stock (as defined below):



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         (a)   CONVERSION OF COMPANY CAPITAL STOCK. Each share of Common Stock, no par value, of the Company (the "COMPANY CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)) will be converted into the right to receive $5.25 in cash, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate or certificates which immediately prior to the Effective Time represented such Company Capital Stock. All shares of Company Capital Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such Merger Consideration.

         (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Capital Stock owned by the Company, Merger Sub, Parent, or any direct or indirect subsidiary of Parent or the Company, including without limitation, any shares of Company Capital Stock held as treasury stock of the Company or any direct or indirect subsidiary of the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished without any conversion thereof.

1.7 DISSENTERS' RIGHTS . Subject to ss.1300 of California Law and notwithstanding Section 1.6 of thiS Agreement, shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Capital Stock in accordance with California Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Company Capital Stock shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

1.8            SURRENDER OF CERTIFICATES .

         (a) PAYING AGENT. The Harris Trust and Savings Bank, or another similar institution selected by Parent and reasonably acceptable to the Company, shall act as the paying agent (the "PAYING AGENT") in the Merger.




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         (b)   PARENT TO PROVIDE MERGER CONSIDERATION. Promptly after the
         Effective Time, Parent shall deposit immediately available funds with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Capital Stock at the Effective Time for payment of the Merger Consideration in accordance with this Article 1 through the Paying Agent (the "PAYMENT FUND"). For purposes of determining the Merger Consideration to be deposited, Parent shall assume that no holder of Company Capital Stock will perfect his, her or its right to appraisal of shares of Company Capital Stock. The Paying Agent shall, pursuant to irrevocable instruction, pay the Merger Consideration out of the Payment Fund.

         (c) PAYMENT PROCEDURES. Promptly after the Effective Time, the Paying Agent shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into a right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article 1, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive Merger Consideration. From and after the date which is one year following the Closing Date, any portion of the Payment Fund that remains undistributed to the holders of Certificates shall be promptly delivered to Parent upon demand, and any holder of Certificates who has not theretofore complied with this Section 1.8 shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration, subject in all events to applicable abandoned property, escheat or similar laws.

         (d) TRANSFERS OF OWNERSHIP. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment therefor that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment to a



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         person other than the registered holder of the Certificate surrendered or (ii) established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (e)   NO LIABILITY. Notwithstanding anything to the contrary in this
         Section 1.8, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Company Capital Stock or a payee of Merger Consideration for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.9            EXISTING OPTIONS .

         (a) Prior to the Closing Date, the Company shall take all action necessary, including, without limitation, satisfying any applicable notice requirements, so that each existing option to purchase Company Capital Stock which is outstanding at the Effective Time (each an "EXISTING OPTION") that is not then vested and exercisable shall become vested and exercisable. Immediately prior to the Closing Date, the Company shall exchange each Existing Option for, and the holder of each such Existing Option will be entitled to receive, immediately prior to the Closing upon surrender of such Existing Option for cancellation, cash equal to the product of (i) the positive difference, if any, between the Merger Consideration less the exercise price of each such Existing Option, and (ii) the number of shares of Company Capital Stock covered by such Existing Option.

         (b) The Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or Merger Sub, to beneficially own shares of Surviving Corporation or Parent or receive any payments (other than as set forth in this Section 1.9(a)) in respect of such options, warrants, rights or agreements. The Company shall take all actions necessary to terminate each plan with respect to Existing Options as of the Effective Time.

1.10 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK . All Merger Consideration paid upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.




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1.11            LOST, STOLEN OR DESTROYED CERTIFICATES . In the event any
Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in exchange for such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION . If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of the Company and Merger Sub to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in writing in the disclosure letter supplied by the Company to Parent (the "COMPANY DISCLOSURE LETTER") which identifies the Section and Subsection numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as follows:

2.1 ORGANIZATION OF THE COMPANY . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (as hereinafter defined). The Company has no subsidiaries as of the date hereof. Except as set forth in Section 2.1 of the Company Disclosure Letter, the Company does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. The Company is not, and for the past five (5) years has not been, engaged in any business other than the operation of the California Culinary Academy located in San Francisco, California (the "SCHOOL"), the development of a campus in New Orleans, Louisiana and the operation and development of various Colleges of Food in San Francisco, San Diego, Garden Grove and


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Salinas, California and activities directly related thereto. The Company has delivered or made available to Parent a true, complete and correct copy of the Company Articles and Company Bylaws, each as amended to the date hereof. In this Agreement, the term "MATERIAL ADVERSE EFFECT" used in reference to the Company means any event, change, circumstance, condition or effect which, when considered with all other events, changes, circumstances, conditions and effects, has, or any development that could be reasonably expected to have, a material adverse effect on the results of operations, financial condition, assets, liabilities, business or prospects of the Company, other than general changes in economic conditions or the educational services industry, each considered alone without regard to any other effects, changes, events, circumstances or conditions, and other than any adverse change, event or effect that is demonstrated by the Company to be primarily caused by the pendency of the Merger or the transactions contemplated hereby.


2.2 COMPANY CAPITAL STRUCTURE . The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value, of which there were 3,815,431 shares issued and outstanding as of December 2, 1999, and 5,000,000 shares of Preferred Stock, no par value (the "COMPANY PREFERRED STOCK"). No shares of Company Preferred Stock are issued and outstanding as of the date hereof and there will be no such shares outstanding as of the Effective Time. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Articles or Company Bylaws or any agreement or document to which the Company is a party or by which it is bound. As of the date hereof, the Company had reserved (i) 835,595 shares of Company Capital Stock for issuance to employees pursuant to the Company's 1992 Stock Option Plan (the "1992 PLAN"), under which options are outstanding for 237,080 shares of Company Capital Stock minus any options exercised on the date hereof, (ii) 240,000 shares of Company Capital Stock for issuances to directors pursuant to the Company's 1997 Directors' Non-Qualified Stock Option Plan (the "1997 PLAN"), under which options are outstanding for 240,000 shares of Company Capital Stock minus any option of exercised on the date hereof and (iii) 300,000 shares of Company Capital Stock for issuances to employees pursuant to the Company's 1998 Stock Option Plan (the "1998 PLAN"), under which options are outstanding for 156,000 shares of Company Capital Stock minus options exercised on the date hereof. The 1992 Plan, 1997 Plan and 1998 Plan are collectively referred to herein as the "COMPANY OPTION PLANS." All shares of Company Capital Stock subject to issuance pursuant to the Company Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Company Disclosure Letter includes a list for each outstanding option as of the date hereof, of the following: (i) the name of the holder of such option (ii) the number of shares subject to such option, and (iii) the exercise price of such option. 1.4



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2.3            OBLIGATIONS WITH RESPECT TO CAPITAL STOCK . Except as set
forth in Section 2.2 hereof, as of the date hereof, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 hereof and Section 2.3 of the Company Disclosure Letter, as of the date hereof, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.3 of the Company Disclosure Letter, to the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.

2.4 VOTING DEBT . As of the date of this Agreement, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote under ordinary circumstances are issued or outstanding and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

2.5 LISTING . As of the date hereof, the Company Capital Stock is listed for trading on the Nasdaq National Market. As of the date hereof, no other securities of the Company are listed or quoted for trading on any U.S. or foreign securities exchange.

2.6            AUTHORITY; NO CONFLICTS .

         (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining requisite shareholder approval, to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the principal terms of this Agreement and the Merger by the vote of the holders of at least a majority of the Company Capital Stock. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         (b) Except as set forth in Section 2.6(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the


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         consummation of the Merger and other transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Articles or Company Bylaws, (ii) any mortgage, indenture, lease, contract or other agreement to which the Company is a party or by which the Company or the assets of the Company is bound, except for any such conflict, violation, default, right or loss which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) any permit, concession, franchise, license (including, without limitation, any liquor license), judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or its properties or assets, or any standard or requirement of any Accrediting Body (as defined below), except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  For purposes of this Agreement, "ACCREDITING BODY" means any entity or organization, whether governmental, government-chartered, private or quasi-private, which engages in the granting or withholding of accreditation of private post secondary schools in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools including, without limitation, ACCSCT and ACFEI (as defined in Section 2.18(d)).

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, administrative agency or commission or other governmental authority or instrumentality of the United States or any domestic or foreign state, county, city or other political subdivision ( "GOVERNMENTAL/REGULATORY ENTITY") or Accrediting Body, is required by or with respect to the Company or the School in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ( "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), including without limitation the filing of the Proxy Statement (as herein defined) with the Securities and Exchange Commission, (ii) the filing of the Agreement of Merger with the California Secretary of State, the Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) those consents and approvals set forth in Section
         2.6 of the Company Disclosure Letter and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be



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         expected to have, individually or in the aggregate, a Material Adverse
         Effect on the Company.

         2.7      SEC FILINGS; COMPANY FINANCIAL STATEMENTS .

         (a) The Company has filed all forms, reports and documents required to be filed with the SEC since June 30, 1997. All such required forms, reports and documents are referred to herein as the "COMPANY SEC REPORTS." Except as set forth in Section 2.7(c) of the Company Disclosure Letter, as of their respective dates, or if amended, as of the date of such last amendment, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of the last of such filings) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the Closing, and the audited balance sheet of the Company as of June 30, 1999 and the audited statements of operations and cash flows for the fiscal year then ended, true and correct copies of which were delivered to the Parent prior to the date hereof (the "COMPANY JUNE 30TH FINANCIALS"), and the unaudited balance sheet and unaudited statements of operations and cash flows for the Company as of September 30, 1999, (x) complies or complied, as the case may be, as to form in all respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared (or will be prepared, as the case may be) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (z) fairly presented (or will fairly present, as the case may be) in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments and to any other adjustments described therein. The audited balance sheet of the Company included in the Company June 30th Financials is hereinafter referred to as the "COMPANY BALANCE SHEET."

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         (c)   As of the date hereof, except as set forth in Section 2.7(c)
         of the Company Disclosure Letter, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by the Company.

2.8            ACCOUNTING RECORD . The accounting books and records of the
Company: (i) are correct and complete in all material respects, (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the material properties, assets and liabilities of the Company.

2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS . Since September 30, 1999, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, except as set forth in Section 2.9 of the Company Disclosure Letter, there has not been (i) any Material Adverse Effect on the Company; (ii) any property damage, destruction or loss (whether or not covered by insurance) on the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) any change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business;
(v) to the Company's knowledge, any labor dispute or charge of unfair labor practice, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union; (vi) any waiver by the Company of any rights of material value; (vii) any declaration, setting aside or payment of any dividend or any distribution in respect of the Company Capital Stock or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or (viii) any other action or event that would have required the consent of the Parent pursuant to Section 4 had such action or event occurred after the date of this Agreement.

2.10 LIABILITIES . Except (a) for normal or ordinary recurring liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the Company Balance Sheet, or (d) as set forth in Section 2.10 of the Company Disclosure Letter, since September 30, 1999, the Company has not incurred any liabilities that either
(i) would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with generally accepted accounting principles as applied in preparing the Company


                                       A-12
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Balance Sheet, or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.11 TAXES .

         (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all Federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, a "TAX AGREEMENT" is any agreement to which the Company is a party under which the Company could reasonably be expected to be liable to another party under such agreement in respect of Taxes payable by such other party to any taxing authority.

         (b) TAX RETURNS AND AUDITS. Except as set forth in Section 2.11 of the Company Disclosure Letter:

                  (i) The Company has timely filed all Federal, state, local and foreign returns, information statements and reports relating to Taxes ( "RETURNS") required by applicable Tax law to be filed by the Company, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company to a taxing authority, or for which the Company is liable, whether to a taxing authority or to other persons or entities under a Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made (A) accruals for Taxes on the Company Balance Sheet and (B) with respect to periods after the date of the Company Balance Sheet, provisions on a periodic basis consistent with past practice on the Company's books and records or financial statements, in each case which are adequate to cover any Tax liability of the Company determined in accordance with generally accepted accounting principles through the date of the Company Balance Sheet or the date of the provision, as the case may be, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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                  (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has withheld with respect to its employees all Federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                  (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Federal or material state Tax.

                  (iv) No Federal or state Tax audit or other examination of the Company is presently in progress, and the Company has not been notified in writing of any request for such Federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (v) The Company has not filed any consent agreement under
                  Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                  (vi) The Company is not a party to (A) any agreement with a party other than the Company providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or
                  (B) any Tax Agreement other than any Tax Agreement described in (A).

                  (vii) The Company has not ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code other than an affiliated group of which it was the common parent.

                  (viii) The Company has not agreed to make, and it is not required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

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                  (ix) The Company is not, and has not at any time within the last five years been, a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897(c)(2) of the Code.

                  (x) The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

                  (xi) The Company has federal and California net operating loss carryforwards, for tax return purposes, of $3,800,000 and $1,350,000, respectively, as of September 30, 1999.

                  (xii) The Company does not have any deferred intercompany gains as defined in the federal consolidated tax return regulations which, as a result of the transactions contemplated herein, will result in the recognition of taxable income.

2.12           RESTRICTIONS ON BUSINESS ACTIVITIES . Except as set forth in
Section 2.12 of the Company Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon the Company or its properties (including, without limitation, its Intellectual Property and Curricula (each as defined below)) which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of any business by the Company in a manner which would reasonably be expected to have a Material Adverse Effect on the Company.

2.13 ABSENCE OF LIENS AND ENCUMBRANCES . The Company has good, valid, and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens and encumbrances, except (i) as reflected in the Company balance sheet as of September 30, 1999, (ii) liens for Taxes not yet due and payable, (iii) such liens and encumbrances listed on Section 2.13 of the Company Disclosure Letter, and (iv) such liens and encumbrances as do not materially impair the use of the properties or assets subject thereto or affected thereby (collectively, "PERMITTED LIENS").


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2.14              REAL ESTATE

                  (a) OWNED REAL PROPERTY. Section 2.14(a) of the Company Disclosure Letter sets forth a correct and complete list of each parcel of real property owned by the Company (the "OWNED REAL Estate"), including a street address. The Company is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple absolute to, and is in possession of, all Owned Real Estate, including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all liens other than Permitted Liens. Except as set forth in Section 2.14(a) of the Company Disclosure Letter, the Owned Real Estate is in compliance, in all material respects, with all applicable zoning ordinances and amendments thereto, including, without limitation, any ordinances with respect to permitted or prohibited uses. The purposes for which the Owned Real Estate is currently used, including without limitation, dormitory, restaurant and school and office use, are allowed under the zoning classification applicable to the Owned Real Estate.

                  (b) LEASED PROPERTIES. Section 2.14(b) of the Company Disclosure Letter lists all real property that is used or occupied by the Company in connection with its business but not owned by the Company (the "RENTAL REAL ESTATE") and the leases, subleases and agreements by which such Rental Real Estate is used and occupied (the "LEASES"), correct and complete copies of which have been delivered to the Parent. Except as otherwise specifically set forth in Section 2.14(b) of the Company Disclosure Letter, (i) assuming that the Leases have been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations thereunder, the Leases are legal, valid, binding, enforceable and in full force and effect; (ii) to the Company's knowledge, all building, improvements and other property on the Rental Real Estate have received all approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable legal requirements and are not in violation of any applicable zoning, building code or subdivision ordinance, regulations, order or law or restrictions or covenants of record (iii) all buildings, improvements and other property thereon are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); (iv) to the Company's knowledge, the land of the Rental Real Estate does not serve any adjoining property for any purpose inconsistent with the use of the land, and the Rental Real Estate is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; (v) there are not leases, subleases, licenses, concessions, or other agreements to which the Company is a party, whether written or


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         oral, granting to any Person the right of use or occupancy of any portion of the Rental Real Estate; and (vi) no Person (other than the Company) is in possession of such the Rental Real Estate.

                  (c) The buildings, structures and improvements situated on the Real Estate (as defined below) and appurtenances thereto are in good condition (subject to normal wear and tear), and as such are adequate to conduct the business as present conducted. "REAL ESTATE" shall mean the Owned Real Estate and the portions of the Rental Real Estate leased or otherwise possessed or used by the Company. Neither the whole nor any portion of any Real Estate has been, or, to the Company's knowledge, is threatened to be, condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. There are no public improvements pending or, to the Company's knowledge, threatened which may result in special assessments against or otherwise affect the Real Estate.

                  (d) The Owned Real Estate and the portions of the Rental Real Estate leased or otherwise possessed or used by the Company are in material compliance with, include all rights necessary to assure compliance with, and all buildings, structures, other improvements and fixtures on such Real Estate and the operations of the Company in or about any Real Estate therein conducted, conform in all material respects to, all applicable health, fire, safety, zoning and building rules. The Company has all easements and rights necessary or appropriate to conduct its operations as they are currently being conducted.

2.15           INTELLECTUAL PROPERTY AND CURRICULA .

         (a) There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any person contesting or challenging the right of the Company to use any of the Intellectual Property or Curricula (each as defined below) currently used by it in the operation of its business, and, to the knowledge of the Company, no person is infringing upon the Company's Intellectual Property or Curricula;

         (b) Except as set forth in Section 2.15 of the Company Disclosure Letter, each trademark registration, service mark registration, copyright registration and patent which is owned by or licensed to the Company and, with respect to those owned by the Company, has been maintained in good standing and, with respect to those licensed to the Company, to the Company's knowledge, has been maintained in good standing, except where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect on the Company;


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         (c)   There are no Intellectual Property or Curricula owned by a person which the Company is using without license to do so, other than which use would not reasonably be expected to have a Material Adverse Effect on the Company;

         (d) The Company owns or possesses adequate licenses or other rights to use all Intellectual Property and Curricula the Company reasonably believes are necessary to conduct its business as now conducted;

         (e) The consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company or the Surviving Corporation to use its Intellectual Property or Curricula.

         (f) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, copyrights and copyright rights, trade dress, business and product names, logos, trade secrets, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights. For purposes of this Agreement, "CURRICULA" means curricula, course materials, instructional video tapes, tape recordings and visual aids.

2.16           AGREEMENTS, CONTRACTS AND COMMITMENTS . Except as set forth in
Section 2.16 of the Company Disclosure Letter or in the Exhibits to the Company SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, the Company is not a party to, nor is it or its assets bound by, any Material Contract. For purposes of this Agreement, "MATERIAL CONTRACT" means:

         (a)        any collective bargaining agreements;

         (b) any employment or consulting agreement, contract or binding commitment providing for compensation or payments in excess of $50,000 in any year not terminable by the Company on thirty days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's ability to terminate employees at will;

         (c) any Company Plan (as defined in Section 2.28(c)), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or the right to benefits will be created, by the occurrence of the Merger or any of the transactions contemplated by this Agreement;

         (d) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $50,000 individually or in the


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         aggregate, and any agreement of indemnification or guaranty between the Company and any of its officers or directors, irrespective of the amount of such agreement or guaranty;

         (e) Any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit Parent or the Surviving Corporation;

         (f) any agreement, contract or binding commitment relating to capital expenditures and involving future obligations in excess of $50,000;

         (g) any agreement, contract or binding commitment relating to the disposition or acquisition of material assets not in the ordinary course of business (since June 30, 1999) or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

         (h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

         (i)        any Leases;

         (j) other than in connection with the Merger and other transactions contemplated by this Agreement, any other agreement, contract or binding commitment (excluding real and personal property leases) which involves payment by the Company of $50,000 or more in any twelve (12) month period or $50,000 in the aggregate and which cannot be terminated on 30 days notice without cost or expense to the Company or its subsidiaries;

         (k)        any agreements to register the Company's securities; or

         (l) any other material agreements, contracts or binding commitments.

The numerical thresholds set forth in this Section 2.16 shall not be deemed in any respects to define materiality for other purposes of this Agreement. The Company has provided or made available to Parent true and complete copies of all Material Contracts as amended to date.

2.17 NO DEFAULT . Except as set forth in Section 2.17 of the Company Disclosure Letter, the Company has not breached, or received in writing any claim or threat that it has


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breached, in any material respect, any Material Contract, and, to the knowledge of the Company, no event has occurred or state of circumstances or facts exists which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach. Each Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect, except for such Material Contracts for which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto.

2.18           COMPLIANCE WITH LAWS; LICENSES .

         (a) Except as set forth in Section 2.18(a) of the Company Disclosure Letter, neither the Company nor the School is in violation of any legal requirement (including, without limitation, any liquor control or similar laws) or Accrediting Body standard or requirement which violation could reasonably be expected to have a Material Adverse Effect on the Company or the School, and neither the Company nor the School has received notice of any such violation. The Company and the School have filed all material reports, documents, information, applications and returns required to be filed by them on or prior to the date hereof with Governmental/Regulatory Entities and Accrediting Bodies.

         (b) The Company currently maintains all licenses, accreditations, certificates, permits, consents, authorizations, and other governmental or regulatory approvals (the "LICENSES") necessary to conduct the business and operations of the Company and the School as presently being conducted, except where the failure to maintain any such Licenses would not have a Material Adverse Effect on the Company. Section 2.18(b) of the Company Disclosure Letter contains a true, correct and complete list of all Licenses of the Company and the School. No application made by the Company or the School for any License during the last five (5) years has been denied. The Licenses are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the Company's knowledge, threatened. The Company has delivered to Purchaser copies of all such Licenses. Neither the Company nor the School has received notice that any of the Licenses will not be renewed and, to the Company's knowledge, there is no basis for nonrenewal of any License.

         (c) For the fiscal year ended June 30, 1999 and as of the date of this Agreement, the School has no more than ninety percent (90%) of its revenues derived from the Title IV Programs or pursuant to the Title IV Programs as determined in accordance with 34 C.F.R. Section 600.5(d). The School has not had more than eighty-five


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         percent (85%) of its revenues so derived for any of the last four
         (4) fiscal years prior to the fiscal year ended June 30, 1999. For purposes of this Section 2.18, "revenues" does not include any loans or scholarships issued by the Company, the School or any of their affiliates. "TITLE IV PROGRAM" means any program of student financial assistance administered pursuant to Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. Section 1070 et seq. ( "TITLE IV"), and any amendments or successor statutes thereto.

         (d) The School has all accreditations required to conduct the business of the School as presently conducted, is certified by the Department of Education ( "DOE") as an eligible institution under Title IV and is a party to, and in compliance with, a valid program participation agreement with the DOE with respect to the operations of the School, except where any failure to comply with a valid program participation agreement could not reasonably be expected to have Material Adverse Effect on the Company. Without limitation of the foregoing, the Company has all accreditations required to be issued by the Accrediting Commission of Career Schools and Colleges of Technology ( "ACCSCT"), and the California Department of Consumer Affairs necessary to operate the School as presently operated in accordance with applicable legal requirements. Additionally, the School is accredited by the American Culinary Federation Educational Institute ( "ACFEI"). Except as set forth in Section 2.18(d) of the Company Disclosure Letter, neither the Company nor the School has received any notice with respect to any alleged violation of a legal requirement, rule, regulation or standards of the DOE or other Governmental/Regulatory Entity, or any applicable Accrediting Body in respect of the School, including with respect to recruitment, sales and marketing activities, or the terms of any program participation agreement to which the School or the Company is or was a party. Section 2.18(d) of the Company Disclosure Letter contains a list of any such notice received by the Company and a description of the dispositions of such notice. Except as set forth in Section 2.18(d) to the Company Disclosure Letter, the Company is not aware of any investigation, audit or review of the Company's or the School's student financial aid programs or any review of accreditation of the School by any Governmental/Regulatory Entity or Accrediting Body.

2.19           RECRUITMENT; ADMISSIONS PROCEDURES; ATTENDANCE REPORTS .

         (a) Section 2.19 of the Company Disclosure Letter contains a complete list of all policy manuals and other statements of procedures or instructions relating to (a) recruitment of students for the School, including procedures for assisting in the application by prospective students for direct or indirect student financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with legal requirements or Accrediting Body requirements and standards


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         applicable to such procedures; (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion and (d) procedures for processing, disbursing and refunding student financial assistance funds (collectively, the "POLICY GUIDELINES"). The Company has delivered to Parent true, correct and complete copies of all Policy Guidelines.

         (b) The operations of the Company and the School have been conducted in all material respects in accordance with the Policy Guidelines and all relevant standards and requirements imposed by applicable Accrediting Bodies, and other agencies administering any student financial assistance programs in which the Company or the School participates, and other applicable legal requirements.

         (c) The Company has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company and the School to all agencies, Governmental/Regulatory Entities or other entities with which such filings are required in order to be in compliance with (i) applicable accreditation standards and requirements, (ii) legal requirements governing programs pursuant to which the School or its students receive student financial assistance funding, and (iii) all articulation agreements between the Company or School and degree granting colleges and universities in effect as of the date hereof, except where failure to submit such reports, audits and other information would not have a Material Adverse Effect on the Company.

         (d) All student financial assistance grants and loans have been calculated and made and all disbursements and record keeping relating thereto have been completed, in compliance with legal requirements, and there are no material deficiencies in respect thereto. To the knowledge of the Company or the School, and except as previously disclosed in prior audits or reviews by DOE or any Accrediting Body, no student at the School has been funded prior to the date for which such student was eligible for such funding or in any amount other than an amount such student was eligible to receive, and such student records conform in form and substance to all legal requirements.

2.20 COHORT DEFAULT RATE . Section 2.20 of the Company Disclosure Letter sets forth the published and draft cohort default rate for the School, calculated by the DOE and issued to the School pursuant to 30 C.F.R. Section
668.17 or a predecessor regulation, for the federal fiscal years September 30, 1994 through and including September 30, 1997. Such schedule is materially accurate in all respects. As of the date of this Agreement, neither the Company nor the School has received any notice from DOE or any guaranty agency as to the calculation or issuance of a published or draft cohort default rate for the School for the year ended September 30, 1998. The School has official cohort default rates of 25.0%, 15.6%,


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2.8%, 12.5% and 28.57% on Federal Perkins Loans for award years, 1995, 1996,
1997, 1998 and 1999, respectively.

2.21 DELIVERY OF DOCUMENTS . The Company has delivered to Parent true and complete copies of all correspondence (excluding general correspondence routinely sent to or received from the DOE or any Accrediting
Body) received from or sent by or on behalf of the Company or the School to the DOE or any Accrediting Body to the extent such correspondence (i) was sent or received within the past five (5) years or relates to any issue which remains pending, and (ii) relates to (a) any notice that any accreditation or License is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would constitute a breach or violation thereunder; (b) any written notice that the Company or the School have violated or are violating any legal requirement, regulation, rule, standard or requirement related to the Title IV Programs, or any standard or requirement of any applicable Accrediting Body, or any legal requirement, regulation, rule, standard or requirement related to the maintaining and retaining in full force and effect any accreditations; (c) any audits, program reviews, investigations or site visits conducted by the DOE, any Accrediting Body, any guaranty agency, any other Governmental/Regulatory Entity or any independent auditor reviewing compliance by the Company or the School with the statutory, regulatory or other requirements of the Title IV Programs; (d) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew or condition the accreditation of the Company or the School; (e) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company or the School on the posting of a letter of credit or other surety in favor of the DOE; (f) any written notice of an intent to provisionally certify the eligibility of the School to participate in the Title IV Programs; and (g) the placement or removal of the School on or from the reimbursement or cash monitoring method of payment under Title IV Programs.

2.22 STUDENT RECRUITING . Since January 31, 1994, no admissions representative, agent or any other person or entity engaged, directly or indirectly, in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds for or on behalf of the Company or the School has been paid, provided or contracted for any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid.

2.23 CONTROL MATTERS . Except as set forth in Section 2.23 of the Company Disclosure Letter, to the Company's knowledge, since July 31, 1994, no person who exercises substantial control over the Company or the School (as the term "substantial control" is defined at 34 C.F.R. Section 600.30) is or has been a principal, affiliate, shareholders or trustee or has held an ownership interest, whether legal or equitable, in any other institution (whether or not participating in the Title IV Programs) or any third party servicer (as that term is defined at 34 C.F.R. Section 668.2). Except as set forth in Section 2.23 of the Company Disclosure Letter, no


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person who exercises substantial control over the Company or the School (as the term "substantial control" is defined at 34 C.F.R. Section 600.30) or any member or members of that person's family, alone or together, exercises, or since July 1, 1994, exercised substantial control over another institution or a third-party servicer (prior to or during the period such person exercised substantial control over the Company or the School) that owes a liability for a violation of any requirement of the Title IV Programs. To the Company's knowledge, since July 1, 1994, no person who exercises substantial control over the Company or the School (as the term "substantial control" is defined at 34 C.F.R. Section 600.30) has pled guilty to, has pled nolo contendre to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Since July 1, 1994, neither the Company nor the School nor any affiliate of the Company or the School that has the power, by contract or ownership interest, to direct or cause the direction of the management of policies of the School, has filed for relief in bankruptcy or has entered against it an order for relief in bankruptcy. Neither the Company nor the School employs, and, since July 1, 1994 has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Higher Education Act for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendre or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. No institution (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. 668.2) is, or since July 1, 1994 has been, administered commonly, jointly or in conjunction with the Company or the School, and no other institution or organization of any sort has provided educational services on behalf of the Company or the School.

2.24           FINANCIAL ASSISTANCE PROGRAMS .

         (a) Section 2.24 of the Company Disclosure Letter lists each program, including institutional or private programs, pursuant to which student financial assistance, grants or loans ( "FINANCIAL ASSISTANCE") are provided to or on behalf of the School's students.

         (b) Section 2.24 of the Company Disclosure Letter lists all agreements between the Company or the School and the DOE or any guaranty agency relating to Financial Assistance. Each such agreement is in full force and effect, is a valid and binding and enforceable obligation by or against the Company or the School and the other party or parties thereto and no event has occurred which constitutes or, with the giving of notice or the passage of time or both would constitute, a default or breach


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         thereunder. The Company has delivered to the Parent true, correct and complete copies of each contract or agreement listed.

2.25 LITIGATION . Except as set forth in Section 2.25 of the Company Disclosure Letter, there is no suit, action, arbitration, demand, claim or proceeding pending, or, to the knowledge of the Company, threatened against the Company, except for suits, actions, arbitrations, demands, claims and proceedings which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; there are no such suits, actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company which question the legality or validity of the Agreement, the Merger and the other transactions contemplated by this Agreement; nor is there any judgment, decree, injunction, award, rule or order of any Governmental/Regulatory Entity or arbitrator outstanding against the Company. The Company has made available to Parent or its counsel correct and complete copies of all correspondence prepared by Company's counsel for the Company's auditors in connection with the last three completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

2.26 INSURANCE . Section 2.26 of the Company Disclosure Letter lists all of the existing insurance policies of the Company and all outstanding claims against each insurance policy. The Company has not received notice of cancellation, termination or premium increase with respect to such insurance policies. The Company maintains in full force and effect insurance on its assets and its business and operations against loss or damage, risks, hazards, and liabilities of any kinds on and in the amounts customarily insured against by corporations engaged in the same or similar businesses.

2.27 LABOR MATTERS . The Company has complied in all material respects with all applicable laws, and there is no allegation, charge or complaint or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its officers, directors or employees, relating to the employment of labor, including with respect to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other taxes, workers compensation or long term disability. Except as set forth in Section 2.27 of the Company Disclosure Letter, there has never been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, any labor arbitration, or proceeding in respect of the grievance of any employee, or other labor dispute against or affecting the Company, or, to the knowledge of the Company, any strike, slowdown, picketing, work stoppage, organizational activity or application or complaint filed by an employee or union with the National Labor Relations Board or any comparable governmental authority. The Company is not party to any collective bargaining agreement, and no application for certification of a collective bargaining agent is pending or, to the Company's knowledge, threatened. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Except as set


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forth in Section 2.27 of the Company Disclosure Letter, as of the date hereof, the Company has not given to or received from any current officer, key employee or director of the Company written notice of termination of employment or has the knowledge that any such officer, manager, key employee or director intends to terminate such employment.

2.28           EMPLOYEE BENEFITS .

         (a) Section 2.28 of the Company Disclosure Letter contains a list of each Company Plan (as hereinafter defined) maintained by the Company. With respect to each Company Plan, the Company has delivered to Parent prior to the date hereof, to the extent applicable, a true and correct copy of (i) such Company Plan and all amendments thereto, (ii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required, (iv) the most recent annual report (Form 5500) filed with the IRS, (v) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vi) any request for a determination currently pending before the IRS and (vii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan complies with the Employment Retirement Income Security Act of 1974, as amended ( "ERISA"), the Code and all other applicable statutes and governmental rules and regulations. At no time has the Company or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability with respect to, a plan subject to Title IV of ERISA or a "MULTIEMPLOYER PLAN" (as defined in Section 4001(a)(3) of ERISA). All IRS Forms 5500 with respect to the Company Plans have been (and for 1998 and 1999, will be) timely filed.

         (b) There are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to the Company or its subsidiaries. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, and there is no reason why, to the Company's knowledge, any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of


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         employment to any employee or dependent other than as required by
         Part 6 of Title I of ERISA or as disclosed in the Company Disclosure Letter.

         (c) As used herein, (i) "COMPANY PLAN" means a "PENSION PLAN" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in
         Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates or otherwise may have any liability and (ii) with respect to any person, "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is or within the last six years was under common control or would be or have been considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations thereunder.

         (d) Section 2.28 of the Company Disclosure Letter contains a list of all (i) severance and employment agreements with officers and employees of the Company and each ERISA Affiliate, (ii) severance plans, programs and policies of the Company with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change of control or similar provisions. The Company has provided to Parent a true and complete copy of each of the foregoing. Except as set forth in Section 2.28(d) of the Company Disclosure Letter, no such plan, program, agreement or arrangement will trigger Section 280G of the Code.

         (e) The Company has complied with all of its obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 ( "COBRA") and the Health Insurance Portability and Accountability Act of 1996 ( "HIPAA"), and will not incur any liability in connection with benefit continuation rights under COBRA with respect to its employees or former employees or any other employees. No Plan is funded through a "welfare benefit fund" as described in Section 419(e) of the Code.

2.29 ACCREDITATION AND STATE LICENSURE/APPROVAL . Except as set forth in Section 2.18(a) of the Company Disclosure Letter, to the Company's knowledge, there exists no fact or circumstance attributable to the Company or the School which would prevent Parent from obtaining any authorization, consent or similar approval from the DOE or any other Governmental/Regulatory Agency or Accrediting Body whose authorization, consent or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent or similar approval which must be obtained prior to or following the


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Closing from the DOE, the State of California or ACCSCT in order to continue the operations of the School as presently conducted. The Company has notified ACCSCT that the School offers unaccredited programs through its College of Food locations.

2.30 COMPUTER ROLLOUT . The Company has taken no action with respect to its planned distribution/sale of laptop computers to students at the School whether related to the School's programs or otherwise (the "COMPUTER ROLLOUT"), including, without limitation, entering into any agreement or otherwise making any purchasing commitments.

2.31           RELATIONSHIPS WITH RELATED PERSONS . Except as set forth in
Section 2.31 of the Company Disclosure Letter, there are no, and since
January 1, 1997 have not been any, undischarged contracts or agreements or other material transactions between the Company, on the one hand, and any director or executive officer of the Company or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of the Company or any of their respective Related Persons have any interest in any of the assets of the Company, other than as a shareholder. For purposes hereof, the term "RELATED PERSONS" shall mean: (a) each other member of such individual's Family and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "FAMILY" of an individual includes (i) such individual, (ii) the individual's spouse, siblings, or ancestors (iii) any lineal descendant of such individual, or their siblings, or ancestors or (iv) a trust for the benefit of the foregoing.

2.32 STATE "ANTI-TAKEOVER" STATUTES . The Board of Directors of the Company has taken all necessary action so that neither Section 1203 of California Law nor any other "fair price," "control share acquisition" statute or anti-takeover laws or other similar statute or regulation will apply to the Merger, this Agreement or the transactions contemplated hereby.

2.33           CHANGE OF CONTROL PAYMENTS . Except as set forth in Section
2.33 of the Company Disclosure Letter, and except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger and other transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Company from the Company, under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) create a right to receive payments upon a subsequent termination of employment or (v) result in the acceleration of the time of payment of any of the Company's accounts payable.


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2.34           ENVIRONMENTAL PROTECTION .

         (a) Except as set forth on Section 2.34 of the Company Disclosure Letter, the Company: (i) is in compliance with all applicable Environmental Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company; (ii) has not received any Environmental Claim or any communication (written or oral), from a governmental authority or third party that alleges that the Company or any current or former affiliate of the Company is not in compliance with applicable Environmental Laws;
         (iii) has not owned or operated any property that, to the Company's knowledge, is contaminated with any Hazardous Material which may reasonably be expected to require remediation under any Environmental Law; (iv) to the Company's knowledge, is not subject to liability for any off-site disposal or contamination; and (v) to the Company's knowledge, is not subject to any other circumstance in connection with any Environmental Law that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the business or the ownership, use or transfer of any property.

         (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "ENVIRONMENTAL CLAIM" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or Environmental Release of any Hazardous Materials at any parcel of real property; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials;

               (ii) "ENVIRONMENTAL LAWS" shall mean any federal, state or local statute, law, rule, ordinance, code, policy, rule of common law and regulations, as in effect on the date hereof, relating to pollution or protection of human health (including those parts of OSHA relating to Hazardous Materials) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and


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               regulations relating to Environmental Releases or threatened
               Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, presence, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

               (iii) "ENVIRONMENTAL RELEASE" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater; and

               (iv) "HAZARDOUS MATERIALS" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above regulated levels and radon gas; and (B) any chemicals, materials or substances which as of the date hereof are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which as of the date hereof is prohibited, limited or regulated by any governmental authority.

2.35 VOTE REQUIRED . The affirmative vote of the holders of at least a majority of the outstanding shares of Company Capital Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's stock necessary to approve the Merger and this Agreement.

2.36 NO PENDING TRANSACTIONS . Except for the Merger and other transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking or commitment with any person that could result in (i) the sale, merger, consolidation or recapitalization of the Company, (ii) the sale of all or substantially all of the assets of the Company, or (iii) a change of control of more than ten percent (10%) of the outstanding capital stock of the Company.

2.37 YEAR 2000 . Except as set forth in Section 2.37 of the Company Disclosure Letter, (i) all functions including, without limitation, date-reliant (which includes year-reliant) functions of the information and business systems of the Company (collectively, the "SYSTEMS") are capable of continuing to operate up to, during and after the Year 2000, (ii) neither the performance nor functionality of the Systems will be affected by any changes to the field configuration which contains the date information within any part of the System caused by the advent of the year 2000, and (iii) the Systems will perform consistent with past


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performance and there shall be no faults in the processing of dates and date-dependent information or data including, without limitation, in calculations, comparisons and sequencing of information or data, except, in each case, such failures to operate or perform that could not reasonably be expected to have a Material Adverse Effect. Section 2.37 of the Company Disclosure Letter sets forth, with respect to any exception, the nature of such exception in detail, including the nature of the problem, the nature of the steps undertaken and planned, and the Company's good faith estimate of the cost to correct such problem and its projection of a date for project completion.

2.38 PROXY STATEMENT . The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "COMPANY SHAREHOLDERS' MEETING") (such proxy statement as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to the Company's shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly supplement the Proxy Statement and send such supplement to the Company's shareholders and Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

2.39 BOARD APPROVAL . The Board of Directors of the Company, has, on or prior to the date hereof, approved this Agreement, the Merger and the other transactions contemplated hereby.

2.40 FAIRNESS OPINION . The Board of Directors of the Company has received a written opinion from Sutter Securities Incorporated, dated no later than the date hereof, that, as of the date of this Agreement, the Merger Consideration is fair to the Company's shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

2.41 BROKERS' AND FINDERS' FEES . The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except for a fee due to Legg Mason Wood Walker Incorporated pursuant to an agreement, a true, complete and correct copy of which has been provided to Parent (the


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"ENGAGEMENT LETTER") and for a fee due to Sutter Securities Incorporated in
connection with the delivery of a fairness opinion pursuant to Section 2.40.

2.42 ACCSCT AND DOE MATTERS. Set forth in Section 2.42 of the Company Disclosure Letter is a true and correct copy of the Company's calculation of the cash, cash equivalents and the financial responsibility composite ratio.

         3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

3.1 ORGANIZATION OF PARENT/MERGER SUB . Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. In this Agreement, the term "MATERIAL ADVERSE EFFECT" used in reference to the Parent means any event, change, circumstance, condition or effect which, when considered with all other events, changes, circumstances, conditions or effects, has, or any development that would reasonably be expected to have, a material adverse effect on the results of operations, financial condition, assets, liabilities, business or prospects of Parent and its subsidiaries, taken as a whole, other than general changes in economic conditions or the educational services industry, each considered alone without regard to any other effects, changes, events, circumstances or conditions, and other than any adverse change, event or effect that is demonstrated by Parent to be primarily caused by the pendency of the Merger or the transactions contemplated hereby. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the company power to carry on its business as now being conducted.


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3.2            AUTHORITY; NO CONFLICT .

         (a) Parent and Merger Sub have all requisite corporate and company power and authority, respectively, to enter into this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate and company action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

         (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any (i) provision of the Certificate of Incorporation or Bylaws of Parent or the Articles of Organization or Operating Agreement of Merger Sub, (ii) any mortgage, indenture, lease, contract or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or the assets of Parent or Merger Sub is bound, except for any such conflict, violation, default, right or loss which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub, or their respective assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental/Regulatory Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Agreement of Merger with the California Secretary of State and the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of a Form 8-K with the SEC, (iv) approval by California Department of Consumer Affairs and the DOE and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or


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         made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent or Merger Sub to consummate the Merger and other transactions contemplated hereby.

3.3 LITIGATION. As of the date hereof, there are no actions, suits, claims, litigation or proceedings pending or, to the knowledge of Parent or Merger Sub, threatened, against Parent or its Subsidiaries by any person which question the legality, validity or consummation of the Merger and the other transactions contemplated by this Agreement or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

3.4 SUFFICIENT FUNDS. Parent has, and will have at the Effective Time, possession of, or has, and will have at the Effective Time, available to it under existing lines of credit, sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, including payment of the Merger Consideration and all related costs and expenses and will cause Merger Sub to have sufficient funds available to consummate the Merger and the transactions contemplated hereby.

3.5 BOARD APPROVAL . The Board of Directors of Parent and the Manager of Merger Sub have, as of the date hereof, approved this Agreement and the Merger.

3.6 BROKERS' AND FINDERS' FEES . Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

3.7 OPERATIONS OF MERGER SUB . Merger Sub is an indirect, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and other transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.8 INFORMATION SUPPLIED . The information with respect to Parent or Merger Sub that Parent furnishes to the Company in writing for use in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Parent or Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in a supplement to the Proxy Statement, the Parent shall promptly notify the Company and send all relevant information to the Company.


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3.9            AGREEMENTS WITH SHAREHOLDERS . Parent has provided the Company with true and complete copies, or otherwise informed the Company with written summaries, of all agreements, arrangements, contracts, binding commitments or oral understandings between Parent or Merger Sub and any shareholder of the Company, as amended to date.

4. CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company agrees, except as set forth in Section 4 of the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay timely its debts and Taxes, subject to good faith disputes over such debts or taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence not in the ordinary course of business of the Company. Except as expressly provided for by this Agreement or as set forth on the Company Disclosure Letter, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

         (a) Except as required by the Company Plans, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated by Section 1.9 of this Agreement;

         (b) Enter into any partnership agreements, joint development agreements or strategic alliance agreements;

         (c) Increase the pay or other compensation or grant any severance or termination pay (i) to any executive officer or director or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Company's policies and past practices or pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in
         Section 2.16 of the Company Disclosure Letter;


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         (d) Except as set forth in Section 4(d) of the Company Disclosure
         Letter, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property or Curricula;

         (e) Commence any litigation other than (i) for the routine collection of bills, or (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

         (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

         (g) Redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

         (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company stock options outstanding as of the date of this Agreement;

         (i) Cause, permit or propose any amendments to the Company's Articles or Company Bylaws, or amend any Material Contract;

         (j) Except as permitted under Section 5.16 of this Agreement, sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice, or liquidate, in whole or in part;

         (k) Incur any indebtedness for borrowed money in excess of $250,000 (in the aggregate) (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue


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         or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

         (l) Adopt or amend any Company Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract not in the ordinary course of business which would be a Material Contract pursuant to Section 2.16 (b) of this Agreement or the payment of any special bonus or special remuneration to any director or employee, other than bonuses reflected on the Company Balance Sheet;

         (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or waiving any right of material value;

         (n) Commence any operations in connection with the Company's properties in New Orleans, Louisiana;

         (o) Pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $150,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company June 30th Financials (or the notes thereto);

         (p) Make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (q) Except as permitted under Section 5.16 of this Agreement, enter into any Material Contract other than in the usual, regular and ordinary course of business consistent with past practices and policies;

         (r) Amend or terminate any of the Company's insurance policies;


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         (s) Except as set forth in Section 4(s) of the Company Disclosure
         Letter, make any changes with respect to the tuition, fees, program duration or Curricula of any of the programs offered by the School, including, without limitation, implementing any foreign exchange student programs;

         (t) Take any action with respect to the establishment or development of additional locations offering the School's College of Food programs, except with respect to the Garden Grove campus;

         (u) Take any action with respect to the Computer Rollout;

         (v) Hire, fire (other than for cause) or change the responsibilities or work location of any employee or prospective employee whose annual compensation is greater than $75,000 and whose employment cannot be terminated by the Company on thirty days notice without liability; or

                  (w) Enter into an agreement, agree to pay or cause to be paid any fees for expenses of, discharge any debts to the Company owing from or release or discharge any claims of the Company against any of the individuals listed in Section 4(w) of the Company Disclosure Letter or such individuals' affiliates, in connection with this Agreement or the transactions contemplated hereby.

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (w) above, or any other action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3, not to be satisfied.


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5.             ADDITIONAL AGREEMENTS

5.1 COMPANY DISCLOSURE LETTER . The Company has delivered to Parent the Company Disclosure Letter as provided in Article 2. The Company Disclosure Letter shall be signed by the Chief Executive Officer and Chief Financial Officer and Secretary of the Company and shall state that such Company Disclosure Letter is the Company Disclosure Letter referred to in this Agreement. The Company Disclosure Letter is deemed to constitute an integral part of this Agreement and to modify, as specified, the representations, warranties, covenants or agreements of the Company contained in this Agreement.

5.2 PROXY STATEMENT . As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the Securities and Exchange Commission, the Proxy Statement. The Proxy Statement shall include the fairness opinion of Legg Mason Wood Walker, Incorporated, referred to in Section 2.41 and shall conform to the requirements of Section 2.39.

5.3 MEETING OF SHAREHOLDERS . Promptly after the date hereof, the Company shall take all action necessary in accordance with the California Law and the Company Articles and Company Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable for the purpose of voting upon approval of the principal terms of this Agreement and the Merger. The Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit from its shareholders proxies in favor of the approval of the principal terms of this Agreement and the Merger, and use its best efforts to obtain, such approval, subject to the fiduciary duties of the Company's directors under California Law.

5.4 ACCESS TO INFORMATION . The Company shall afford the Parent and its employees, accountants, legal counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business to inspect, investigate and audit the contracts, operations and business of the Company including, without limitation, providing financial aid/regulatory information, providing access to regulatory compliance materials, conducting a management information systems/Year 2000 audit and providing access to accounting systems and audit controls. Parent and its representatives will conduct the inspection and investigation in a reasonable manner during normal business hours. The Company agrees to use its commercially reasonable efforts to promptly and completely provide all disclosures requested by Parent or its representatives. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.


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5.5            NO SOLICITATION .

         (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit its officers, directors, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly,
         (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "ACQUISITION PROPOSAL" shall mean any proposal relating to a possible (i) merger, consolidation or similar transaction involving the Company or any subsidiary of Company,
         (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Company or any subsidiary of the Company representing, in the aggregate, 20% or more of the assets of Company on a consolidated basis, (iii) issuance, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Company, (iv) transaction with the Company in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of Company Capital Stock, (v) liquidation, dissolution, or other similar type of transaction with respect to Company or any subsidiary of Company or (vi) transaction with the Company which is similar in form, substance or purpose to any of the foregoing transactions, provided, however, that the term Acquisition Proposal shall not include the Merger and the transactions contemplated thereby. The Company will and will cause all its Affiliates to immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this
         Section 5.5, the term "AFFILIATE" shall mean, in relation to the Company, any entity directly or indirectly controlling, controlled by or under common control with the Company; PROVIDED, HOWEVER, that the term Affiliate shall exclude any of Theodore G. Crocker, Thomas C. Green or William Demar, or any entity directly or indirectly controlled by any of the foregoing.

         (b) Notwithstanding the provisions of Section 5.5(a) above, if a corporation, limited liability company, limited liability partnership, partnership, person or other


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         entity or group (a "THIRD PARTY") after the date of this Agreement submits to the Company's Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and the Company's Board of Directors reasonably determines in good faith, after receipt of written advice from outside legal counsel that the failure to engage in discussions with the Third Party concerning such Acquisition Proposal would cause the Company's Board of Directors to breach its fiduciary duties to the Company and its shareholders, and after consultation with Sutter Securities Incorporated, or any other nationally recognized investment bank, then, in such case, (i) the Company may (x) furnish information about its business, properties and assets to the Third Party under protection of an appropriate confidentiality agreement and (y) negotiate and participate in discussions and negotiations with such Third Party and (ii) if the Company's Board of Directors determines that such an Acquisition Proposal is a Superior Proposal (as defined below), the Company's Board of Directors may (subject to the provisions of this Section 5.5(c)) (x) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or
         (y) terminate this Agreement, in each case, at any time after the fifth business day following delivery of written notice to Parent (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Company's Board of Directors has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence if, and only if, an Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any improved proposal submitted by Parent, considered in good faith by the Company, prior to the expiration of the five business day period specified in the preceding sentence. The Company shall provide Parent with a final written notice, at least twenty-four
         (24) hours, before accepting any Superior Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which the Company's Board of Directors determines (based on the written advice of a financial advisor of nationally recognized reputation, including, without limitation, Sutter Securities Incorporated) are more favorable to the Company's shareholders from a financial point of view than the Merger (or other proposal submitted by Parent as contemplated above), after consultation with its outside legal counsel. Nothing contained herein shall prohibit the Company from taking, and disclosing to its shareholders, a position required by Rule 14d-9(e) under the Exchange Act prior to the fifth business day following Parent's receipt of a Notice of Superior Proposal, provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal.

         (c) The Company will notify Parent within 24 hours if (i) a bona fide Acquisition Proposal is made or is modified in any respect (including the principal terms and conditions of any such Acquisition Proposal or modification thereto and the


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         identity of the offeror) or (ii) the Company furnishes non-public information to, or enters into discussions or negotiations with respect to an Acquisition Proposal with, any Third Party.

         (d) It is understood and agreed that, without limitation of the Company's obligations hereunder, any violation of this Section 5.5 by any director, officer, Affiliate, investment bank, financial advisor, accountant, attorney or other advisor or representative of the Company, whether or not such person or entity is purporting to act on behalf of the Company, shall be deemed to be a breach of this
         Section 5.5 by the Company. The Company agrees that, as of the date hereof, it, its Affiliates and their respective directors, officers, employees, agents and representatives, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Third Party (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Proposal.

5.6            EXPENSES .

         (a) Except as set forth in Section 5.6(b) and Section 5.7, all fees and expenses incurred in connection with this Agreement, the Merger and any other transaction contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article 5, the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

5.7            BREAK-UP FEE .

         (a) If this Agreement is terminated pursuant to Section 7.1(b)(ii), 7.1(b)(iii) or 7.1(b)(iv), 7.1(b)(i) as a result of any willful breach by the Company of any representation, warranty, covenant or agreement of the Company set forth in this Agreement (a "QUALIFYING SECTION 7.1(b)(i) TERMINATION "), Section 7.1(c)(ii) or Section 7.1(d)(iii) and Parent is not then in breach of this Agreement (taking into account any cure periods), then the Company shall (i) on the date specified in the proviso to this sentence in the case of a termination of this Agreement pursuant to Section 7.1(d)(iii) or (ii) simultaneously with a termination of this Agreement in the case of a termination of this Agreement as a result of a Qualifying Section 7.1(b)(i) Termination or pursuant to Section 7.1(b)(ii), 7.1(b)(iii) or 7.1(b)(iv) or 7.1(c)(ii), pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) a break-up fee of (x) $500,000 plus the reimbursement of all of Parent's


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         Expenses, in the event of a Qualifying Section 7.1(b)(i)
         Termination, or (y) $1,250,000 plus all of Parent's Expenses, in the event of a termination pursuant to Section 7.1(b)(ii), 7.1(b)(iii), 7.1(b)(iv), 7.1(c)(ii) or 7.1(d)(iii); provided, however, that the Company shall not be obligated to pay such fee to the Parent if this Agreement is terminated pursuant to Section 7.1(d)(iii) unless and until (I) at the time of the Company Shareholders' Meeting the Company has received a bona fide Acquisition Proposal or a Third Party has made or has publicly announced its intention to make a bona fide Acquisition Proposal and (II) within twelve months after the termination of this Agreement an Acquisition Proposal is consummated by the Company with any Third Party.

         (a) "EXPENSES" shall mean all of the reasonable out-of-pocket expenses of Parent, including, but not limited to, attorneys' fees, accounting fees, filing fees and fees and expenses of financial advisors, in each case incurred in connection with this Agreement and the Merger, provided, however, that Parent shall have provided reasonable supporting documentation (such as invoices and receipts) to the Company for such Expenses; and provided further, that in no event shall the aggregate amount of Expenses payable by the Company pursuant to this
         Section 5.7 exceed $250,000.

5.8 PUBLIC DISCLOSURE . Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market (but such party shall use its reasonable best efforts to consult with the other party as to all such public announcements).

5.9 AUDITORS' LETTERS . The Company shall use its reasonable efforts to cause to be delivered to the Company (with a copy to Parent) a letter of Rooney Ida Nolt & Ahern, independent auditors to the Company, dated a date within two business days before the date on which the Proxy Statement is first mailed to the Company stockholders, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with Securities and Exchange Commission filings similar to the Proxy Statement.

5.10 REGULATORY REQUIREMENTS . The Company will (a) cooperate with Parent to take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to solicit input from Governmental/Regulatory Entities regarding the process of obtaining regulatory, Accrediting Body approvals and DOE approvals, obtain all regulatory, Accrediting Body approvals and DOE approvals, make all filings with and give all notices to Governmental/Regulatory Entities, and obtain all licenses required of the Company to


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consummate the Merger and other transactions contemplated hereby, including without limitation those described in the Company Disclosure Letter, (b) provide such other information and communications to such Governmental/Regulatory Entities or other persons as Parent or such Governmental/Regulatory Entities may request and (c) cooperate with Parent as promptly as practicable in obtaining all regulatory, Accrediting Body approvals and DOE approvals, making all filings with and giving all notices to Governmental/Regulatory Entities and obtaining all licenses required of Parent to consummate the Merger and other transactions contemplated hereby. The Company will provide prompt notification to Parent when any such regulatory, Accrediting Body or DOE approval or license referred to in clause
(a) above is obtained, taken, made or given, as applicable, and will promptly advise Parent of any communications (and promptly provide copies of any such communications that are in writing or filings) with any Governmental/Regulatory Entity regarding the Merger or any of the transactions contemplated by this Agreement. The Company and Parent will (i) take all reasonable actions necessary to file as soon as practicable, notifications under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) request early termination of the applicable waiting period.

5.11 LEGAL REQUIREMENTS . Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the Merger and other transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental/Regulatory Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the Merger and other transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental/Regulatory Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement. The obligations of Parent under this Section 5.11 with respect to the HSR Act shall not require Parent to obtain or attempt to obtain any such waiver, permit, consent, approval or authorization if obtaining such waiver, permit, consent, approval or authorization would require disposition of any assets of Parent.

5.12 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES . Each of the parties to this Agreement shall each use its reasonable commercial efforts to effectuate the Merger and other transactions contemplated hereby as expeditiously as reasonably practicable and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including


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promptly making their respective filings required and the resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated hereby.

5.13           INDEMNIFICATION .

               (a) For six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless (and advance expenses to) all past and present officers, directors and employees of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to any agreements between the Company and any such person and the Company's Certificate of Incorporation and By-Laws, for any expenses, liabilities and losses (including reasonable attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred in connection with any claims, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions occurring at or prior to the Effective Time (other than any acts or omission related to violations of Section 4(w)), and shall obtain, or continue the existing, Director and Officer Insurance for a period of six years after the Effective Date with substantially the same coverage as provided on the Effective Time provided, however, that the Parent and the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the aggregate annualized premiums paid by the Company in 1999 (the "MAXIMUM AMOUNT"); provided, further, that if the Surviving Corporation is unable to obtain the insurance required by this Section 5.13 (a) it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount. In the event of any dispute regarding whether a director, officer or employee has met the standards of conduct set forth therein, such question shall be conclusively determined by the opinion of reputable disinterested legal counsel selected by the Company's Board of Directors. Any heirs or legal representatives entitled to the benefits of such indemnification shall be deemed express third party beneficiaries of this Section 5.13.

               (b) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.


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               (c) The rights of each indemnified person under this Section
         5.13 shall be in addition to any rights such person may have under any indemnification contract between such indemnified person and the Company, the Company Articles or Company Bylaws, or under California Law or any other applicable laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each indemnified person (and such person's heirs and legal representatives) as intended third party beneficiaries of this
         Section 5.13.

5.14 NOTIFICATION . Between the date of this Agreement and the Effective Time, each party will promptly notify the other party in writing if such party becomes aware of any development, fact or condition that causes or constitutes a breach of any agreement or covenant under this Agreement applicable to such party or of such party's representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.15 COOPERATION REGARDING POST-SIGNING OPERATIONS . After the execution of this Agreement, the Company shall cooperate with the Parent in developing post-Closing transition policies with respect to management information systems, marketing, admissions, personnel, outsourcing, operations, regulatory matters and accounting, including, without limitation, meeting regularly (at such times as shall be mutually agreed upon by the Company and Parent) with on-site transition teams of Parent with respect to marketing, management information systems, regulatory matters and accounting, in accordance with Section 5.15 of the Company Disclosure Letter.

5.16 NEW ORLEANS PROJECT . The Company shall not take any action whatsoever, including, without limitation, preparations for the commencement of operations, signing contracts, making capital expenditures and hiring personnel in connection with the Company's properties in New Orleans, Louisiana (the "NEW ORLEANS Property"), except actions regarding the sale of the New Orleans Property for not less than $3.1 million, and the Company shall use its commercially reasonable efforts to complete such sale prior to the Closing Date; provided any such actions shall be subject to the prior written approval of Parent, which approval shall not unreasonably be withheld. The Company shall promptly provide Parent with all material documents relating to the negotiation and sale of the New Orleans Property.

5.17 TERMINATION OF 401(K) PLAN . Prior to the Closing Date, the Company's Board of Directors shall adopt a resolution freezing and terminating each Company Plan (as defined in Section 2.28(c)) which contains a cash or deferred arrangement subject to Section 401(k) of the Code. As soon as practical after the Closing, Parent may cause the terminated


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Company Plan to be filed with the Internal Revenue Service for a favorable determination letter and shall take such other steps as it deems necessary in its sole discretion with respect to the terminated Company Plan. Parent agrees that it shall assume and be solely responsible for any obligations under COBRA (as defined in Section 2.28(e)) associated with applicable Company Plans.)

5.18 OPTION AGREEMENT . Prior to the Closing Date, Parent shall have received Option Agreements, in the form attached as EXHIBIT A hereto from each of Theodore G. Crocker, Thomas C. Green and William DeMar.

5.19 EMPLOYEE MATTERS . Following the Effective Time and until the third anniversary thereof, Parent shall cause employees of the Company immediately preceding the Effective Time ( "COMPANY EMPLOYEES") to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans provided by Parent to employees of its other schools. Parent shall cause service with the Company to be recognized as services for purposes of all employee benefit plans and compensation arrangements applicable to Company Employees after the Effective Time, to the extent such service is credited under comparable plans and arrangements of the Parent's other schools.

5.20 REAL ESTATE DELIVERIES . The Company shall use commercially reasonably efforts to deliver to Parent at least ten (10) days prior to the Closing, the following with respect to each of the Leases: (i) an estoppel, consent and amendment agreement from each of the landlords, joined by the tenant thereof, in the form attached hereto as Exhibit B and (ii) a subordination, nondisturbance and attornment agreement from each mortgagee or trustee under a deed of trust or underlying or ground lessor in the form attached hereto as Exhibit C. Additionally, the Company shall deliver to Parent within 30 days after the date hereof, at no cost to Parent, with respect to the Owned Real Estate (if such Owned Real Estate is still owned by the Company at the Closing Date) and the Rental Real Estate (i) an ALTA survey dated not earlier than one year from the date of this Agreement and
(ii) a fully paid for title insurance commitment from Chicago Title Insurance Company insuring the Owned Real Estate (if such Owned Real Estate is still owned by the Company at the Closing Date) and in the amount of its current market value, and the leasehold estate for each Leased Real Estate in the amount of $3,000,000 showing no exceptions to title reasonably objected to by Parent, and including the following endorsements: access, zoning 3.1 issuing compliance with land use regulations and the continued use for the purpose use without authorization requirements, and coverage over the general policy exceptions.

5.21 MARKETING MATTERS . The Company shall maintain its marketing expenditures to the extent set forth in the Company's marketing budget attached hereto as Section 5.21 of the Company Disclosure Letter.


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5.22           ADMISSIONS TRAINING . Parent shall provide to the Company, at no cost, admissions training personnel to train the Company's admission staff in connection with the Company's admissions policies and procedures, and the Company agrees that all of its admissions personnel shall participate in such training; provided, however, that such training shall not interrupt the operations of the Company

5.23 ACCSCT AND DOE MATTERS . Parent and Merger Sub shall cooperate with the Company to provide all reasonably requested information and use all reasonable efforts to obtain ACCSCT and DOE approvals necessary to consummate the Merger and the renewal of ACCSCT accreditation including, but not limited to, providing financial assistance to the Company not to exceed $2,500,000 in the form of a letter of credit or other financial commitment to be posted after the Effective Time and all financial information, financial statements or other documentation reasonably necessary to demonstrate to ACCSCT or the DOE, or otherwise ensure, the Company's post-Closing compliance with financial stability and responsibility requirements.

5.24 SEVERANCE AGREEMENTS . Parent shall honor, or cause the Surviving Corporation to honor, all severance agreements and employment agreements with the Company's directors, officers and employees which are listed in Section 2.16 of the Company Disclosure Letter (the "SEVERANCE AGREEMENTS"). Parent acknowledges that the consummation of the Merger constitutes a "triggering event" for the Severance Agreement with Keith Keogh and a "sale of the Company" under each of the other Severance Agreements. Parent agrees to pay, or cause the Surviving Corporation to pay, promptly following the Effective Time, the specified severance amounts to the specified persons as set forth on Section 2.16 of the Company Disclosure Letter if due or payable. Nothing herein is intended to modify or amend the Severance Agreements other than to specify the time of, and responsibility for, payment of such severance payments. The Company agrees that such amounts listed on Section 2.16 of the Company Disclosure Letter are the only payments due to the specified persons under such Severance Agreements.

6.             CONDITIONS

6.1            CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER .
The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) SHAREHOLDER APPROVAL. The principal terms of this Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the shareholders of the Company.


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         (b) PROXY STATEMENT. The Company shall have cleared all of the
         Securities and Exchange Commission's comments to the Proxy Statement. No proceeding preventing distribution of the Proxy Statement or any part thereof shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

         (c) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (d) HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (e) GOVERNMENTAL/REGULATORY CONSENTS. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental/Regulatory Entity required by or with respect to the Company, Parent or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby shall have been obtained or made, except for (i) approval from the DOE and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Material Adverse Effect on the Parent or materially impair the Company's, Parent's or Merger Sub's ability to consummate the Merger.

6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY . The obligations of the Company to consummate and effect this Agreement and the Merger and other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

         (a)               REPRESENTATIONS AND WARRANTIES.

                                    (i) The representations and warranties of
                           Parent set forth in this Agreement that are qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and


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                           warranties expressly speak as of an earlier date),
                           except for changes contemplated or permitted by this Agreement;

                                    (ii) The representations and warranties of
                           Parent that are not qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement; and

                                    (iii) The Company shall have received a
                           certificate to the foregoing effect signed on behalf of Parent by the President or Chief Financial Officer of Parent.

         (a) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to the foregoing effect signed by the President or Chief Financial Officer of Parent.

         (a) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent.

6.3           ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB.
The obligations of Parent and Merger Sub to consummate and effect this Agreement and the Merger and other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

         (a)               REPRESENTATIONS AND WARRANTIES.

                  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement;


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                  (i) The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date), except for changes contemplated or permitted by this Agreement; and

                  (i) Parent and Merger Sub shall have received a certificate to the foregoing effect signed on behalf of the Company by the President and Chief Financial Officer of the Company.

         (b) AGREEMENT AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to the foregoing effect signed by the President and Chief Financial Officer of the Company.

         (c) THIRD PARTY CONSENTS. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all Material Contracts of the Company and for the Company to consummate the Merger and other transactions contemplated hereby, including, without limitation, the approval of the California Department of Consumer Affairs and any other applicable California Governmental/Regulatory Entities, except (1) approval from the DOE and (2) where the failure to receive such consents, assignments, waivers, authorizations or certificates would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         (d) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company.

         (e) ACCSCT ACCREDITATION. The School shall have had the renewal of its accreditation approved by ACCSCT and no "show cause" order shall be outstanding.

7.             TERMINATION, AMENDMENT AND WAIVER

7.1 TERMINATION . This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a)               by mutual written consent of the Company and Parent;


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         (b)               by Parent if:

                  (i) there has been a breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within twenty (20) days after written notice to the Company (PROVIDED, that Parent is not in material breach of the terms of this Agreement; and PROVIDED FURTHER, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or
                  Section 6.3(b), as the case may be, will not be satisfied;

                  (ii) the Board of Directors of the Company (A) adversely amends, withholds or withdraws its recommendation of the Merger or (B) shall have resolved or publicly announced its intention to recommend an agreement with respect to an Acquisition Proposal;

                  (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Capital Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent of an affiliate thereof) and the Board of Directors of Company shall, notwithstanding its obligations hereunder, have (x) recommended that the shareholders of Company tender their shares in such tender or exchange offer or (y) publicly announced its intention to take no position with respect to such tender offer; or

                  (iv) the Company is in material breach any of the provisions of Section 5.5;

         (c)               by the Company:

                  (i) if there has been a breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and such breach has not been cured within twenty (20) days after written notice to the Parent (PROVIDED, that the Company is not in material breach of the terms of this Agreement; and PROVIDED FURTHER, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied; or

                  (ii) in accordance with Section 5.5(b).


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         (d)               by any party hereto if:

                  (i) there shall be a final, non-appealable order of a Federal or state court in effect preventing consummation of the Merger;

                  (i) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the Merger by any Governmental/Regulatory Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company, or compel Parent to dispose of or hold separately all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or

                  (i) the Company's Shareholders do not approve the Merger at the Company Shareholders' Meeting.

         (e) by any party hereto if the Merger shall not have been consummated by April 26, 2000 (the "Termination Date") provided, however, that either party may extend the Termination Date to any day up to, and including, June 30, 2000 in the event that as of the Termination Date all of the conditions set forth in Section 6 of this Agreement have been satisfied other than approval of the Merger by (i) the California Department of Consumer Affairs or (ii) ACCSCT; provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available (i) to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
         (ii) to the Company or Parent during a cure period provided to the Company under Section 7.1(b)(i) or Parent under Section 7.1(c)(i).

7.2 EFFECT OF TERMINATION . In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.6 and 5.7 and Article 8 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. The exercise by either party of a termination right pursuant to Section 7.1 shall not be deemed a breach of any provision of this Agreement.

7.3 NOTICE OF TERMINATION . Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the


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terminating party to the other parties hereto upon satisfaction of the requirements set forth in Section 7.1.

7.4 AMENDMENT . This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5 EXTENSION; WAIVER . At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Failure of any party to insist on full compliance with each and every representation, warranty, covenant, condition or term shall not create an estoppel.

8.             GENERAL PROVISIONS

8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time.

8.2 NOTICES . All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission (with a copy via regular mail) or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section 8.2 of a change of address :

(a)                        if to Parent or Merger Sub, to:

                                    Career Education Corporation
                                    2800 West Higgins Road
                                    Suite 790
                                    Hoffman Estates, Illinois 60195
                                    Attention:       John M. Larson
                                                     Todd H. Steele
                                    Telecopy No.:  (847) 781-3610

                           with a copy to:


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                                                                EXECUTION COPY

                           Katten Muchin & Zavis
                           525 West Monroe Street
                           Chicago, Illinois
                           Attention:       Lawrence D. Levin, Esq.
                                            David J. Kaufman, Esq.
                           Telecopy No.:  (312) 902-1061

(b)                        if to the Company, to:

                                    California Culinary Academy
                                    625 Polk Street
                                    San Francisco, California 94102
                           Attention:       Chief Executive Officer
                           Telecopy No.:  (415) 775-5129

                           with a copy to:

                           Pillsbury Madison & Sutro LLP
                           Post Office Box 7880
                           San Francisco, California 94120
                           Attention:       Blair W. White
                           Telecopy No.:  (415) 983-1200

8.3 INTERPRETATION . When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. References in this Agreement to "knowledge" shall mean the knowledge of the officers and directors of the Company or Parent, as the case may be.

8.4 COUNTERPARTS . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


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8.5            ENTIRE AGREEMENT . This Agreement and the documents and
instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to Article 1, Section 5.13 and Section 5.24.

8.6 SEVERABILITY . In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 OTHER REMEDIES . Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.8 GOVERNING LAW . This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9 RULES OF CONSTRUCTION . The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 ASSIGNMENT . No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.


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8.11            COMPANY DISCLOSURE LETTER . The Company Disclosure Letter is
part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses and the Company Disclosure Letter shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or an acknowledgment by the Company that such information is material to or outside the ordinary course of business activity of the Company. The specification of any dollar amount in the representations and warranties set forth in this Agreement shall not be deemed to constitute an admission by the Company or otherwise imply that any such amount is material for purposes of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

CAREER EDUCATION CORPORATION           CALIFORNIA CULINARY ACADEMY, INC.


                                       By:          /s/ Keith Keogh
By:        /s/ John M. Larson                 ------------------------------
   -------------------------------     Name:           Keith Keogh
Name:      John M. Larson                     ----------------------------
     -----------------------------     Title: President/Chief Executive Officer
Title:          CEO                           --------------------------------
      ----------------------------


CCA ACQUISITION, LLC



By:   /s/ John M. Larson
   -------------------------------
Name:     John M. Larson
     -----------------------------
Title:        CEO
      ----------------------------


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                                TABLE OF CONTENTS

1.       THE MERGER        1
         1.1      The Merger        1
         1.2      Effective Time    1
         1.3      Effect of the Merger      2
         1.4      Name; Certificate of Incorporation; Bylaws  2
         1.5      Directors and Officers    2
         1.6      Effect on Capital Stock   2
         1.7      Dissenters' Rights        3
         1.8      Surrender of Certificates 3
         1.9      Existing Options  5
         1.10     No Further Ownership Rights in Company Capital Stock 5
         1.11     Lost, Stolen or Destroyed Certificates      5
         1.12     Taking of Necessary Action; Further Action  5

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY        6
         2.1      Organization of the Company        6
         2.2      Company Capital Structure 7
         2.3      Obligations With Respect to Capital Stock   7
         2.4      Voting Debt       7
         2.5      Listing  8
         2.6      Authority; No Conflicts   8
         2.7      SEC Filings; Company Financial Statements   9
         2.8      Accounting Record 10
         2.9      Absence of Certain Changes or Events        10
         2.10     Liabilities       11
         2.11     Taxes    11
         2.12     Restrictions on Business Activities13
         2.13     Absence of Liens and Encumbrances  13
         2.14     Real Estate       14
         2.15     Intellectual Property and Curricula15
         2.16     Agreements, Contracts and Commitments       16
         2.17     No Default        17
         2.18     Compliance with Laws; Licenses     18
         2.19     Recruitment; Admissions Procedures; Attendance Reports        19
         2.20     Cohort Default Rate       20
         2.21     Delivery of Documents     20
         2.22     Student Recruiting        21
         2.23     Control Matters   21


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
         2.24     Financial Assistance Programs      22
         2.25     Litigation        22
         2.26     Insurance         23
         2.27     Labor Matters     23
         2.28     Employee Benefits 23
         2.29     Accreditation and State Licensure/Approval  25
         2.30     Computer Rollout  25
         2.31     Relationships with Related Persons 25
         2.32     State "Anti-Takeover" Statutes     26
         2.33     Change of Control Payments26
         2.34     Environmental Protection  26
         2.35     Vote Required     27
         2.36     No Pending Transactions   27
         2.37     Year 2000         28
         2.38     Proxy Statement   28
         2.39     Board Approval    28
         2.40     Fairness Opinion  28
         2.41     Brokers' and Finders' Fees29
         2.42     ACCSCT and DOE Matters.   29

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
                  29
         3.1      Organization of Parent/Merger Sub  29
         3.2      Authority; No Conflict    30
         3.3      Litigation.       31
         3.4      Sufficient Funds. 31
         3.5      Board Approval    31
         3.6      Brokers' and Finders' Fees31
         3.7      Operations of Merger Sub  31
         3.8      Information Supplied      31
         3.9      Agreements with Shareholders       31

4.       CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME
                  32

5.       ADDITIONAL AGREEMENTS      35
         5.1      Company Disclosure Letter 35
         5.2      Proxy Statement   35
         5.3      Meeting of Shareholders   35
         5.4      Access to Information     36
         5.5      No Solicitation   36


                                        A-ii



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                                                                EXECUTION COPY
         5.6      Expenses 38
         5.7      Break-Up Fee      38
         5.8      Public Disclosure 39
         5.9      Auditors' Letters 39
         5.10     Regulatory Requirements   40
         5.11     Legal Requirements        40
         5.12     Reasonable Commercial Efforts and Further Assurances 41
         5.13     Indemnification   41
         5.14     Notification      42
         5.15     Cooperation Regarding Post-Signing Operations        42
         5.16     New Orleans Project       42
         5.17     Termination of 401(k) Plan42
         5.18     Option Agreement  43
         5.19     Employee Matters  43
         5.20     Real Estate Deliveries    43
         5.21     Marketing Matters 43
         5.22     Admissions Training       43
         5.23     ACCSCT and DOE Matters    44
         5.24     Severance Agreements      44

6.       CONDITIONS        44
         6.1      Conditions to Obligations of Each Party to Effect the Merger  44
         6.2      Additional Conditions to Obligations of The Company  45
         6.3      Additional Conditions to Obligations of Parent and Merger Sub 46

7.       TERMINATION, AMENDMENT AND WAIVER  47
         7.1      Termination       47
         7.2      Effect of Termination     49
         7.3      Notice of Termination     49
         7.4      Amendment         49
         7.5      Extension; Waiver 49

8.       GENERAL PROVISIONS         50
         8.1      Non-Survival of Representations and Warranties.      50
         8.2      Notices  50
         8.3      Interpretation    51
         8.4      Counterparts      51
         8.5      Entire Agreement  51
         8.6      Severability      51
         8.7      Other Remedies    52
         8.8      Governing Law     52
         8.9      Rules of Construction     52


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                                                                EXECUTION COPY
         8.10     Assignment        52
         8.11     Company Disclosure Letter 52


                  "1992 Plan"       7
"1997 Plan"       7
"1998 Plan"       7
"Accrediting Body"         8
"ACCSCT"          19
"ACFEI"           19
"Acquisition Proposal"     36, 37
"Affiliate"       37
"Agreement of Merger"      1
"Agreement"       1
"California Law"  1
"Certificate of Merger"    1
"Certificates"    4
"Closing Date"    2
"Closing"         2
"COBRA"           25
"Code"            12
"Company Articles"         2
"Company Balance Sheet."   10
"Company Bylaws"  2
"Company Capital Stock"    2
"Company Disclosure Letter"         6
"Company Employees"        43
"Company Financials"       9
"Company June 30th Financials"      10
"Company Option Plans."    7
"Company Plan"    24
"Company Preferred Stock"  7
"Company SEC Reports."     9
"Company Shareholders' Meeting"     28
"Company"         1
"Computer Rollout"         25
"Curricula"       16
"Delaware Law"    1
"DOE"             19
"Effective Time"  2
"Engagement Letter"        29
"Environmental Claim"      26
"Environmental Laws"       27

                            GLOSSARY OF DEFINED TERMS
"Environmental Release"    27
"ERISA Affiliate" 24
"ERISA"           24
"Exchange Act"    9
"Existing Option" 5
"Expenses"        39
"Family"          25
"Financial Assistance"     22
"Governmental/Regulatory Entity"    9
"Hazardous Materials"      27
"HIPAA"           25
"HSR Act"         9
"Intellectual Property"    16
"Leases"          14
"Licenses"        18
"Material Adverse Effect"  6, 29
"Material Contract"        16
"Maximum Amount"  41
"Merger Consideration"     3
"Merger Sub"      1
"Merger"          1
"multiemployer plan"       24
"New Orleans Property"     42
"Notice of Superior Proposal"       37
"Owned Real Estate"        14
"Parent"          1
"Paying Agent"    3
"Payment Fund"    3
"pension plan"    24
"Permitted Liens" 14
"Policy Guidelines"        19
"Proxy Statement" 28
"Qualifying Section 7.1(b)(i) Termination"  38
"Real Estate"     15
"Related Persons" 25
"Rental Real Estate"       14
"Returns"         11
"School"          6
"Securities Act"  9
"Severance Agreements"     44
"Superior Proposal"        37
"Surviving Company."       1

                         GLOSSARY OF DEFINED TERMS
"Systems"         28
"Tax Agreement"   11
"Tax" or "Taxes"  11
"Third Party"     37
"Title IV Program"         18
"Title IV"        18
"United States Real Property Holding Corporation"    13

                                                                         ANNEX B



                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "AGREEMENT") dated as of December 6, 1999 is by and between Career Education Corporation, a Delaware corporation (the "ACQUIROR"), and the other parties signatory hereto (each a "SHAREHOLDER").

                                    RECITALS

         Acquiror, CCA Acquisition, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Acquiror ("ACQUISITION SUB"), and California Culinary Academy, Inc., a California corporation (the "COMPANY"), are negotiating an Agreement and Plan of Merger (as such agreement may be executed and amended from time to time, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), a draft of which has been circulated to the parties, pursuant to which (and subject to the terms and conditions specified therein) the Acquisition Sub will be merged with and into the Company (the "MERGER"), whereby each share of common stock, no par value, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the effective time will be converted into the right to receive the Merger Consideration, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Acquiror and (ii) Dissenting Shares.

         As a condition to Acquiror's negotiating and entering into the Merger Agreement, Acquiror requires that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement with Acquiror.

                                    AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

         1. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder hereby severally and not jointly represents and warrants to Acquiror as follows:

                  (a) OWNERSHIP OF SHARES. (i) Such Shareholder is either (a) the record holder or beneficial owner, either alone or with such Shareholder's spouse, of the number of or (b) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "TRUSTEE") of shares of Company Common Stock as is set forth opposite such Shareholder's name on Schedule I hereto (such shares shall constitute the "EXISTING SHARES", and together with any shares of Company Common Stock acquired of record or beneficially by such Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, shall constitute the "SHARES").

                                    (ii) On the date hereof, the Existing Shares
                           set forth opposite such Shareholder's name on
                           Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Shareholder. Such Shareholder does not have record or beneficial ownership of any Shares not set forth on Schedule I hereto.

                                    (iii) Such Shareholder has sole power, or
                           shared power with such Shareholder's spouse, of disposition with respect to all of the Existing Shares set forth opposite such Shareholder's name on
                           Schedule I and sole power, or shared power with such Shareholder's spouse, to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

                  (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder is bound including, without limitation, any trust agreement, voting agreement, Shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary of or holder of interest in any trust of which a Shareholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms.

                  (c) NO CONFLICTS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), if applicable, and the expiration or termination of any applicable waiting period thereunder, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall
         (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Shareholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

                  (d) LIENS. Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or listed on SCHEDULE 1(d).

                  (e) BROKERS. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder in his or her capacity as such.

                  (f) ACKNOWLEDGMENT. Such Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement with Acquiror.

                  (g) REVIEW OF MERGER AGREEMENT. Such Shareholder (other than Thomas C. Green) has received and reviewed a copy of the Merger Agreement and the Company Disclosure Letter delivered therewith and, to the knowledge of such Shareholder, neither the Merger Agreement or the Company Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact required to be state therein or necessary to make the statements therein not misleading.

         2.       OPTION GRANTED TO ACQUIROR.

                  (a) Each Shareholder, severally and not jointly, hereby grants to Acquiror an irrevocable option to purchase all, but not less than all, of such Shareholder's Shares at any time prior to the termination of the Merger Agreement in accordance with its terms, on the terms and subject to the conditions set forth herein (collectively, with respect to all the Shareholder's Shares, the "ACQUIROR OPTION"), which Acquiror Option shall attach to each Shareholder's Shares and be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

                  (b) If Acquiror wishes to exercise the Acquiror Option, Acquiror shall send a written notice to each Shareholder of its election to exercise the Acquiror Option, any time prior to the Closing, which exercise shall be subject to the fulfillment of the conditions specified in Section 2(e) hereof. The place and date of the closing of the Acquiror Option ("ACQUIROR OPTION CLOSING") shall be the same as the Closing, and the time of the Acquiror Option Closing shall be immediately prior to the Closing.

                  (c) At the Acquiror Option Closing, each Shareholder shall deliver to Acquiror all of such Shareholder's Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to Acquiror or accompanied by stock powers duly executed in favor of Acquiror, with all necessary stock transfer stamps affixed.

                  (d) At the Acquiror Option Closing, Acquiror shall pay to the Shareholders, by wire transfer in immediately available funds to the account of such Shareholders specified in writing no more than one business day prior to the Acquiror Option Closing, an amount equal to the product of the Merger Consideration and the number of Shares purchased pursuant to the exercise of the Acquiror Option.

                  (e) Each of the following conditions must be satisfied at the time the Acquiror Option is exercised and at the time of the Acquiror Option Closing:

                                    (i) no court, arbitrator or governmental
                           body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares pursuant to the exercise of the Acquiror Option;

                                    (ii) any waiting period applicable to the
                           consummation of the purchase and sale of the Shares pursuant to the exercise of the Acquiror Option under the HSR Act shall have expired or been terminated; and

                                    (iii) all of the conditions set forth in
                           Article 6 of the Merger Agreement shall have been satisfied or waived.

         3. CERTAIN COVENANTS OF SHAREHOLDERS. Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

                  (a) NO SOLICITATION. Prior to the termination of the Merger Agreement in accordance with its terms, no Shareholder shall, in its capacity as such, directly or indirectly (including through advisors, agents or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Acquiror, Acquisition Sub or any affiliate thereof) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement). If any Shareholder in its capacity as such receives any such inquiry or proposal, then such Shareholder shall promptly inform Acquiror in writing of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Shareholder, in its capacity as such, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) RESTRICTION ON TRANSFER, PROXIES AND NONINTERFERENCE; RESTRICTION ON WITHDRAWAL. Prior to the termination of the Merger Agreement in accordance with its terms, no Shareholder shall, directly or indirectly:

         (i) except pursuant to the terms of the Merger Agreement and to Acquiror pursuant to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Shareholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee who is or agrees in a writing executed by the Acquiror to become bound by this Agreement; (ii) grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement. For purposes of the Agreement, "PERMITTED TRANSFEREES" means, with respect to a Shareholder, any of the following persons: (a) the spouse of such Shareholder, provided that at all relevant times of determination such Shareholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse; (b) the issue of such Shareholder; (c) any charitable foundation or similar organization founded by such Shareholder; (d) a trust of which there are no principal beneficiaries other than (i) such Shareholder, (ii) such Shareholder's spouse (provided that at all relevant times of determination such Shareholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse),
         (iii) the issue of such Shareholder, or (iv) any charitable foundation or similar organization founded by such Shareholder; (e) the legal representative of such Shareholder in the event such Shareholder becomes mentally incompetent; and (f) the beneficiaries under (i) the will of such Shareholder or the will of such Shareholder's spouse, or
         (ii) a trust described in clause (d) above.

                  (c) WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have. Each Trustee represents that no beneficiary who is a beneficial owner of Shares under any trust has any right of appraisal or right to dissent from the Merger which has not been so waived.

                  (d) NO TERMINATION OR CLOSURE OF TRUSTS. Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Shareholders and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Shareholders who are Trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the termination of the Merger Agreement in accordance with its terms.

                  (e) VOTING OF COMPANY STOCK. Each Shareholder hereby agrees that, prior to the termination of the Merger Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, he will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares, except as otherwise agreed to in writing in advance by the Acquiror in its sole discretion, in favor of any business combination with Acquiror and against the following actions: (a) any Acquisition Proposal (as defined in the Merger Agreement) or (b) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder agrees that he will not enter into any agreement or understanding with any Person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this SECTION 3(e).

                  (f) GRANT OF PROXY; APPOINTMENT OF PROXY. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. Prior to the termination of the Merger Agreement in accordance with its terms, each Shareholder hereby irrevocably grants to, and appoints, Acquiror, or any nominee of Acquiror, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Existing Shares at every annual, special, or adjourned meeting, or grant a consent or approval in respect of the Shares in favor of any business combination proposed by Acquiror, and against the following actions (a) any Acquisition Proposal (as defined in the Merger Agreement) or (b) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact on accordance with this Agreement or the Merger Agreement. Such proxy is irrevocable and the appointment is coupled with an interest in the Shares.

         4. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

         6. STOP TRANSFER. Each Shareholder agrees with, and covenants to, Acquiror that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

         7. TERMINATION. If the Merger Agreement is signed by December 15, 1999, then in the event the Merger Agreement is terminated in accordance with its terms, the obligations set forth in this Agreement shall also terminate. If the Merger Agreement is not signed by December 15, 1999, then the obligations set forth in this Agreement will terminate upon the later to occur of: (a) December 15, 1999; or (b) December 15, 2000, if an Acquisition Proposal is announced or consummated before December 15, 2000.

         8.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Merger Agreement (and the Exhibits and Schedule thereto) (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

                  (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that
         Schedule I may be supplemented by Acquiror by adding the name and other relevant information concerning any Shareholder of the Company who is or agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added Shareholder shall be treated as a "SHAREHOLDER" for all purposes of this Agreement.

                  (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

                  If to the Shareholders:

                         Theodore G. Crocker
                         244 Valhalla Drive
                         Solvang, CA 93463

                         William G. DeMar
                         6 Steuban Bay
                         Alameda, CA 94502

                         Thomas C. Green
                         c/o Thomas Green Securities
                         601 S. Figueroa Street, Suite 2750
                         Los Angeles, CA 90017
                  with a copy to:

                         William E. Waterman, Jr.
                         600 West Ninth Street
                         Suite 1109
                         Los Angeles, CA 90015
                         Fax:     213/891-9335

                  If to Acquiror:

                         Career Education Corporation
                         2800 West Higgins Road, Suite 790
                         Hoffman Estates, IL 60195
                         Attn:    John M. Larson, President and Chief
                                  Executive Officer
                         Fax:     847/781-3610

                  with a copy to:

                         Katten Muchin & Zavis
                         525 West Monroe Street, Suite 1600
                         Chicago, IL 60661-3693
                         Attn:    Lawrence D. Levin
                                  David J. Kaufman
                         Fax:     312/577-8641

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (d) GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

                  (e) COSTS. The parties will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby.

                  (f) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

                  (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

                  (h) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (i) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

                  (j)      DEFINITIONS; CONSTRUCTION.  For purposes of this
                           Agreement:

                                    (i) "BENEFICIALLY OWN" or "BENEFICIAL
                           OWNERSHIP" with respect to any securities shall mean having "BENEFICIAL OWNERSHIP" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
                           Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "GROUP" as described in Section 13(d)(3) of the Exchange Act.

                                    (ii) "PERSON" shall mean an individual,
                           corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                                    (iii) In the event of a stock dividend or
                           distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "SHARES" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In addition, in the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Acquiror's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Acquiror shall receive upon exercise or the Acquiror Option the number and class of shares or other securities or property that the Acquiror would have received in respect of the Shares purchasable upon exercise of the Acquiror Option if the Acquiror Option had been exercised immediately prior to such event. Each Shareholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Acquiror Option.

                  (k) SHAREHOLDER CAPACITY. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Shareholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Shareholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Shareholder's Shares.

                            [SIGNATURE PAGE FOLLOWS]


         IN WITNESS WHEREOF, Acquiror and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.



     /S/ THEODORE G. CROCKER                              CAREER EDUCATION CORPORATION
------------------------------
     Theodore G. Crocker

     /S/ WILLIAM G. DEMAR                                 By:      /S/ JOHN M. LARSON
------------------------------                               -----------------------------------
     William G. DeMar                                           Name:     John M. Larson
                                                                Title:    President and Chief Executive
                                                                           Officer
     /S/ THOMAS C. GREEN
------------------------------
     Thomas C. Green

                                   SCHEDULE I


                            RECORD HOLDER                                  NUMBER OF SHARES
                           ---------------                             ----------------------

Theodore G. Crocker                                                            1,199,348
William G. DeMar                                                                150,935
Thomas C. Green                                                                 177,127


                                  SCHEDULE 1(d)



        RECORD HOLDER              NUMBER OF SHARES                ACCOUNT                    TYPE OF ACCOUNT
-----------------------         --------------------     --------------------------    ------------------------------
Theodore G. Crocker             313,550                  Wells Fargo Bank (Line of     Collateral for lines of credit
                                                         Credit)
                                403,538                  Mid Peninsula Bank (Line of   Collateral for lines of credit
                                                         Credit)
                                200,000                  First National Bank (Line     Collateral for lines of credit
                                                         of Credit)
                                63,550                   Co-America Bank (Line of      Collateral for lines of credit
                                                         Credit)
                                208,408                  Legg Mason                    General margin account
                                3,702                    Piper Jaffray                 General margin account
                                6,600                    Sutro                         Shares unencumbered
            TOTAL               1,199,348
                                =========

        RECORD HOLDER              NUMBER OF SHARES                ACCOUNT                    TYPE OF ACCOUNT
-----------------------         ---------------------    ---------------------------   --------------------------------
William DeMar                   900                      Investec                      General margin account
                                100                      MDG                           General margin account
                                149,935                  Legg Mason                    General margin account
            TOTAL               150,935
                                =======

     RECORD HOLDER                  NUMBER OF SHARES                ACCOUNT                       TYPE OF ACCOUNT
-----------------------         ----------------------   ----------------------------  ---------------------------------
Thomas C. Green                 177,127                  Thomas Green Securities, Inc.      General margin account


                                CONSENT OF SPOUSE

         The undersigned, __________, does hereby certify that: I am the spouse of ___________; I have carefully read the foregoing Option Agreement (the "Agreement") to which this consent is attached relating to the granting of an option with respect to the stock of California Culinary Academy, Inc. (the "CCA STOCK"). I fully and completely understand its meaning and effect; I fully and completely consent to and approve the purposes and wisdom of its provisions and agree to be bound by the terms thereof to the extent that it may affect any community property that I may have together with my spouse or any separate property interest that I may have in the CCA Stock; I agree to be bound by the terms and conditions of said instrument as surviving spouse, heir, devisee or legatee of my spouse, to the extent that my interest may be affected; and I acknowledge that the parties to the Agreement to which this consent is attached are entering into it in reliance on the consent herein given by me. I have been advised of my right to obtain separate counsel.



Dated: ________________                                   _____________________

                                                                         ANNEX C
                   [Sutter Securities Incorporated Letterhead]


                                                                January 10, 2000


Board of Directors
California Culinary Academy, Inc.
625 Polk St.
San Francisco, CA 94102

         Attention:  Keith Keogh, Chief Executive Officer

Dear Sirs:

We understand that California Culinary Academy, Inc. ("California Culinary") intends to enter into a merger with Career Education Corporation pursuant to which shareholders of California Culinary will receive $5.25 per share in cash (the "Transaction").

You have provided us with the Agreement and Plan of Merger among California Culinary, Career Education Corporation and CCA Acquisition, LLC, in substantially final form (the "Merger Agreement").

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the shareholders of California Culinary.

In the course of our analyses for rendering this opinion, we have:

                    1.   reviewed the Merger Agreement;

                    2. reviewed California Culinary's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, its Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 and 1998, and its Quarterly Report on Form 10-Q for the period ended September 30, 1999;

                    3. met with certain members of California Culinary's senior management to discuss its operations, historical financial statements and future prospects;

                    4. visited California Culinary's facilities in San Francisco, California;

                    5. reviewed certain data with respect to the Transaction prepared by Legg Mason Wood Walker Incorporated;

                    6. reviewed the historical market prices and trading volume of the common shares of California Culinary;

                    7. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to California Culinary;

                    8. reviewed data with respect to certain acquisitions of companies which we deemed generally comparable to California Culinary; and

                    9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by California Culinary. We understand that management has not prepared a financial projection for the current fiscal year. We have not assumed any responsibility for the information provided to us and we have further relied upon the assurances of the management of California Culinary that it is unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of California Culinary. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of California Culinary.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of California Culinary and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner for any purpose without our prior consent.

                                Very truly yours,

                                SUTTER SECURITIES INCORPORATED



                                By:      /S/ GIL MATTHEWS
                                   ----------------------------
                                      Senior Managing Director

                                                                         ANNEX D


              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

         Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all the following descriptions:

                  (1) Which were not immediately prior to there organization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on there organization and (A) were not voted in favor of there organization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph),were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

                  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

         Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303,1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4)of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

         Section 1302. Submission of share certificates for endorsement; uncertified securities

         Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

         Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

         (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

         Section 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

         (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares(Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

         Section 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

         (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the shall be assessed or apportioned as the court considers equitable, but, if the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

         Section 1306. Prevention of immediate payment; status as creditors; interest

         To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

         Section 1307.  Dividends on dissenting shares

         Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

         Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

         Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

         Section 1309.  Termination of dissenting share and shareholder status

         Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i)of
Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

         Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.

         If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

         Section 1311.  Exempt shares.

         This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

         Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

         (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision(b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and(2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.